Filed Pursuant to Rule 424(b)(3)
Registration No. 333-141513

PROSPECTUS

MAY 1, 2007

TIAA REAL ESTATE ACCOUNT

A Tax-Deferred Variable Annuity Option Offered by Teachers Insurance and Annuity Association of America

This prospectus tells you about the TIAA Real Estate Account, an investment option offered through individual and group variable annuity contracts issued by TIAA. Please read it carefully before investing and keep it for future reference.

The Real Estate Account, which we refer to sometimes as “the Account” in this prospectus, invests primarily in real estate and real estate-related investments. TIAA, one of the largest and most experienced mortgage and real estate investors in the nation, manages the Account’s assets.

The value of your investment in the Real Estate Account will go up or down depending on how the Account performs and you could lose money. The Account’s performance depends mainly on the value of the Account’s real estate and other real estate-related investments, and the income generated by those investments. The Account’s returns could go down if, for example, real estate values or rental and occupancy rates decrease due to general economic conditions or a weak market for real estate generally. Property operating costs and government regulations, such as zoning or environmental laws, could also affect a property’s profitability. TIAA does not guarantee the investment performance of the Account, and you will bear the entire investment risk. For a detailed discussion of the specific risks of investing in the Account, see “Risks,” page 11.

We take deductions daily from the Account’s net assets for the Account’s operating and investment management expenses. The Account also pays TIAA for bearing mortality and expense risks and for providing a liquidity guarantee. The current estimated annual expense deductions from the Account’s net assets total 0.630%.

The Real Estate Account is designed as an option for retirement and tax-deferred savings plans for employees of nonprofit institutions. TIAA offers the Real Estate Account under the following annuity contracts:

•	RA and GRAs (Retirement Annuities and Group Retirement Annuities)

•	SRAs (Supplemental Retirement Annuities)

•	GSRAs (Group Supplemental Retirement Annuities)

•	Retirement Choice and Retirement Choice Plus Annuity

•	GAs (Group Annuities) and Institutionally-Owned GSRAs

•	Classic and Roth IRAs (Individual Retirement Annuities) including SEP IRAs (Simplified Employee Pension Plans)

•	Keoghs

•	ATRAs (After-Tax Retirement Annuities)

Note that state regulatory approval may be pending for certain of these contracts and they may not currently be available in your state.

The Securities and Exchange Commission (SEC) has not approved or disapproved these securities or passed upon the adequacy of the information in this prospectus. Any representation to the contrary is a criminal offense.

An investment in the Real Estate Account is not a bank deposit and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Please see Appendix B for definitions of certain special terms used in this prospectus.

The Real Estate Account securities offered by this prospectus are only being offered in those jurisdictions where it is legal to do so. No person may make any representation to you or give you any information about the offering that is not in the prospectus. If anyone provides you with information about the offering that is not in the prospectus, you shouldn’t rely on it.

ABOUT THE REAL ESTATE ACCOUNT AND TIAA

          The TIAA Real Estate Account was established in February 1995 as a separate account of Teachers Insurance and Annuity Association of America (TIAA). TIAA is a life insurance company founded in 1918 by the Carnegie Foundation for the Advancement of Teaching. Its home office is at 730 Third Avenue, New York, NY 10017-3206 and its telephone number is 212 490-9000. In addition to issuing variable annuities, whose returns depend upon the performance of certain specified investments, TIAA also offers traditional fixed annuities.

          With its 60 years in the real estate business and interests in properties located across the U.S. and internationally, TIAA is one of the nation’s largest and most experienced investors in mortgages and real estate equity interests. As of December 31, 2006, TIAA’s general account had a mortgage and real property portfolio of approximately $25.2 billion.

          TIAA is the companion organization of the College Retirement Equities Fund (CREF), the first company in the United States to issue a variable annuity. Together, TIAA and CREF form the principal retirement system for the nation’s education and research communities and one of the largest pension systems in the U.S., based on assets under management. TIAA-CREF serves approximately 3.2 million people and over 15,000 institutions. As of December 31, 2006, TIAA’s assets were approximately $184 billion; the combined assets for TIAA and CREF totaled approximately $382.2 billion.

          The Account offers individual and group accumulating annuity contracts (with contributions made on a pre-tax or after-tax basis), as well as individual lifetime and term-certain variable payout annuity contracts (including the payment of death benefits to beneficiaries). Investors are entitled to transfer funds to or from the Account under certain circumstances. Funds invested in the Account for each category of contract are expressed in terms of units, and unit values will fluctuate depending on the Account’s performance.

          More information about the Account may be obtained by writing us at 730 Third Avenue, New York, New York 10017-3206, calling us at 877 518-9161 or visiting our website at www.tiaa-cref.org.

THE ACCOUNT’S INVESTMENT OBJECTIVE AND STRATEGY

          Investment Objective: The Real Estate Account seeks favorable long-term returns primarily through rental income and appreciation of real estate investments owned by the Account. The Account also will invest in publicly traded securities and other investments that are easily converted to cash to make redemptions, purchase or improve properties or cover other expenses.

          Investment Strategy: The Account intends to invest between 75 percent and 90 percent of its assets directly in real estate or real estate-related investments. The Account’s principal strategy is to purchase direct ownership interests in income-producing real estate, such as office, industrial, retail, and multi-family residential properties. The Account can also invest in other real estate or real estate-related investments through joint ventures, real estate partnerships or real estate equity securities. To a limited extent, the Account can also invest in conventional mortgage loans, participating mortgage loans, common or preferred stock of companies whose operations involve real estate (i.e., that primarily own or manage real estate), and collateralized mortgage obligations, including commercial mortgage-backed securities and other similar investments. The Account may also make foreign investments, which are expected to comprise no more than 25 percent of the Account’s total assets.

          The Account will invest the remaining portion of its assets in government and corporate debt securities, money market instruments and, at times, stock of companies that do not primarily own or manage real estate. In some circumstances, the Account can increase the portion of its assets invested in debt securities or money market instruments. This could happen if the Account receives a large inflow of money in a short period of time, there is a lack of attractive real estate investments available on the market, or the Account anticipates a need to have more cash available.

          The amount the Account invests in real estate and real estate-related investments at a given time will vary depending on market conditions and real estate prospects, among other factors. As of December 31, 2006, the Account’s net assets totaled $14,132,692,512. At December 31, 2006, the Account held a total of 121 real estate properties (including its interests in 12 real estate-related joint ventures), representing 80.03% of the Account’s total investment portfolio (“Total Investments”).

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As of that date, the Account also held investments in a mortgage loan receivable, representing 0.48% of Total Investments, real estate equity securities, representing 3.99% of Total Investments, commercial mortgage backed securities (CMBSs), representing 0.55% of Total Investments, real estate limited partnerships, representing 1.80% of Total Investments, commercial paper representing 10.79% of Total Investments, and government bonds representing 2.36% of Total Investments.

          Risks: An investment in the Account is subject to the risks associated with real estate investing, including acquiring, owing and selling real property, interest rate risk, market risk, credit risk, and regulatory and environmental risks. Further risks include the risks associated with making mortgage loan investments and investing in mortgage-backed securities, liquid investments and foreign real estate investments. These risks, among others, are described in “Risks” beginning on page 11. You may lose money by investing in this Account.

PAST PERFORMANCE

          The bar chart and performance table below helps illustrate some of the risks of investing in the Account, and how investment performance varies. The bar chart shows the Account’s total return over the last ten calendar years and the performance table shows the Account’s returns for the one-, three-, five- and ten-year periods through December 31, 2006. How the Account has performed in the past is not necessarily an indication of how it will perform in the future.

AVERAGE ANNUAL TOTAL RETURN (AS OF DECEMBER 31, 2006)

1 Year	3 Year	5 Year	10 Year

14.04%	13.53%	10.22%	9.43%

SUMMARY OF ACCOUNT’S EXPENSE DEDUCTIONS

          Deductions are made each valuation day from the net assets of the Account for various services required to manage investments, administer the Account and the contracts, and to cover certain risks borne by TIAA. The current annual expense deductions are:

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Type of Expense Deduction	Estimated Percent of Net Assets Annually	Services Performed

Investment Management	0.240%	For TIAA’s investment advice, portfolio accounting, custodial services, and similar services, including independent fiduciary and appraisal fees

Administration	0.255%	For administrative services performed by TIAA-CREF Individual & Institutional Services, LLC (“Services”), such as allocating premiums and paying annuity income

Distribution	0.080%	For Services’ expenses related to distributing the annuity contracts

Mortality and Expense Risk	0.050%	For TIAA’s bearing certain mortality and expense risks

Liquidity Guarantee	0.160%	For TIAA’s liquidity guarantee

Total Annual Expense Deduction[1,2]	0.785%	For total services to the Account

[1]	TIAA guarantees that the total annual expense deduction will not exceed an annual rate of 2.50% of average net assets.

[2]	TIAA currently does not impose a fee on transfers from the Account, but reserves the right to impose a fee on transfers from the Account in the future.

Please see “Selected Financial Data” on page 34 for additional information.

          TIAA or subsidiaries of TIAA perform these services at cost. Since expenses are charged at cost, the expenses described are estimates for the year based on projected expense and asset levels. Administrative charges also include certain costs associated with providing recordkeeping and other services to participants in retirement plans utilizing other pension products provided by TIAA or its affiliates in addition to the Account. A portion of these administrative expenses are allocated back to the Account in accordance with the allocation procedures of the TIAA affiliate providing administrative services to the Account. Any differences between actual and estimated expenses are adjusted quarterly. The expenses identified in the table above do not include any fees which may be imposed by your employer under a plan maintained by your employer. For more detailed information, see “Expense Deductions” on page 57.

          The following table shows you an example of the expenses you would incur on a hypothetical investment of $1,000 in the TIAA Real Estate Account over several periods. The table assumes a 5% annual return on assets and an annual expense deduction equal to 0.785%. Remember that these figures do not represent actual expenses or investment performance, which may differ.

1 Year	$8
3 Year	$25
5 Years	$43
10 Years	$99

ABOUT THE ACCOUNT’S INVESTMENTS — IN GENERAL

DIRECT INVESTMENTS IN REAL ESTATE

          Direct Purchase: The Account will generally buy direct ownership interests in existing or newly constructed income-producing properties, including office,

TIAA Real Estate Account  Prospectus  |  5

industrial, retail, and multi-family residential properties. The Account will invest mainly in established properties with existing rent and expense schedules or in newly constructed properties with predictable cash flows or in which a seller agrees to provide certain minimum income levels. On occasion, the Account might invest in real estate development projects.

          Purchase-Leaseback Transactions: Although it has not yet done so, the Account can enter into purchase-leaseback transactions (leasebacks) in which it typically will buy land and income-producing improvements on the land (such as buildings), and simultaneously lease the land and improvements to a third party (the lessee). Leasebacks are generally for very long terms. Usually, the lessee is responsible for operating the property and paying all operating costs, including taxes and mortgage debt. The Account can also give the lessee an option to buy the land and improvements.

          In some leasebacks, the Account may purchase only the land under an income-producing building and lease the land to the building owner. In those cases, the Account will often seek to share (or “participate”) in any increase in property value from building improvements or in the lessee’s revenues from the building above a base amount. The Account can invest in leasebacks that are subordinated to other interests in the land, buildings, and improvements (e.g., first mortgages); in that case, the leaseback interest will be subject to greater risks.

INVESTMENTS IN MORTGAGES

          General: The Account can originate or acquire interests in mortgage loans, generally on the same types of properties it might otherwise buy. These mortgage loans may pay fixed or variable interest rates or have “participating” features (as described below). Normally the Account’s mortgage loans will be secured by properties that have income-producing potential. They usually will not be insured or guaranteed by the U.S. government, its agencies or anyone else. They usually will be non-recourse, which means they won’t be the borrower’s personal obligations. Most will be first mortgage loans on existing income-producing property, with first-priority liens on the property. These loans may be amortized (i.e., principal is paid over the course of the loan), or may provide for interest-only payments, with a balloon payment at maturity.

          Participating Mortgage Loans: The Account may make mortgage loans which permit the Account to share (have a “participation”) in the income from or appreciation of the underlying property. These participations let the Account receive additional interest, usually calculated as a percentage of the income the borrower receives from operating, selling or refinancing the property. The Account may also have an option to buy an interest in the property securing the participating loan.

          Managing Mortgage Loan Investments: TIAA can manage the Account’s mortgage loans in a variety of ways, including:

•	renegotiating and restructuring the terms of a mortgage loan

•	extending the maturity of any mortgage loan made by the Account

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•	consenting to a sale of the property subject to a mortgage loan

•	financing the purchase of a property by making a new mortgage loan in connection with the sale

•	selling the mortgage loans, or portions of them, before maturity

OTHER REAL ESTATE-RELATED INVESTMENTS

          Real Estate Investment Trusts: The Account may invest in real estate investment trusts (REITs), which are publicly owned entities that lease, manage, acquire, hold mortgages on, and develop real estate. Normally the Account will buy the common or preferred stock of a REIT, although at times it may purchase REIT debt securities. REITs seek to maximize share value and increase cash flows by acquiring and developing new real estate projects, upgrading existing properties or renegotiating existing arrangements to increase rental rates and occupancy levels. REITs must distribute at least 90% of their taxable income to shareholders in order to benefit from a special tax structure, which means they may pay high dividends. The value of a particular REIT can be affected by such factors as cash flow, the skill of its management team, and defaults by its lessees or borrowers.

          Stock of Companies Involved in Real Estate Activities: The Account can invest in common or preferred stock of companies whose business involves real estate. These stocks may be listed on U.S. or foreign stock exchanges or traded over-the-counter in the U.S. or abroad.

          Mortgage-Backed Securities: The Account can invest in mortgage-backed securities and other mortgage-related or asset-backed instruments, including commercial mortgage-backed securities (CMBSs), residential mortgage-backed securities, mortgage-backed securities issued or guaranteed by agencies or instrumentalities of the U.S. government, non-agency mortgage instruments, and collateralized mortgage obligations that are fully collateralized by a portfolio of mortgages or mortgage-related securities. Mortgage-backed securities are instruments that directly or indirectly represent a participation in, or are secured by and payable from, one or more mortgage loans secured by real estate. In most cases, mortgage-backed securities distribute principal and interest payments on the mortgages to investors. Interest rates on these instruments can be fixed or variable. Some classes of mortgage-backed securities may be entitled to receive mortgage prepayments before other classes do. Therefore, the prepayment risk for a particular instrument may be different than for other mortgage-related securities.

          Investment Vehicles Involved in Real Estate Activities: The Account can hold interests in limited partnerships, funds, and other commingled investment vehicles involved in real estate-related activities, including owning, financing, managing, or developing real estate.

TIAA Real Estate Account  Prospectus  |  7

NON-REAL ESTATE-RELATED INVESTMENTS

          The Account can also invest in:

•	U.S. government or government agency securities

•

Money market instruments and other cash equivalents. These will usually be high-quality short-term debt instruments, including U.S. government or government agency securities, commercial paper, certificates of deposit, bankers’ acceptances, repurchase agreements, interest-bearing time deposits, and corporate debt securities

•

Corporate debt or asset-backed securities of U.S. or foreign entities, or debt securities of foreign governments or multi-national organizations, but only if they’re investment-grade and rated in the top four categories by a nationally recognized rating organization (or, if not rated, deemed by TIAA to be of equal quality)

•	Common or preferred stock, or other ownership interests, of U.S. or foreign companies that aren’t involved in real estate, to a limited extent

FOREIGN REAL ESTATE AND OTHER FOREIGN INVESTMENTS

          The Account may invest in foreign real estate or real estate-related investments. It might also invest in securities or other instruments of foreign government or private issuers. While the percentage will vary, we expect that foreign investments will comprise no more than 25 percent of the Account’s total assets.

          Depending on investment opportunities, the Account’s foreign investments could at times be concentrated in one or two foreign countries. We will consider the special risks involved in foreign investing before investing in foreign real estate and won’t invest unless our standards are met.

GENERAL INVESTMENT AND OPERATING POLICIES

STANDARDS FOR REAL ESTATE INVESTMENTS

          General Criteria for Buying Real Estate or Making Mortgage Loans: Before the Account purchases real estate or makes a mortgage loan, TIAA will consider such factors as:

•	the location, condition, and use of the underlying property

•	its operating history, and its future income-producing capacity

•	the quality, operating experience, and creditworthiness of the borrower

          TIAA will analyze the fair market value of the underlying real estate, taking into account the property’s operating cash flow (based on the historical and projected levels of rental and occupancy rates and expenses), as well as the general economic conditions in the area where the property is located.

          Diversification: We haven’t placed percentage limitations on the type and location of properties that the Account can buy. However, the Account seeks to diversify its investments by type of property and geographic location. How much the Account diversifies will depend upon whether suitable investments are available and how much the Account has available to invest.

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          Special Criteria for Making Mortgage Loans: Ordinarily, the Account will only make a mortgage loan if the loan, when added to any existing debt, will not exceed 85 percent of the appraised value of the mortgaged property when the loan is made, unless the Account is compensated for taking additional risk.

          Selling Real Estate Investments: The Account doesn’t intend to buy and sell its real estate investments simply to make short-term profits. Rather, the Account’s general strategy in selling real estate investments is to dispose of those assets which have either maximized in value, underperformed or represent properties needing significant capital infusions in the future. The Account will reinvest any sale proceeds that it doesn’t need to pay operating expenses or to meet redemption requests (e.g., cash withdrawals or transfers).

OTHER REAL ESTATE-RELATED POLICIES

          Appraisals: The Account will rely on TIAA’s own analysis to appraise a property when it first buys it. After that, the Account’s properties and mortgage loans will be appraised or valued once a year by an independent state-certified appraiser who is a member of a professional appraisal organization. In addition, TIAA’s appraisal staff will perform a valuation of each real estate property on a quarterly basis and on occasion, the Account will obtain independent apraisals on a quarterly basis. While the Account usually won’t receive an independent appraisal before it buys real estate, it will get an independent appraisal when it makes mortgage loans. See “Valuing the Account’s Assets” on page 54.

          Borrowing: The Account may borrow money and assume or obtain a mortgage on a property — i.e., make leveraged real estate investments. In addition, to meet short-term cash needs, the Account may obtain a line of credit with terms requiring that the Account secure a loan with one or more of its properties. The Account’s total borrowings may not exceed 30% of the Account’s total net asset value at the time of incurrence. (In calculating the 30% limit, we will include only the Account’s actual percentage interest in any borrowings and not that of any joint venture partner.) The Account may only borrow up to 70% of the then current value of a property, although construction loans may be for 100% of costs incurred in developing the property. Except for construction loans, any mortgage loans on a property will be non-recourse, meaning that if the Account defaults on its loan, the lender will have recourse only to the property encumbered or the joint venture owning the property, and not to any other assets of the Account. When possible, the Account will seek to have loans mature at different times to limit the risks of borrowing.

          The Account will not obtain mortgage financing from TIAA or any of its affiliates. However, the Account may place an intra-company mortgage on an Account property held by a subsidiary for tax planning or other purposes. This type of mortgage will not be subject to the general limitations on borrowing described above.

TIAA Real Estate Account  Prospectus  |  9

          When the Account assumes or obtains a mortgage on a property, it will bear the expense of mortgage payments. It will also be exposed to certain additional risks, which are described in “Risks of Borrowing” on page 12.

          Joint Investments: The Account can hold property jointly through general or limited partnerships, joint ventures, leaseholds, tenancies-in-common, or other legal arrangements. However, the Account will not hold real property jointly with TIAA or its affiliates.

          Discretion to Evict or Foreclose: TIAA may, in its discretion, evict defaulting tenants or foreclose on defaulting borrowers to maintain the value of an investment, when it decides that it is in the Account’s best interests.

          Property Management and Leasing Services: The Account usually will hire a local management company to perform the day-to-day management services for the Account’s properties, including supervising any on-site personnel, negotiating maintenance and service contracts, and providing advice on major repairs and capital improvements. The local manager will also recommend changes in rent schedules and create marketing and advertising programs to attain and maintain good occupancy rates by responsible tenants. The Account may also hire leasing companies to perform or coordinate leasing and marketing services to fill any vacancies. The fees paid to the local management company, along with any leasing commissions and expenses, will reduce the Account’s cash flow from a property.

          Insurance: We will try to arrange for, or require proof of, comprehensive insurance, including liability, fire, and extended coverage, for the Account’s real property and properties securing mortgage loans or subject to purchase-leaseback transactions. The Account’s insurance policies on its properties currently include some coverage for earthquakes and terrorist acts, but we can’t assure you that it will be adequate to cover all losses. We also can’t assure you that we will be able to obtain coverage for earthquakes and terrorist acts at an acceptable cost, if at all, when the current policy expires.

OTHER POLICIES

          Liquid Assets: At times, a significant percentage of the Account may be invested in liquid assets (which may or may not be real estate-related) while we look for suitable real property investments. The Account can temporarily increase the percentage of its liquid assets under some circumstances, including the rapid inflow of participants’ funds, lack of suitable real estate investments, or a need for greater liquidity.

          Investment Company Act of 1940: We intend to operate the Account so that it will not have to register as an “investment company” under the Investment Company Act of 1940 (the 1940 Act). This will require monitoring the Account’s portfolio so that it won’t have more than 40 percent of total assets, other than U.S. government securities and cash items, in investment securities. As a result, the Account may be unable to make some potentially profitable investments, it may be unable to sell assets it would otherwise want to sell or it may be forced to sell investments in investment securities before it would otherwise want to do so.

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          Changing Operating Policies or Winding Down: Under the terms of the contracts and in accordance with applicable insurance law, TIAA can decide to change, in its sole discretion, the operating policies of the Account or wind it down. If the Account is wound down, you may need to transfer your accumulations or annuity income to TIAA’s traditional annuity or any CREF account available under your employer’s plan. All investors in the Account will be notified in advance if we decide to change a significant policy or wind down the Account.

RISKS

          The value of your investment in the Account will go up and down based on the value of the Account’s assets and the income the assets generate. The potential risk of investing in the Account is moderate. You can lose money by investing in the Account. The Account’s assets and income can be affected by many factors, and you should consider the specific risks presented below before investing in the Account. Please refer to the section entitled “Statements Regarding Forward-Looking Information,” which is contained in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

RISKS OF REAL ESTATE INVESTING

          General Risks of Acquiring and Owning Real Property: The Account is subject to the risks inherent in acquiring and owning real property, including:

•	Competition for real estate investments and any resulting delays in the acquisition of investments may increase the Account’s costs or otherwise adversely affect the Account’s investment results.

•

The Account’s property values or rental and occupancy rates could go down due to general global economic conditions, a weak market for real estate generally or in specific locations, changing supply and demand for certain types of properties, natural disasters, terrorist attacks or other man-made events.

•

A property may be unable to attract and retain tenants, which means that rental income would decline. This situation could be exacerbated if a concentration of lease expirations occurred during any one period.

•	The Account could lose revenue if tenants do not pay rent, or if the Account is forced to terminate a lease for nonpayment. Any disputes with tenants could also involve costly litigation.

•

A property’s profitability could go down if operating costs, such as property taxes, utilities, maintenance and insurance costs, not reimbursed by tenants, go up in relation to gross rental income, or if the property needs unanticipated repairs and renovations.

•	The Account may experience periods in which its investments are geographically concentrated, either regionally or in certain markets with

TIAA Real Estate Account  Prospectus  |  11

similar demographics. In this event, the Account’s income and performance may be adversely impacted disproportionately by economic conditions in those areas in which the Account’s investments are geographically concentrated.

          General Risks of Selling Real Estate Investments: Among the risks of selling real estate investments are:

•	The sale price of an Account property might differ from its estimated or appraised value, leading to losses or reduced profits to the Account.

•

Because of the nature of real estate, the Account might not be able to sell a property at a particular time for its full value, particularly in a poor market. This might make it difficult to raise cash quickly and also could lead to Account losses.

•	The Account may need to provide financing to a purchaser if no cash buyers are available.

          Appraisal Risks: Real estate appraisals are only estimates of property values based on a professional’s opinion and may not be accurate predictors of the amount the Account would actually receive if it sold a property. If an appraisal is too high, the Account’s value could go down upon reappraisal or if the property is sold for a lower price than the appraisal. If appraisals are too low, those who redeem prior to an adjustment to the valuation or a property sale will have received less than their pro rata share of the value of the Account’s assets. Further, the Account generally obtains appraisals only on a quarterly basis, and there will be circumstances in the interim in which the true value of a property is not reflected in the Account’s daily net asset value calculation.

          Risks of Borrowing: The Account may borrow, in the aggregate, either directly or through its joint venture investments, an amount up to 30% of the Account’s Total Net Assets, and the Account may borrow up to 70% of the then-current value of a particular property. Among the risks of borrowing money and investing in a property subject to a mortgage are:

•

The Account may not be able to make its loan payments, which could result in a default on its loan. The lender then could foreclose on the underlying property and the Account would lose the value of its investment in the foreclosed property.

•

If the Account obtains a mortgage loan that involves a balloon payment, there is a risk that the Account may not be able to make the lump sum principal payment due under the loan at the end of the loan term, or otherwise obtain adequate refinancing. The Account then may be forced to sell the property or other properties under unfavorable market conditions or default on its mortgage.

•

If the Account takes out variable-rate loans, the Account’s returns may be volatile when interest rates are volatile. Further, to the extent that the Account takes out fixed-rate loans and interest rates subsequently decline, this may cause the Account to pay interest at above-market rates for a significant period of time.

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•	The market valuation of mortgage loans payable could have an adverse impact on the Account’s performance.

          Regulatory Risks: Government regulation at the federal, state and local levels, including, without limitation, zoning laws, property taxes, and fiscal, accounting, environmental or other government policies, could operate or change in a way that hurts the Account and its properties. For example, these regulations could raise the cost of owning, improving or maintaining properties, present barriers to otherwise desirable investment opportunities or make it harder to sell, rent, finance, or refinance properties either on economically desirable terms, or at all, due to the increased costs associated with regulatory compliance.

          Environmental Risks: The Account may be liable for damage to the environment caused by hazardous substances used or found on its properties. Under various environmental regulations, the Account may also be liable, as a current or previous property owner or mortgagee, for the cost of removing or cleaning up hazardous substances found on a property, even if it didn’t know of and wasn’t responsible for the hazardous substances. If any hazardous substances are present or the Account doesn’t properly clean up any hazardous substances, or if the Account fails to comply with regulations requiring it to actively monitor the business activities on its premises, the Account may have difficulty selling or renting a property or be liable for monetary penalties. The cost of any required cleanup and the Account’s potential liability for environmental damage, including performance under indemnification obligations to third parties, to a single real estate investment could exceed the value of the Account’s investment in a property, the property’s value, or in an extreme case, a significant portion of the Account’s assets.

          Uninsurable Losses: Certain catastrophic losses (e.g., from earthquakes, wars, terrorist acts, nuclear accidents, floods, or environmental or industrial hazards or accidents) may be uninsurable or so expensive to insure against that it is economically disadvantageous to buy insurance for them. If a disaster that we haven’t insured against occurs, or if the insurance contains a high deductible, the Account could lose both its original investment and any future profits from the property affected. In addition, some leases may permit a tenant to terminate its obligations in certain situations, regardless of whether those events are fully covered by insurance. In that case, the Account would not receive rental income from the property while that tenant’s space is vacant.

          Risks of Developing Real Estate or Buying Recently Constructed Properties: If the Account chooses to develop a property or buys a recently constructed property, it may face the following risks:

•

In developing real estate, there may be delays or unexpected increases in the cost of property development and construction due to strikes, bad weather, material shortages, increases in material and labor costs, or other events.

•

Because external factors may have changed from when the project was originally conceived (e.g., slower growth in local economy, higher interest rates, or overbuilding in the area), the property, if purchased when unleased,

TIAA Real Estate Account  Prospectus  |  13

may not operate at the income and expense levels first projected or may not be developed in the way originally planned.

          Risks of Joint Ownership: Investing in joint venture partnerships or other forms of joint property ownership may involve special risks.

•	The co-venturer may have interests or goals inconsistent with those of the Account.

•

If a co-venturer doesn’t follow the Account’s instructions or adhere to the Account’s policies, the jointly-owned properties, and consequently the Account, might be exposed to greater liabilities than expected.

•	The Account may have limited rights pursuant to the terms of the joint venture, including the right to operate, manage or dispose of a property.

•	A co-venturer can make it harder for the Account to transfer its property interest, particularly if the co-venturer has the right to decide whether and when to sell the property.

•	The co-venturer may become insolvent or bankrupt, which could expose the Account to greater liabilities than expected.

          Risks with Purchase-Leaseback Transactions: The major risk of purchase leaseback transactions is that the third party lessee will not be able to make required payments to the Account. If the leaseback interest is subordinate to other interests in the real property, such as a first mortgage or other lien, the risk to the Account increases because the lessee may have to pay the senior lienholder to prevent foreclosure before it pays the Account. If the lessee defaults or the leaseback is terminated prematurely, the Account might not recover its investment unless the property is sold or leased on favorable terms.

RISKS OF MAKING MORTGAGE LOAN INVESTMENTS

          General Risks of Mortgage Loans: The Account will be subject to the risks inherent in making mortgage loans, including:

•

The borrower may default, requiring that the Account foreclose on the underlying property to protect the value of its mortgage loan. Since its mortgage loans are usually non-recourse, the Account must rely solely on the value of a property for its security.

•

The larger the mortgage loan compared to the value of the property securing it, the greater the loan’s risk. Upon default, the Account may not be able to sell the property for its estimated or appraised value. Also, certain liens on the property, such as mechanic’s or tax liens, may have priority over the Account’s security interest.

•

A deterioration in the financial condition of tenants, or the bankruptcy or insolvency of a major tenant, may adversely affect the income of a property, which could increase the likelihood that the borrower will default under its obligations.

14  |  Prospectus  TIAA Real Estate Account

•	The borrower may not be able to make a lump sum principal payment due under a mortgage loan at the end of the loan term, unless it can refinance the mortgage loan with another lender.

•

If interest rates are volatile during the loan period, the Account’s variable-rate mortgage loans could have volatile yields. Further, to the extent the Account makes mortgage loans with fixed interest rates, it may receive lower yields if interest rates rise generally.

•

Prepayment Risks: The Account’s mortgage loan investments will usually be subject to the risk that the borrower repays a loan early. Also, we may be unable to reinvest the proceeds at as high an interest rate as the original mortgage loan rate.

•

Interest Limitations: The interest rate we charge on mortgage loans may inadvertently violate state usury laws that limit rates, if, for example, state law changes during the loan term. If this happens, we could incur penalties or may not be able to enforce payment of the loan.

•	Risks of Participations: Participating mortgages are subject to the following additional risks:

•

The participation feature, in tying the Account’s returns to the performance of the underlying asset, might generate insufficient returns to make up for the higher interest rate the loan would have obtained without the participation feature.

•

In very limited circumstances, a court could possibly characterize the Account’s participation interest as a partnership or joint venture with the borrower and the Account could lose the priority of its security interest, or be liable for the borrower’s debts.

RISKS OF INVESTING IN REAL ESTATE INVESTMENT TRUST (“REIT”) SECURITIES

          Investments in REIT securities are subject to many of the same general risks associated with direct real property ownership. In particular, equity REITs may be affected by changes in the value of the underlying property owned by the trust, while mortgage REITs may be affected by the quality of any credit extended. In addition to these risks, because REIT investments are securities, they may be exposed to market risk, price volatility due to changing conditions in the financial markets and, in particular, changes in overall interest rates.

          In addition, REITs are tax regulated entities established to invest in real estate-related assets. REITs do not pay federal income taxes if they distribute most of their earnings to their shareholders and meet other tax requirements. As a result, REITs are subject to tax risk in continuing to qualify as a REIT.

RISKS OF MORTGAGE-BACKED SECURITIES

          Mortgage-backed securities are subject to many of the same general risks inherent in real estate investing, making mortgage loans and investing in debt securities. In particular, these types of investments may be subject to prepayment risk or extension risk (i.e., the risk that borrowers will repay the loans earlier or

TIAA Real Estate Account  Prospectus  |  15

later than anticipated). If the underlying mortgage assets experience faster than anticipated prepayments of principal, the Account could fail to recoup some or all of its initial investment in these securities, since the original price paid by the Account was based in part on assumptions regarding the receipt of interest payments. If the underlying mortgage assets are repaid later than anticipated, the Account could lose the opportunity to reinvest the anticipated cash flows at a time when interest rates might be rising. The rate of prepayments depends on a variety of geographic, social and other functions, including prevailing market interest rates and general economic factors.

          The market value of these securities is also highly sensitive to changes in interest rates. Note that the potential for appreciation, which could otherwise be expected to result from a decline in interest rates, may be limited by any increased prepayments. Further, these securities may be harder to sell than other securities.

RISKS OF LIQUID INVESTMENTS

          The Account’s investments in marketable securities and mortgage loans receivable are subject to the following general risks:

•

Financial Risk — The risk, for debt securities, that the issuer will not be able to pay principal and interest when due and, for common or preferred stock, that the issuer’s current earnings will fall or that its overall financial soundness will decline, reducing the security’s value.

•

Market Risk — The risk that the Account’s investments will experience price volatility due to changing conditions in the financial markets and, particularly for debt securities, changes in overall interest rates.

•	Interest Rate Volatility — The risk that interest rate volatility may affect the Account’s current income from an investment.

RISKS OF FOREIGN INVESTMENTS

          In addition to other investment risks noted above, foreign investments present the following special risks:

•	Foreign real estate markets may have different liquidity and volatility attributes than U.S. markets.

•

The value of foreign investments or rental income can go up or down due to changes in currency rates, currency exchange control regulations, possible expropriation or confiscatory taxation, political, social, and economic developments, and foreign regulations.

•	The Account may, but is not required to, seek to hedge its exposure to changes in currency rates, which could involve extra costs. Hedging might not be successful.

•	It may be more difficult to obtain and collect a judgment on foreign investments than on domestic ones.

16  |  Prospectus  TIAA Real Estate Account

NO OPPORTUNITY FOR PRIOR REVIEW OF PURCHASE

          Investors do not have the opportunity to evaluate the economic merit of the purchase of a property or other investment before the Account completes the purchase, so investors will need to rely solely on TIAA’s judgment and ability to select investments consistent with the Account’s investment objective and policies. Further, the Account may change its investment objective and pursue specific investments without the consent of the Account’s investors.

RISKS OF REGISTRATION UNDER THE INVESTMENT COMPANY ACT OF 1940

          The Account has not registered, and management intends to continue to operate the Account so that it will not have to register, as an “investment company” under the Investment Company Act of 1940, as amended (the “Investment Company Act”). Generally, a company is an “investment company” and required to register under the Investment Company Act if, among other things, it holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities, or it is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of such company’s total assets (exclusive of government securities and cash items) on an unconsolidated basis.

          If the Account were obligated to register as an investment company, the Account would have to comply with a variety of substantive requirements under the Investment Company Act that impose, among other things, limitations on capital structure, restrictions on certain investments, compliance with reporting, record keeping, voting and proxy disclosure requirements and other rules and regulations that could significantly increase its operating expenses and reduce its operating flexibility. To maintain compliance with the exemptions from the Investment Company Act, the Account may be unable to sell assets it would otherwise want to sell and may be unable to purchase securities it would otherwise want to purchase, which might materially adversely impact the Account’s performance.

ESTABLISHING AND MANAGING THE ACCOUNT — THE ROLE OF TIAA

ESTABLISHING THE ACCOUNT

          TIAA’s Board of Trustees established the Real Estate Account as a separate account of TIAA under New York law on February 22, 1995. The Account is regulated by the State of New York Insurance Department (NYID) and the insurance departments of some other jurisdictions in which the annuity contracts are offered. Although TIAA owns the assets of the Real Estate Account, and the Account’s obligations are obligations of TIAA, the Account’s income, investment gains, and investment losses are credited to or charged against the assets of the

TIAA Real Estate Account  Prospectus  |  17

Account without regard to TIAA’s other income, gains, or losses. Under New York insurance law, we can’t charge the Account with liabilities incurred by any other TIAA business activities or any other TIAA separate account.

MANAGING THE ACCOUNT

          TIAA employees, under the direction and control of TIAA’s Board of Trustees and its Investment Committee, manage the investment of the Account’s assets, following investment management procedures TIAA adopted for the Account. TIAA’s investment management responsibilities include:

•	identifying, recommending and purchasing appropriate real estate-related and other investments

•	providing all portfolio accounting, custodial, and related services for the Account

•	arranging for others to provide certain advisory or other management services to the Account’s joint ventures or other investments

          TIAA provides all services to the Account at cost. For more about the charge for investment management services, see “Expense Deductions” on page 57.

          You don’t have the right to vote for TIAA Trustees directly. See “Voting Rights” on page 81. For information about the Trustees, principal executive officers of TIAA and the Account’s portfolio managment team, see Appendix A of this prospectus on page 212.

          TIAA’s ERISA Fiduciary Status. To the extent that assets of a plan subject to the Employee Retirement Income Security Act of 1974, as amended (ERISA) are allocated to the Account, TIAA will be acting as an “investment manager” and a fiduciary under ERISA with respect to those assets.

LIQUIDITY GUARANTEE

          TIAA provides the Account with a liquidity guarantee — i.e., TIAA ensures that the Account has funds available to meet participant transfer or cash withdrawal requests. If the Account can’t fund participant requests from the Account, TIAA’s general account will fund them by purchasing Account accumulation units (liquidity units). TIAA guarantees that you can redeem your accumulation units at their accumulation unit value next determined. Importantly, however, this liquidity guarantee is not a guarantee of the investment performance of the Account or a guarantee of the value of your units. Of course, you can make a cash withdrawal only if allowed by the terms of your plan. The Account pays TIAA for the liquidity guarantee through a daily deduction from net assets. See “Expense Deductions” on page 57.

          An independent fiduciary (described below) monitors the Account to ensure, among other things, that TIAA does not own too much of the Account and may require TIAA to redeem some of its liquidity units, particularly when the Account has uninvested cash or liquid investments available. The independent fiduciary

18  |  Prospectus  TIAA Real Estate Account

may also propose properties for the Account to sell so that TIAA can redeem liquidity units. TIAA does not currently own liquidity units.

CONFLICTS OF INTEREST

          TIAA does not accept acquisition or placement fees for the services it provides to the Account. Employees of TIAA may also provide investment advice with respect to investments managed by Teachers Advisors, Inc. (“Advisors”), an indirect, wholly owned subsidiary of TIAA. In addition, TIAA and its affiliates may offer other investment products that are not managed under an “at cost” expense structure. Therefore, TIAA may at times face various conflicts of interest.

          For example, TIAA’s general account and the TIAA-CREF Asset Management Core Property Fund L.P. (the “Core Property Fund”), which is managed by Advisors, may sometimes compete with the Real Estate Account in the purchase of investments. (Each of TIAA’s general accounts, the Real Estate Account and the Core Property Fund, together with any other real estate accounts or funds that may be established by TIAA in the future, are herein referred to as an “account.”) Generally, the portfiolio managers for each of the accounts will identify opportunities which conform to the investment strategy of the account. If more than one account expresses an interest and an informal resolution cannot be reached, a special TIAA Allocation Committee, consisting primarily of senior TIAA real estate professionals, will seek to resolve any conflict by considering a number of factors, including the investment strategy of the bidding account, the capital available for investment by each account, liquidity requirements, portfolio diversification, whether the property would be at a competitive disadvantage to properties owned by another account in the subject market and such other factors deemed relevant by the Allocation Committee. If this analysis does not determine, by a unanimous vote of the Allocation Committee, which account should participate in a transaction, a strict rotation system will be used whereby the interested account highest on the list will be allowed to participate in the transaction, and then such account will drop to the bottom of the list thereafter.

          Conflicts could also arise because some properties in TIAA’s general account and the Core Property Fund may compete for tenants with the Real Estate Account’s properties. We will seek to resolve this conflict by determining the tenant’s preference between the two properties, how much the tenant is willing to pay for rent, and which property can best afford to pay any required costs associated with such leasing. Finally, conflicts could potentially arise when two TIAA accounts attempt to sell properties located in the same market or submarket, especially if there are a limited number of potential purchasers.

          Many of the personnel of TIAA involved in performing services to the Real Estate Account will have competing demands on their time. The personnel will devote such time to the affairs of the Account as TIAA’s management determines, in its sole discretion exercising good faith, is necessary to properly service the Account. TIAA believes that it has sufficient personnel to discharge its responsibility to the Real Estate Account, the general account, and the Core

TIAA Real Estate Account  Prospectus  |  19

Property Fund and to avoid conflicts of interest. TIAA or its affiliates may form other real estate investment vehicles in the future and we will take steps to assure that those vehicles are integrated into these conflict of interest policies.

INDEMNIFICATION

          The Account has agreed to indemnify TIAA and its affiliates, including its officers and trustees, against certain liabilities to the extent permitted by law, including liabilities under the Securities Act of 1933. The Account may make such indemnification out of its assets.

ROLE OF THE INDEPENDENT FIDUCIARY

          Because TIAA’s ability to purchase and sell liquidity units raises certain technical issues under ERISA, TIAA applied for and received a prohibited transaction exemption from the U.S. Department of Labor (PTE 96-76). In connection with the exemption, TIAA has appointed an independent fiduciary for the Real Estate Account, with overall responsibility for reviewing Account transactions to determine whether they are in accordance with the Account’s investment guidelines.

          Real Estate Research Corporation, a real estate consulting firm whose principal offices are located in Chicago, Illinois, currently serves as the Account’s independent fiduciary. The independent fiduciary’s responsibilities include:

•	reviewing and approving the Account’s investment guidelines and monitoring whether the Account’s investments comply with those guidelines

•	reviewing and approving valuation procedures for the Account’s properties

•

approving adjustments to any property valuations that change the value of the property or the Account as a whole above or below certain prescribed levels, or that are made within three months of the annual independent appraisal

•	reviewing and approving how the Account values accumulation and annuity units

•	approving the appointment of all independent appraisers

•	reviewing the purchase and sale of units by TIAA to ensure that the Account uses the correct unit values

•

requiring appraisals besides those normally conducted, if the independent fiduciary believes that any of the properties have changed materially, or that an additional appraisal is necessary to assure the Account has correctly valued a property

The independent fiduciary also must monitor TIAA’s ownership in the Account and supervise any winding down of the Account’s operations. Its responsibilities include:

•	calculating the percentage of total accumulation units that TIAA’s ownership shouldn’t exceed (the trigger point) and creating a method for changing the trigger point

20  |  Prospectus  TIAA Real Estate Account

•	approving any adjustment of TIAA’s interest in the Account and requiring an adjustment if TIAA’s investment reaches the trigger point

•

participating in any program to reduce TIAA’s ownership in the Account or to facilitate winding down the Account, including selecting properties for sale, providing sales guidelines, and approving those sales that, in the independent fiduciary’s opinion, are desirable

          A special subcommittee of the Investment Committee of TIAA’s Board of Trustees appointed Real Estate Research Corporation as the independent fiduciary for a three-year term, starting March 1, 2006. This subcommittee may renew the independent fiduciary appointment, remove the independent fiduciary, or appoint its successor. The independent fiduciary can be removed for cause by the vote of a majority of subcommittee members and will not be reappointed if 40 percent of the subcommittee members disapprove the reappointment. It can resign after at least 180 days’ written notice.

          TIAA pays the independent fiduciary directly. The investment management charge paid to TIAA includes TIAA’s costs for retaining the independent fiduciary. The independent fiduciary will receive less than 5 percent of its annual income (including payment for its services to the Account) from TIAA and its affiliates.

          When you decide as a participant or plan fiduciary to invest in the Account, after TIAA has provided you with full and fair disclosure including the disclosure in this prospectus, you are also acknowledging that you approve and accept Real Estate Research Corporation or any successor to serve as the Account’s independent fiduciary.

DESCRIPTION OF PROPERTIES

THE PROPERTIES — IN GENERAL

          As of December 31, 2006, the Account owned a total of 121 real estate property investments (109 of which were wholly owned and 12 of which were held in joint ventures) representing 80.03% of the Account’s total investment portfolio. The real estate portfolio included 49 office properties (six of which were held in joint ventures and one located in London, England), 35 industrial properties (including one held in a joint venture), 23 apartment complexes, 13 retail properties (including four held in joint ventures), and a 75% joint venture interest in a portfolio of storage facilities. Of the 121 real estate property investments, only 18 were subject to debt.

          In the table beginning on the next page you will find general information about each of the Account’s portfolio property investments as of December 31, 2006. The Account’s property investments includee both properties that are wholly owned by the Account and properties owned by the Account’s joint venture investments. Certain property investments are comprised of a portfolio of properties.

TIAA Real Estate Account  Prospectus  |  21

Properties

Property Investment	Location	Year Built		Year Purchased	Rentable Area (Sq. ft.)	(1)	Percent Leased	Annual Avg. Base Rent Per Leased Sq. Ft.	(2)	Market Value	(3)

OFFICE PROPERTY INVESTMENTS
1001 Pennsylvania Ave	Washington, DC	1987		2004	802,390		100%	$34.11		$552,502,209	(4)
1 & 7 Westferry Circus	London, UK	1992, 1993		2005	395,784		81%	$63.96		$428,574,628	(4)(5)
50 Fremont Street	San Francisco, CA	1983		2004	817,412		94%	$30.05		$421,000,000	(4)
IDX Tower	Seattle, WA	2002		2004	845,533		98%	$28.07		$398,990,017	(4)
The Newbry	Boston, MA	1940-1961	(6)	2006	607,685		100%	$39.72		$370,745,525
Four Oaks Place	Houston, TX	1983		2004	1,754,366		96%	$17.55		$306,200,984
780 Third Avenue	New York, NY	1984		1999	487,501		91%	$40.89		$298,000,000
99 High Street	Boston, MA	1971		2005	731,204		90%	$32.30		$291,806,564	(4)
Lincoln Centre	Dallas, TX	1984		2005	1,635,352		90%	$16.80		$270,000,000	(4)
1900 K Street	Washington, DC	1996		2004	342,884		100%	$40.72		$255,002,226
701 Brickell	Miami, FL	1986	(7)	2002	677,667		96%	$30.44		$231,239,379
Embarcadero Center West	San Francisco, CA	1988		2005	472,261		87%	$30.16		$231,000,000
1401 H Street NW	Washington, D.C.	1992		2006	348,629		96%	$38.39		$207,806,286	(4)
Wilshire Rodeo Plaza	Beverly Hills, CA	1935, 1984		2006	261,932		98%	$48.32		$204,084,734	(4)
161 North Clark Street(8)	Chicago, IL	1992		2003	1,010,520		94%	$15.10		$189,183,793
Yahoo! Center(9)	Santa Monica, CA	1984		2004	1,082,952		99%	$32.13		$187,766,625
Mellon Financial Center at One Boston Place(10)	Boston, MA	1970	(7)	2002	802,716		94%	$38.17		$177,900,327
Ten & Twenty Westport Road	Wilton, CT	1974(7), 2001		2001	538,840		100%	$30.03		$175,000,000
980 9th Street and 1010 8th Street(11)	Sacramento, CA	1992		2005	481,885		94%	$21.58		$168,000,000
Millennium Corporate Park	Redmond, VA	1999, 2000		2006	536,884		100%	$14.83		$139,107,181
Urban Centre	Tampa, FL	1984, 1987		2005	549,375		96%	$19.49		$121,000,000
Morris Corporate Center III	Parsippany, NJ	1990		2000	525,154		78%	$17.12		$114,857,104
Inverness Center	Birmingham, AL	1980-1985		2005	903,857		99%	$12.00		$112,256,914
Prominence in Buckhead(8)	Atlanta, GA	1999		2003	424,309		95%	$27.17		$107,256,320
Treat Towers(8)	Walnut Creek, CA	1999		2003	367,313		78%	$24.63		$94,023,131
88 Kearny Street	San Francisco, CA	1986		1999	228,470		99%	$43.53		$90,310,024
The Ellipse at Ballston	Arlington, VA	1989		2006	195,743		97%	$31.61		$85,439,350
Oak Brook Regency Towers	Oakbrook, IL	1977	(7)	2002	402,318		83%	$13.64		$83,200,000
Sawgrass Office Portfolio	Sunrise, FL	1997-2000		1997, 1999-2000	344,009		97%	$13.81		$72,000,000
Centerside I	San Diego, CA	1982		2004	205,137		79%	$21.25		$67,000,000

22  |  Prospectus  TIAA Real Estate Account

The North 40 Office Complex	Boca Raton, FL	1983, 1984		2006	350,004	100%	$10.91	$63,500,000
8270 Greensboro Drive	McLean, VA	2000		2005	158,110	90%	$31.68	$62,000,000
West Lake North Business Park	Westlake Village, CA	2000		2004	198,558	100%	$28.47	$61,000,000
Parkview Plaza	Oakbrook, IL	1990		1997	263,912	86%	$11.77	$59,400,000
3 Hutton Centre	Santa Ana, CA	1985	(7)	2003	197,817	100%	$25.38	$59,011,323
Monument Place	Fairfax, VA	1990		1999	221,538	98%	$20.90	$58,600,000
One Virginia Square	Arlington, VA	1999		2004	116,077	100%	$31.52	$53,000,000
The Pointe on Tampa Bay	Tampa, FL	1982	(7)	2002	250,357	100%	$23.69	$50,573,824
Capitol Place	Sacramento, CA	1988	(7)	2003	151,803	96%	$27.32	$50,331,828
Wellpoint	Westlake Village, CA	1986, 1998		2006	208,000	100%	$13.23	$49,000,000
Park Place on Turtle Creek	Dallas, TX	1986		2006	177,169	98%	$24.36	$44,573,669
4200 West Cypress Street	Tampa, FL	1989		2003	220,579	99%	$21.61	$43,100,425
Tysons Executive Plaza II(12)	McLean, VA	1988		2000	259,614	97%	$24.15	$40,570,382
Creeksides at CenterPoint	Kent, WA	1985		2006	218,589	81%	$12.36	$40,508,139
10 Waterview Boulevard	Parsippany, NJ	1984		1999	208,601	58%	$12.95	$32,100,000
9 Hutton Centre	Santa Ana, CA	1990		2001	149,946	82%	$16.40	$29,000,000
Columbus Portfolio	Various, OH	1997-1998		1999, 2001	259,694	89%	$10.00	$24,600,000
Needham Corporate Center	Needham, MA	1987		2001	138,684	75%	$13.20	$22,712,550
Batterymarch Park II	Quincy, MA	1986		2001	104,718	53%	$10.08	$13,234,314

Office Property Investments						92%		$7,308,069,775

INDUSTRIAL PROPERTY INVESTMENTS
Ontario Industrial Portfolio(13)	Various, CA	1997-1998		1998, 2000, 2004	3,584,769	100%	$3.31	$270,000,000	(4)
Dallas Industrial Portfolio(14)	Dallas and Coppell, TX	1997-2001		2000-2002	3,886,541	90%	$2.44	$153,210,519
Southern California RA Industrial Portfolio	Los Angeles, CA	1982		2004	920,028	96%	$5.31	$97,558,473
Cabot Industrial Portfolio	Rancho Cucamonga, CA	2000-2002		2000, 2001,
				2002, 2004	1,214,475	100%	$3.71	$88,200,000
Chicago Industrial Portfolio(15)	Chicago and Joliet, IL	1997-2000		1998, 2000	1,577,606	90%	$3.83	$89,104,640
Atlanta Industrial Portfolio	Lawrenceville, GA	1996-1999		2000	1,945,693	95%	$2.18	$77,863,416
Shawnee Ridge Industrial Portfolio(16)	Atlanta, GA	2000-2005		2005	1,422,922	100%	$3.05	$76,117,193
Chicago Caleast Industrial Portfolio	Chicago, IL	1974-2005		2003	1,493,706	93%	$2.52	$74,999,590
Northern California RA Industrial Portfolio	Oakland, CA	1981		2004	741,456	93%	$4.06	$71,317,741
IDI National Portfolio(17)	Various, U.S.	1999-2004		2004	3,655,671	98%	$3.30	$70,348,753

TIAA Real Estate Account  Prospectus  |  23

Properties (continued)

Property Investment	Location	Year Built	Year Purchased	Rentable Area (Sq. ft.)	(1)	Percent Leased	Annual Avg. Base Rent Per Leased Sq. Ft.	(2)	Market Value	(3)

INDUSTRIAL PROPERTY INVESTMENTS (continued)
Rainier Corporate Park	Fife, WA	1991-1997	2003	1,104,646		97%	$4.03		$69,362,219
IDI Kentucky Portfolio	Various, KY	1998-2000	1998, 2000, 2005	1,437,022		100%	$3.24		$66,552,034
Regal Logistics Campus	Seattle, WA	1999-2004	2005	968,535		100%	$4.15		$66,000,000
South River Road Industrial	Cranbury, NJ	1999	2001	858,957		100%	$4.24		$60,600,000
Memphis Caleast Industrial Portfolio	Memphis, TN	1996-1997	2003	1,600,232		100%	$2.01		$52,500,000
GE Appliance East Coast Distribution Facility	Perryville, MD	2003	2005	1,004,000		100%	$2.82		$48,000,000
Pinnacle Industrial/DFW Trade Center	Grapevine, TX	2003, 2004, 2006	2006	899,200		100%	$3.49		$45,874,807
New Jersey Caleast Industrial Portfolio	Cranbury, NJ	1982-1989	2003	807,773		50%	$2.23		$41,920,988
East North Central RA Industrial Portfolio	Chicago, IL	1978	2004	541,266		96%	$4.65		$37,503,284
Broadlands Business Park	Elkton, MD	2006	2006	756,690		100%	$2.85		$35,002,731
Centre Pointe and Valley View	Los Angeles County, CA	1965-1989	2004	307,685		100%	$4.10		$32,385,980
Northeast RA Industrial Portfolio	Boston, MA	2000	2004	384,000		100%	$5.60		$30,900,000
1900 South Burgundy Place	Ontario, CA	1988-1999	2006	397,125		100%	$3.69		$28,045,226
Summit Distribution Center	Memphis, TN	2002	2003	708,532		100%	$2.52		$26,300,000
Eastgate Distribution Center	San Diego, CA	1996	1997	200,000		100%	$7.02		$25,558,962
Airways Distribution Center	Memphis, TN	2005	2006	556,600		100%	$3.20		$24,857,278
Konica Photo Imaging Headquarters	Mahwah, NJ	1999	1999	168,000		100%	$11.25		$23,100,000
Weber Distribution	Rancho Cucamonga, CA	1988	2006	275,760		100%	$4.04		$20,800,000
Northwest RA Industrial Portfolio	Seattle, WA	1996	2004	312,321		100%	$3.51		$20,684,499
Landmark at Salt Lake City (Building #4)	Salt Lake City, UT	2000	2000	328,508		85%	$2.77		$16,509,871
Mideast RA Industrial Portfolio	Wilmington, DE	1989	2004	266,141		90%	$3.22		$16,014,758
UPS Distribution Facility	Fernley, NV	1998	1998	256,000		100%	$4.07		$15,000,000
FEDEX Distribution Facility	Crofton, MD	1998	1998	110,842		100%	$7.18		$8,500,000
Mountain RA Industrial Portfolio	Phoenix, AZ	1989	2004	136,704		100%	$2.14		$6,605,429
Butterfield Industrial Park(18)	El Paso, TX	1980-1981	1995	183,510		100%	$2.39		$5,100,000

Industrial Property Investments						96%			$1,892,398,391

24  |  Prospectus  TIAA Real Estate Account

RETAIL PROPERTY INVESTMENTS
Florida Retail Portfolio(19)	Various, FL	1974-2005		2006	1,259,554		100%	$15.94	$265,396,677
The Florida Mall(20)	Orlando, FL	1986	(7)	2002	921,370	(21)	99%	$37.71	$237,919,775
West Town Mall(20)	Knoxville, TN	1972	(7)	2002	761,357	(21)	97%	$19.18	$126,214,963
Miami International Mall(20)	Miami, FL	1982	(7)	2002	290,299	(21)	97%	$37.03	$97,300,131
Marketfair	West Windsor, NJ	1987		2006	235,144		99%	$20.74	$94,058,427
Westwood Marketplace	Los Angeles, CA	1950	(7)	2002	202,201		100%	$29.95	$91,467,954
Mazza Gallerie	Washington, DC	1975		2004	293,935		98%	$18.46	$86,350,179
Publix at Weston Commons	Weston, FL	2005		2006	126,922		97%	$22.04	$54,411,436	(4)
Plainsboro Plaza	Plainsboro, NJ	1987		2005	218,653		90%	$11.55	$50,900,000
South Frisco Village	Frisco, TX	2002		2006	227,175		99%	$13.47	$47,014,065	(4)
The Market at Southpark	Littleton, CO	1988		2004	190,080		96%	$12.03	$35,800,000
Suncrest Village	Orlando, FL	1987		2005	93,358		100%	$9.48	$17,009,378
Plantation Grove	Ocoee, FL	1995		1995	73,655		100%	$12.31	$15,010,406

Retail Property Investments							98%		$1,218,853,391

OTHER COMMERCIAL PROPERTY INVESTMENTS
Storage Portfolio I(22)	Various, U.S.	1972-1990		2003	2,226,549		83%	$9.64	$74,864,074

Commercial Property Investments							94%		$10,494,185,631

RESIDENTIAL PROPERTY INVESTMENTS(23)
Houston Apartment Portfolio(24)	Houston, TX	1984-2004		2006	NA		93%	NA	$306,042,523
Kierland Apartment Portfolio(25)	Scottsdale, AZ	1996-2000		2006	NA		96%	NA	$206,100,000
Palomino Park Apartments	Denver, CO	1996-2001		2005	NA		92%	NA	$184,000,000
Phoenix Apartment Portfolio(26)	Greater Phoenix Area, AZ	1995-1998		2006	NA		94%	NA	$182,900,000
The Legacy at Westwood Apartments	Los Angeles, CA	2001		2002	NA		94%	NA	$110,231,593
The Colorado	New York, NY	1987		1999	NA		99%	NA	$100,000,000
Larkspur Courts	Larkspur, CA	1991		1999	NA		93%	NA	$93,043,346
Ashford Meadows Apartments	Herndon, VA	1998		2000	NA		92%	NA	$89,091,341
1050 Lenox Park	Atlanta, GA	2001		2005	NA		97%	NA	$79,470,836
Regents Court Apartments	San Diego, CA	2001		2002	NA		92%	NA	$67,800,000
South Florida Apartment Portfolio	Boca Raton and Plantation, FL	1986		2001	NA		96%	NA	$65,099,785
The Caruth	Dallas, TX	1999		2005	NA		96%	NA	$60,007,237
The Reserve at Sugarloaf	Duluth, GA	2000		2005	NA		99%	NA	$49,500,000	(4)
Glenridge Walk	Atlanta, GA	1996, 2001		2005	NA		97%	NA	$48,710,574
The Lodge at Willow Creek	Denver, CO	1997		1997	NA		96%	NA	$39,501,399
The Maroneal	Houston, TX	1998		2005	NA		95%	NA	$39,113,694

TIAA Real Estate Account  Prospectus  |  25

Properties (continued)

Property Investment	Location	Year Built	Year Purchased	Rentable Area (Sq. ft.)	(1)	Percent Leased	Annual Avg. Base Rent Per Leased Sq. Ft.	(2)	Market Value	(3)

RESIDENTIAL PROPERTY INVESTMENTS(23) (continued)
Lincoln Woods Apartments	Lafayette Hill, PA	1991	1997	NA		93%	NA		$37,781,555
Westcreek Apartments	Westlake Village, CA	1988	1997	NA		95%	NA		$35,300,000
The Legends at Chase Oaks	Plano, TX	1997	1998	NA		98%	NA		$29,025,236
The Fairways of Carolina	Margate, FL	1993	2001	NA		96%	NA		$25,309,965
Royal St. George	W. Palm Beach, FL	1995	1996	NA		97%	NA		$25,000,000
Quiet Water at Coquina Lakes	Deerfield Beach, FL	1995	2001	NA		95%	NA		$24,006,100
The Greens at Metrowest Apartments	Orlando, FL	1990	1995	NA		91%	NA		$21,011,825

Residential Property Investments						95%			$1,918,047,009

Total—All Property Investments									$12,412,232,640

(1)	The square footage is an approximate measure and is subject to periodic remeasurement.

(2)

Based on total contractual rent on leases existing as of December 31, 2006. For those properties purchased in the fourth quarter of 2006, the rent is based on the existing leases as of the date of purchase. The contractual rent can either be on a gross or a net basis, depending on the terms of the individual leases.

(3)	Market value reflects the value determined in accordance with the procedures described in the Account’s prospectus and as stated in the Statement of Investments (contained in “Financial Statements”).

(4)	Market value shown represents the Account’s interest gross of debt.

(5)	This property is located in London, the United Kingdom, and the market value is converted from British pounds to U.S. dollars at the exchange rate as of December 31, 2006.

(6)	This property was renovated in 2004 and 2006.

(7)	Undergone extensive renovations since original construction.

(8)	The property is held in a 75%/25% joint venture with Equity Office Properties Trust. Market value shown reflects the value of the Account’s interest in the joint venture.

(9)

Formerly known as “Colorado Center”, this property is held in a 50%/50% joint venture with Equity Office Properties Trust. Market value shown reflects the value of the Account’s interest in the joint venture, net of debt.

(10)

The Account purchased a 50.25% interest in a private REIT, which owns this property. A 49.70% interest is owned by Societe Immobiler Trans-Quebec, and .05% is owned by 100 individuals. Market value shown reflects the value of the Account’s interest in the joint venture.

(11)	Formerly known as “U.S. Bank Plaza.”

(12)	The property is held in a 50%/50% joint venture with Tennessee Consolidated Retirement System. Market value shown reflects the value of the Account’s interest in the joint venture.

26  |  Prospectus  TIAA Real Estate Account

(13)	The Ontario Industrial Portfolio contains six investment properties, including one portfolio which consists of 1.1million square feet located in Mira Loma, California.

(14)	The Dallas Industrial Portfolio contains 11 warehouse distribution properties located in Dallas and Copell, Texas.

(15)	On October 5, 2006, the Account purchased Prairie Point Corporate Park, an industrial building in Bolingbrook, IL. This property was consolidated into the existing Chicago Industrial Portfolio.

(16)	On October 5, 2006, the Account purchased Hamilton Mill Business Center, an industrial building in Buford, GA. This property was consolidated into the existing Shawnee Ridge Industrial Portfolio.

(17)	The property is held in a 60%/40% joint venture with Industrial Development International. Market value shown reflects the value of the Account’s interest in the joint venture, net of debt.

(18)	Leasehold Interest Only.

(19)

This property investment is held in a 80%/20% joint venture with Weingarten Realty Investors. Market value shown reflects the value of the Account’s interest in the joint venture. This portfolio contains seven neighborhood and/or community shopping centers located in the Ft. Lauderdale, Miami, Orlando and Tampa, Florida areas.

(20)	Each property is held in a 50%/50% joint venture with the Simon Property Group. Market value shown reflects the value of the Account’s interest in the joint venture, net of debt.

(21)	Reflects the square footage owned by the joint venture.

(22)	The property is held in a 75%/25% joint venture with Storage USA. Market value shown reflects the value of the Account’s interest in the joint venture, net of debt.

(23)	For the average unit size and annual average rent per unit for each residential property, see “Residential Properties” below.

(24)	The Houston Apartment Portfolio contains 11 properties that are a mix of two and three-story luxury garden style apartments and are located in Houston, Texas.

(25)	The Kierland Apartment Portfolio contains three properties that are a mix of two and three-story luxury garden style apartments and are located in Scottsdale, Arizona.

(26)	The Phoenix Apartment Portfolio contains four properties that are a mix of two and three-story luxury garden style apartments and are located in the greater Phoenix area in Arizona.

TIAA Real Estate Account  Prospectus  |  27

COMMERCIAL (NON-RESIDENTIAL) PROPERTIES

          At December 31, 2006, the Account held 98 commercial (non-residential) property investments in its portfolio, including a portfolio of storage facilities located throughout the United States. Twelve of these properties were held through joint ventures, and 18 were subject to mortgages. Although the terms vary under each lease, certain expenses, such as real estate taxes and other operating expenses, are paid or reimbursed in whole or in part by the tenants.

          Management believes that the Account’s portfolio is well diversified by both property type and geographic location. The portfolio consists of: 49 office properties containing approximately 23 million square feet located in 13 states, the District of Columbia and the United Kingdom; 35 industrial properties containing 35 million square feet located in 14 states, including a 60% interest in a portfolio of industrial properties located throughout the United States; and 13 retail properties containing approximately five million square feet located in six states and the District of Columbia. In addition, the Account has a 75% interest in a portfolio of storage facilities located throughout the United States containing approximately 2.2 million square feet.

          As of December 31, 2006, the average overall occupancy rate of the Account’s commercial real estate portfolio was 94%. On an average basis, the Account’s office properties were 92% leased, industrial properties were 96% leased, retail properties were 98% leased and the storage portfolio was 83% leased.

          Major Tenants: The following table lists the Account’s major commercial tenants based on the total space they occupied as of December 31, 2006, in the Account’s properties.

	Occupied Square Feet	Percentage of Total Rentable Area of Account’s Industrial Properties	Percentage of Total Rentable Area of Account’s Non-Residential Properties

MAJOR INDUSTRIAL TENANTS
Walmart	1,099,112	3.1%	1.8%
Gap	1,045,000	3.0%	1.7%
General Electric	1,004,000	2.9%	1.6%
Priority Fulfillment Services	993,120	2.8%	1.6%
Regal West	968,535	2.8%	1.5%
Tyco Healthcare	800,000	2.3%	1.3%
TNT	756,600	2.2%	1.2%
Hewlett Packard	708,532	2.0%	1.1%
Kaz	700,000	2.0%	1.1%
Del Monte	689,660	2.0%	1.1%

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	Occupied Square Feet	Percentage of Total Rentable Area of Account’s Office Properties	Percentage of Total Rentable Area of Account’s Non-Residential Properties

MAJOR OFFICE TENANTS
Deloitte & Touche	517,705	2.3%	0.8%
Yahoo!	476,740	2.1%	0.8%
Southern Company Services, Inc	448,004	2.0%	0.7%
Mellon (Boston Co)	361,623	1.6%	0.6%
Microsoft	361,528	1.6%	0.6%
Crowell & Moring	320,539	1.4%	0.5%
BHP Petroleum	316,638	1.4%	0.5%
Accenture	302,730	1.3%	0.5%
Met Life Insurance	289,433	1.3%	0.5%
IDX Systems	284,631	1.3%	0.5%

	Occupied Square Feet	Percentage of Total Rentable Area of Account’s Retail Properties	Percentage of Total Rentable Area of Account’s Non-Residential Properties

MAJOR RETAIL TENANTS
Publix	313,859	6.4%	0.5%
JC Penney	196,931	4.0%	0.3%
Belk	162,501	3.3%	0.3%
Parisian	143,278	2.9%	0.2%
Saks & Co.	127,727	2.6%	0.2%
Neiman Marcus	124,314	2.5%	0.2%
Bed Bath & Beyond	101,100	2.1%	0.2%
Expo Design	98,350	2.0%	0.2%
Old Navy	82,075	1.7%	0.1%
Regal Cinema	76,580	1.6%	0.1%

TIAA Real Estate Account  Prospectus  |  29

          The following table lists the rentable area subject to expiring leases during the next five years, and an aggregate figure for expirations in 2012 and thereafter, in the Account’s properties.

Year of Lease Expiration	Rentable Area Subject to Expiring Leases (sq. ft.)	Percentage of Total Rentable Area of Account’s Office Properties Represented by Expiring Leases(1)

OFFICE PROPERTIES
2007	2,229,661	9.9%
2008	2,171,122	9.6%
2009	1,913,318	8.5%
2010	2,335,573	10.3%
2011	2,945,731	13.0%
2012 and thereafter	9,272,527	41.0%

Total	20,867,932	92.2%

Year of Lease Expiration	Rentable Area Subject to Expiring Leases (sq. ft.)	Percentage of Total Rentable Area of Account’s Industrial Properties Represented by Expiring Leases(1)

INDUSTRIAL PROPERTIES
2007	3,915,050	11.2%
2008	5,034,465	14.4%
2009	6,078,823	17.4%
2010	4,464,370	12.8%
2011	3,780,235	10.8%
2012 and thereafter	9,397,067	26.8%

Total	32,670,010	93.3%

Year of Lease Expiration	Rentable Area Subject to Expiring Leases (sq. ft.)	Percentage of Total Rentable Area of Account’s Retail Properties Represented by Expiring Leases(1)

RETAIL PROPERTIES
2007	324,085	6.6%
2008	283,346	5.8%
2009	374,582	7.6%
2010	534,841	10.9%
2011	462,270	9.4%
2012 and thereafter	2,770,806	56.3%

Total	4,749,930	96.5%

(1)	The percentages indicated as expiring in a given year may not equal the total percentages due to rounding.

30  |  Prospectus  TIAA Real Estate Account

RESIDENTIAL PROPERTIES

          The Account’s residential property portfolio currently consists of 23 property investments comprised of first class or luxury multi-family, garden, midrise, and high-rise apartment buildings. The portfolio contains approximately 11,106 units located in nine states and has a 95% average occupancy rate. One of the residential properties in the portfolio is subject to a mortgage. The complexes generally contain one- to three-bedroom apartment units with a range of amenities, such as patios or balconies, washers and dryers, and central air conditioning. Many of these apartment communities have on-site fitness facilities, including some with swimming pools. Rents on each of the properties tend to be comparable with competitive communities and are not subject to rent regulation. The Account is responsible for the expenses of operating its residential properties.

          The table below contains detailed information regarding the apartment complexes in the Account’s portfolio as of December 31, 2006.

Property	Location	Number of Units	Average Unit Size (Square Feet)	Avg. Rent Per Unit/ Per Month

The Greens at Metrowest	Orlando, FL	200	920	$940
The Royal St. George Apts	West Palm Beach, FL	224	870	$1,056
Westcreek Apartments	Westlake Village, CA	126	951	$1,819
Lincoln Woods Apartments	Lafayette Hill, PA	216	774	$1,272
Lodge at Willow Creek	Denver, CO	316	996	$1,008
Legends at Chase Oaks	Plano, TX	346	972	$1,082
The Colorado	New York, NY	256	622	$2,703
Larkspur Courts	Larkspur, CA	248	1,001	$2,086
Ashford Meadows	Herndon, VA	440	1,050	$1,435
South Florida Apartment Portfolio	Boca Raton, Plantation, FL	550	889	$1,105
Fairways of Carolina	Margate, FL	208	1,026	$1,160
Quiet Waters Apartments	Deerfield Beach, FL	200	1,048	$1,250
Legacy at Westwood	Los Angeles, CA	187	1,181	$4,223
Regents Court	San Diego, CA	251	884	$1,717
The Reserve at Sugarloaf	Duluth, GA	333	1,220	$1,149
The Maroneal	Houston, TX	309	928	$1,207
Glenridge Walk	Atlanta, GA	296	1,142	$1,337
1050 Lenox Park	Atlanta, GA	407	1,023	$1,386
Caruth at Lincoln Park	Dallas, TX	338	1,168	$1,680
Palomino Park	Highlands Ranch, CO	1,184	1,095	$1,520
Houston Apartment Portfolio	Houston, TX	2,295	1,062	$1,332
Phoenix Apartment Portfolio	Greater Phoenix, AZ	1,176	996	$1,084
Kierland Apartment Portfolio	Scottsdale, AZ	1,000	1,049	$1,166

RECENT TRANSACTIONS

          The following describes property transactions by the Account since February 1, 2007, the date of the last supplement to the Account prospectus describing property purchases. Except as noted, the expenses for operating the properties purchased are either borne or reimbursed, in whole or in part, by the property tenants, although the terms vary under each lease. The Account is responsible for operating expenses not reimbursed under the terms of a lease. All rental rates are quoted on an annual basis unless otherwise noted.

TIAA Real Estate Account  Prospectus  |   31

PURCHASES

Retail Properties

Joint Venture with Developers Diversified Realty Corporation

          On February 27, 2007, DDR/TC Core Retail Fund, LLC, a Delaware limited liability company (Company) and a joint venture between a wholly owned subsidiary of TIAA, for the benefit of the Account, and a wholly owned subsidiary of Developers Diversified Realty Corporation (DDR), acquired an aggregate of 66 community center properties located predominantly the southeastern United States for approximately $3.0 billion of total asset value (collectively, the “Portfolio”). Prior to this acquisition, the Properties were owned by Inland Retail Real Estate Trust, Inc. The Account contributed 85% of the equity in the Company (approximately $1.04 billion) and DDR contributed 15% of the equity in the Company (approximately $170 million). The Portfolio consists of approximately 17.0 million square feet of owned gross leasable area (over 18 million square feet including “shadow” anchors) and has an average occupancy of approximately 96.0%. The properties are located in 13 states, with 42 properties, representing approximately 60.7% of the Portfolio’s valuation, located in Georgia, North Carolina and Florida. The largest asset accounts for 6.3% of the total value and the largest state concentration is in Georgia with 18 properties which account for 34.6% of the Portfolio’s total value. The majority of the Portfolio is anchored by well-known, high-quality retailers including Wal-Mart (6%), Kohl’s (5%), Ross Dress for Less (3%), Goody’s Family Clothing (3%), and Linens ‘N Things (2%).

          The Portfolio is subject to an aggregate of approximately $1.8 billion in indebtedness and consists of assumed indebtedness and three separate pools of financing, each provided by a different lender. Solely for purposes of the financing, the lenders have divided the Portfolio into 70 individual properties. The material components of the three pools of financing are as follows:

•

One lender has provided 25 individual non-recourse loans, to subsidiaries of Company, with customary recourse carve-outs, in the aggregate amount of $736,558,611. The loans bear interest at a fixed rate of 5.4475%. Each loan is a separate, individual loan secured by an individual community retail center and each loan is not cross-collateralized or cross-defaulted with any of the other loans or other community retail centers.

•

One lender has provided a non-recourse loan, to subsidiaries of Company, with customary recourse carve-outs, in the aggregate amount of $559,533,762. The loan bears interest at a fixed rate of 5.48%. This loan is secured by 17 community retail centers. The loan is cross-defaulted and cross-collateralized on a Portfolio basis, but Company will be permitted to transfer any or all of the 17 individual properties upon compliance with certain conditions, including the requirement that either the transferee expressly assumes the loan or Company reduces the loan amount allocated to the transferred property by an amount in excess of the loan value.

•

One lender has provided a $250,000,000 5-year (a base 3-year term with two 1-year options) revolving credit recourse loan to Company at an interest rate calculated as the London Interbank Offered Rate (LIBOR) plus 65 basis

32  |  Prospectus  TIAA Real Estate Account

points (0.65%), calculated on a Actual/ 360-day year basis. The facility also provides for assets within the collateral to be released or substituted. This facility is initially secured by 13 community retail centers.

          Finally, Company assumed indebtedness on a total of 15 properties with an aggregate loan balance amount of approximately $285 million. These individual loans mature between June 2009 and June 2018, and all but one loan matures on or before August 2012.

Printemps De L’Homme - Paris, France

          On March 8, 2007, the Account purchased a retail center in Paris, France for approximately $263.7 million. The property consists of a nine-story retail building with three basement levels, was built in the 1930s, and underwent major renovations in 1999. The retail center contains 142,365 square feet and is 100% leased to France Printemps SA for their Printemps De L’Homme (Men’s Store). Rental rates average 637 Euros per square meter (at the time of underwriting, equivalent to $78.12 per square foot), which is below the current average market rent for comparable properties. The property is located in the Paris City Centre and Shopping Centre market, which consists of 4.2 million square meters (45.21 million square feet) and had a vacancy rate of 3% at the time of purchase.

SALES

Residential Properties

The Greens at MetroWest - Orlando, FL

          On February 14, 2007, the Account sold an apartment complex in Orlando, Florida for net sales proceeds of approximately $21.7 million. The Account purchased the property on December 15, 1995 for an original investment of $12.5 million. At the time of sale, the property had a market value of $21.5 million and a cost to date of $15.0 million in the records of the Account.

TIAA Real Estate Account  Prospectus  |  33

SELECTED FINANCIAL DATA

          The following selected financial data should be considered in conjunction with the Account’s financial statements and notes provided in this prospectus.

	Year Ended	Year Ended	Year Ended	Year Ended	Year Ended
	Dec. 31, 2006	Dec. 31, 2005	Dec. 31, 2004	Dec. 31, 2003	Dec. 31, 2002

Investment income:
Real estate income, net	$444,782,843	$340,089,550	$239,429,500	$224,938,080	$198,998,685
Income from real estate joint ventures and limited partnerships	84,671,528	71,826,443	71,390,397	31,989,569	17,077,072
Dividends and interest	135,407,210	70,999,212	27,508,560	19,461,931	26,437,901

Total investment income	664,861,581	482,915,205	338,328,457	276,389,580	242,513,658
Expenses	83,448,664	56,100,197	36,728,425	31,654,065	23,304,336

Investment income, net	581,412,917	426,815,008	301,600,032	244,735,515	219,209,322
Net realized and unrealized gain (loss) on investments and mortgage notes payable	1,032,787,765	765,970,272	414,580,303	58,837,371	(102,967,284)

Net increase in net assets resulting from operations	1,614,200,682	1,192,785,280	716,180,335	303,572,886	116,242,038
Participant transactions	1,969,780,728	2,110,375,836	1,735,947,490	813,860,715	346,079,345

Net increase in net assets	$3,583,981,410	$3,303,161,116	$2,452,127,825	$1,117,433,601	$462,321,383

	December 31,

	2006	2005	2004	2003	2002

Total assets	$15,759,961,333	$11,685,426,413	$7,843,979,924	$4,867,089,727	$3,731,503,245
Total liabilities	1,627,268,821	1,136,715,311	598,429,938	73,667,566	55,514,685

Total net assets	$14,132,692,512	$10,548,711,102	$7,245,549,986	$4,793,422,161	$3,675,988,560

Accumulation units outstanding	50,142,688	42,623,491	33,337,597	24,724,183	20,346,696

Accumulation unit value	$273.65	$239.95	$210.44	$186.94	$173.90

Mortgage notes payable	$1,437,149,148	$973,502,186	$499,479,256	—	—

34  |  Prospectus  TIAA Real Estate Account

QUARTERLY SELECTED FINANCIAL INFORMATION

          The following selected unaudited financial data for each full quarter of 2006 and 2005 are derived from the financial statements of the Account for the years ended December 31, 2006 and 2005.

	2006
	For the Three Months Ended

	March 31	June 30	September 30	December 31

Investment income, net	$117,280,069	$135,154,810	$173,662,421	$155,315,617
Net realized and unrealized gain on investments and mortgage loans payable	229,766,395	411,609,818	266,396,224	125,015,328

Net increase in net assets resulting from operations	$347,046,464	$546,764,628	$440,058,645	$280,330,945

Total return	3.21%	4.69%	3.43%	2.04%

	2005
	For the Three Months Ended

	March 31	June 30	September 30	December 31

Investment income, net	$93,301,077	$98,805,190	$114,048,282	$120,660,459
Net realized and unrealized gain on investments and mortgage loans payable	21,210,579	263,101,053	267,884,516	213,774,124

Net increase in net assets resulting from operations	$114,511,656	$361,906,243	$381,932,798	$334,434,583

Total return	1.52%	4.38%	4.13%	3.33%

TIAA Real Estate Account  Prospectus  |  35

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

          The following discussion and analysis of our financial condition and results of operations should be read together with our financial statements and notes contained in this prospectus and with consideration to the sub-section entitled “Forward-Looking Statements,” which begins on page 51, and the section entitled “Risks,” which begins on page 11. The past performance of the Account is not indicative of future results.

2006 OVERVIEW

          The TIAA Real Estate Account (the “Account”) invests primarily in commercial real estate in order to meet its investment objective of obtaining favorable long-term returns through rental income and the appreciation of its real estate holdings. Commerical real estate enjoyed another strong year of performance in 2006. The continued positive performance of commercial real estate markets is a reflection of positive economic indicators and improved real estate market fundamentals, as discussed in the following section. While economic growth was relatively strong throughout the year, the Federal Reserve Board reported in its January 2007 “Beige Book,” which summarizes economic conditions in the 12 Federal Reserve Districts, that economic activity had moderated in several Districts since its November 2006 report. However, the Federal Reserve Board also stated that commercial real estate markets remained very active throughout the country: “…in contrast to the housing sector, commercial real estate markets continued to see strong activity in most Districts.”

          Investor demand for commercial real estate in 2006 was fueled by the solid performance of the U.S. economy, healthy market fundamentals, a dip in interest rates in the second half of 2006, and relatively attractive returns when compared to other asset classes. Unlike the single family housing market, which experienced softening in demand and prices, commercial real estate prices and investment activity increased in 2006. According to Real Capital Analytics, one of the primary industry sources of commercial real estate transaction data, commercial real estate transactional volume in 2006 totaled approximately $307 billion, an 11% increase over 2005. A number of REIT privatization transactions and the $5 billion purchase price paid for a single property (Peter Cooper Village/Stuyvesant Town in New York City) were responsible for a sizeable share of the 2006 increase, which may make it difficult for the commercial real estate market to sustain this pace in 2007.

          While management believes that economic and real estate market fundamentals should remain stable to positive in the near term, commercial real estate markets are cyclical over the longer term and, therefore, are subject to change. Geopolitical and economic risks, changes in interest rates or monetary policy, industry or sector slowdowns, the dynamics of supply and demand for commercial real estate and changing demographics are but a few of the factors which can affect commercial real estate values and, consequently, the

36  |  Prospectus  TIAA Real Estate Account

performance of the Account. While management cannot predict the exact nature or timing of such changes or the magnitude of their impact, our experience has demonstrated that market fluctuations can and will take place without advance notice, and any significant changes could have a direct and meaningful impact on the returns of the Account. Please refer to the section entitled “Risks,” which begins on page 11, for a more detailed description of the risks associated with an investment in the Account.

          It is also important to note that, while the single family residential real estate market has slowed to varying degrees in particular markets throughout the country, the Account does not directly invest in single family residential real estate. Historically, there has not been a strong link between commercial real estate and single family housing because different market fundamentals drive the performance of each. The volatility in interest rates had an immediate negative impact on the affordability of single family housing while not affecting commercial real estate values in the short term. During this same period, the commercial real estate market has been experiencing improved market conditions (improving occupancies and increases in rental rates) and moderate levels of new construction.

INVESTMENTS AS OF DECEMBER 31, 2006

          As of December 31, 2006, the Account had total net assets in the amount of $14,132,692,512, a 4% increase from the end of the third quarter of 2006 and a 34% increase from year-end 2005. The growth in net assets was due to the strong inflow of premiums and net transfers into the Account, combined with a healthy increase in net investment income and capital appreciation on the Account’s investment portfolio during the year ended December 31, 2006, as compared to 2005.

          As of December 31, 2006, the Account owned a total of 121 real estate property investments (109 of which were wholly owned and 12 of which were held in joint ventures) representing 80.03% of the Account’s total investment portfolio. The real estate portfolio included 49 office properties (six of which were held in joint ventures and one located in London, England), 35 industrial properties (including one held in a joint venture), 23 apartment complexes, 13 retail properties (including four held in joint ventures), and a 75% joint venture interest in a portfolio of storage facilities. Of the 121 real estate property investments, only 18 were subject to debt. Total debt on the Account’s wholly owned real estate portfolio as of December 31, 2006 was $1,437,149,148, representing 10.17% of Total Net Assets. The Account’s share of joint venture debt is netted out in determining the joint venture values shown in the Statement of Investments, but, when that debt is also considered, total debt on the Account’s portfolio as of December 31, 2006 was $1,909,316,373, representing 13.51% of Total Net Assets.

          Management believes the Account’s real estate and real estate-related transactional activity in the year ended December 31, 2006 was strong. The Account purchased 23 property investments, including a joint venture interest, for

TIAA Real Estate Account  Prospectus  |  37

a total net equity investment of $2.3 billion. These purchases were diversified by both location (12 states and Washington, D.C.) and sector. The Account purchased an 80% joint venture interest in four retail centers, and purchased nine office properties, seven industrial properties, three retail properties and three apartment properties. Two of the seven industrial properties were consolidated into existing portfolios. The Account also sold nine property investments (four apartment and five office properties), for approximately $381.9 million. These properties had either maximized in value, under-performed, or represented properties needing significant capital infusions in the future, which could have had a negative impact on the Account’s overall performance. The properties sold had a total net realized gain of $76.1 million. In addition, the Account made a $75 million mortgage loan receivable investment secured by an apartment complex in Washington, D.C.

          Management believes that the Account’s real estate portfolio is diversified by location and property type and, at December 31, 2006, no single property investment represented more than 3.56% of its total investments or more than 4.45% of its total real estate investments, based on the values of such assets. The following charts reflect the diversification of the Account’s real estate assets by region and property type, list its ten largest holdings, and list its top five overall market exposures by metropolitan statistical area. All information is based on the values of the properties as stated in the financial statements as of December 31, 2006.

REAL ESTATE PROPERTY INVESTMENT DIVERSIFICATION BY MARKET VALUE

	East	West	South	Midwest	Other*	Foreign**	TOTAL
	(32)	(40)	(39)	(7)	(2)	(1)	(121)

Office (49)	22.6%	18.4%	11.5%	2.9%	0.0%	3.5%	58.9%
Apartment (23)	1.9%	7.4%	6.2%	0.0%	0.0%	0.0%	15.5%
Industrial (35)	2.6%	6.6%	3.8%	1.6%	0.6%	0.0%	15.2%
Retail (13)	1.9%	1.0%	6.9%	0.0%	0.0%	0.0%	9.8%
Other (1)	0.0%	0.0%	0.0%	0.0%	0.6%	0.0%	0.6%

TOTAL (121)	29.0%	33.4%	28.4%	4.5%	1.2%	3.5%	100.0%

( )	Number of property investments in parentheses.

*	Represents a portfolio of storage facilities and a portfolio of industrial properties located in various regions across the U.S.

**	Represents a United Kingdom real estate investment.

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TOP TEN REAL ESTATE PROPERTY INVESTMENTS

Property Name	City	State/ County	Property Type	Market Value ($M)(a)		% of Total Real Estate Portfolio	% of Total Investments

1001 Pennsylvania Ave	Washington	DC	Office	$552.5	(b)	4.45%	3.56%
1 & 7 Westferry Circus	London	UK	Office	$428.6	(c)	3.45%	2.76%
50 Fremont Street	San Francisco	CA	Office	$421.0	(d)	3.39%	2.71%
IDX Tower	Seattle	WA	Office	$399.0	(e)	3.21%	2.57%
The Newbry	Boston	MA	Office	$370.7		2.99%	2.39%
Four Oaks Place	Houston	TX	Office	$306.2		2.47%	1.97%
Houston Apartment Portfolio	Houston	TX	Apartment	$306.0		2.47%	1.97%
780 Third Avenue	New York City	NY	Office	$298.0		2.40%	1.92%
99 High Street	Boston	MA	Office	$291.8	(f)	2.35%	1.88%
Ontario Industrial Portfolio	Ontario	CA	Industrial	$270.0	(g)	2.18%	1.74%

(a)

Value as reported in the 12/31/06 Statement of Investments, unless otherwise indicated. Investments owned 100% by TIAA are reported based on market value. Investments in joint ventures are reported based on the Account’s ownership percentage in the joint ventures.

(b)	This property is shown gross of debt. The value of the Account’s interest less leverage is $332.4M.

(c)

This property is shown gross of debt. The value of the Account’s interest less leverage is $168.3M. The market value has been converted to U.S dollars from British pounds at the exchange rate as of December 31, 2006.

(d)	This property is shown gross of debt. The value of the Account’s interest less leverage is $278.6M.

(e)	This property is shown gross of debt. The value of the Account’s interest less leverage is $246.0M.

(f)	This property is shown gross of debt. The value of the Account’s interest less leverage is $106.8M.

(g)	This property is shown gross of debt. The value of the Account’s interest less leverage is $260.1M.

TOP FIVE OVERALL MARKET EXPOSURE

Metropolitan Statistical Area	% Leased	# of Investments	% Total Investments

Washington-Arlington-Alexandria	96.8%	10	9.61%
Boston-Quincy	85.3%	6	5.85%
San Francisco-San Mateo-Redwood City	93.3%	4	5.39%
Los Angeles-Long Beach-Glendale	98.4%	8	5.37%
Seattle-Bellevue-Everett	95.8%	5	4.29%

          As of December 31, 2006, the Account also held investments in real estate limited partnerships, representing 1.80% of Total Investments, real estate equity securities, representing 3.99% of Total Investments, commercial mortgage-backed securities (CMBSs), representing 0.55% of Total Investments, a mortgage loan receivable representing 0.48% of Total Investments, commercial paper representing 10.79% of Total Investments, and government bonds, representing 2.36% of Total Investments.

TIAA Real Estate Account  Prospectus  |  39

          Real Estate Market Outlook—In General

          (Commercial real estate market statistics discussed in this section are obtained by the Account from sources that management considers reliable, but the data is preliminary for the year ended December 31, 2006 and may be subsequently revised. Prior period data may have been adjusted to reflect updated calculations. Investors should not rely exclusively on the data presented below in forming a judgment regarding the current or prospective performance of the commercial real estate market generally.)

          The United States commercial real estate markets and the national economy continued to experience improvements throughout 2006. Commercial real estate market fundamentals improved while the national economy moved ahead, albeit more slowly in the second half of 2006. Despite the slower economic growth, capital inflow from investors to commercial real estate assets remained strong in 2006, continuing to support commercial real estate values, while moderating investment returns. Management believes it is important to remember that real estate values can be affected by prospective changes in economic and capital market conditions, as well as by changes in supply and demand at the local level.

          Economic activity expanded throughout the nation in 2006. The United States economy added a total of 2.24 million new jobs over the course of 2006 and 2.54 million new jobs in 2005. The unemployment rate dropped to 4.5% as of December 2006, from 4.9% in December 2005. Economic gains were broadly based, both geographically and across industries. While the economy did grow throughout 2006, the Federal Reserve Board reported in its January 2007 “Beige Book” that economic activity had moderated in several Districts during December. The Federal Reserve also noted, however, that “...in contrast to the housing sector, commercial real estate markets continued to see strong activity in most Districts.”

          Payroll employment growth in the Account’s primary metropolitan areas remained positive in 2006. Of the Account’s five top markets (Washington, D.C., Boston, San Francisco, Los Angeles and Seattle), based on the net equity value of the Account’s property investments, employment growth was strongest in the Seattle metropolitan area, where payroll employment grew 3.9% in 2006. Employment growth was also strong in the Washington, D.C. metropolitan area, where payroll employment grew 2.5% over the course of 2006. Employment growth was more modest in the Boston (+0.9%), San Francisco (+1.5%) and Los Angeles (+1.2%) metropolitan areas. By comparison, payroll employment grew 1.4% in the United States as a whole in 2006.

          Growth in payroll employment is highly correlated with tenant demand for commercial real estate; however, growth in employment may not immediately result in demand for space. Space demand can lag growth in employment due to the nature of the leasing cycle. Alternatively, absorption can be a leading indicator as companies lease space to accommodate anticipated hiring. The “financial activities” and “professional and business services” sectors are the primary office users, and growth in these sectors is correlated with office space demand over the long term. These two sectors added 179,000 and 442,000 jobs, respectively, over the course of 2006, and office space demand responded in kind. According to Torto Wheaton

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Research, an independent subsidiary of CB Richard Ellis and a widely-used source of real estate market data, office absorption in the United States, which is the net change in occupied space and a fundamental indicator of demand, totaled a healthy 75 million square feet in 2006. Gains in net absorption during 2006 lowered office vacancy rates throughout much of the country. Torto Wheaton Research reported that office market vacancies averaged 12.5% at year-end 2006, as compared with 13.6% at the end of 2005. In comparison, at year-end 2006, the vacancy rate of the Account’s office portfolio was 8%, well below the national average.

          Real estate conditions in the Account’s top office markets were solid in 2006. For example, in the Washington D.C. metropolitan area, where the largest concentration of the Account’s real estate investments are located, office vacancies were well below the national average at 9.1% as of year-end 2006, down from 9.3% at year-end 2005. In comparison, the average vacancy rate of the Account’s office portfolio in the Washington, D.C. metropolitan area was significantly better and stood at 3.0% at the end of 2006. Office vacancy rates in the Boston, Los Angeles, San Francisco, and Seattle metropolitan areas, which were the Account’s other top office markets, experienced steady declines over the past year, and the average office vacancy rates in those three markets at year-end 2006 were 11.9%, 10.0%, 10.8% and 9.4%, respectively. In comparison, the Account’s office portfolios in Los Angeles, San Francisco, Seattle and Boston had an average vacancy rate at year-end 2006 of 1%, 7%, 7% and 18%, respectively. It is important to note that three of the five property investments owned by the Account in the Boston metropolitan area are located within the city of Boston and had an average vacancy rate of 5%. The remaining two property investments are located in suburban areas and had an average vacancy rate of 36% due to a slower leasing pace.

          Industrial space demand is related to a number of factors, including the national business cycle, national industrial production, international trade volumes, changes in corporate logistics and distribution systems, and employment growth in the manufacturing, wholesale trade and transportation & warehousing industries. Most of these factors have experienced sustained growth over the last several years. For example, U.S. gross domestic product (GDP), a basic indicator of the national business cycle, grew an estimated 3.3% in 2006, after growing 3.2% in 2005 and 3.9% in 2004. Similarly, national industrial production grew at a 4.4% rate in 2006, following growth of 3.2% in 2005 and 2.5% in 2004. While GDP growth and growth in industrial production slowed during the second half of the year due primarily to a slowdown in domestic auto production and weakness in the single-family housing market, those factors continued to grow at relatively healthy rates. According to Torto Wheaton Research, industrial space absorption in major U.S. metropolitan areas totaled 188 million square feet in 2006, which is a reflection of U.S. economic growth, and, as a result of the healthy absorption, industrial vacancies dipped lower in 2006. According to Torto Wheaton Research, industrial vacancies averaged 9.4% at year-end 2006 compared with 9.9% at the end of 2005. In comparison, at year-end 2006, the vacancy rate of the Account’s industrial portfolio was 4%, well below the national average.

TIAA Real Estate Account  Prospectus  |  41

          Industrial market vacancies in the Riverside, California metropolitan area, where the largest concentration of the Account’s industrial properties are located, averaged 7.9% at year-end 2006, which was below the national average, but up from 6.1% at year-end 2005. Still, the Riverside industrial market remained the most active industrial market in the country with over 21 million square feet of absorption in 2006, which was 30% greater than that in the next most active market. In Los Angeles, another of the Account’s top industrial markets, vacancies were also well below the national average at 4.5% at year-end 2006. The industrial market vacancy rates in the Chicago (11.4%), Dallas (11.7%), and Atlanta (13.0%) metropolitan areas were above the national average, but vacancies in these markets declined over the course of 2006. In comparison, at December 31, 2006, the Account’s industrial portfolio in Riverside was 100% occupied, and, in Los Angeles and Dallas, the Account’s industrial market vacancy rates were 2% and 5%, respectively. In the Account’s remaining top two industrial markets, Chicago and Atlanta, average vacancy rates at year-end 2006 were 7% and 2%, respectively.

          The apartment market remained healthy throughout 2006, with the slow-down in the single-family housing market producing mostly positive effects for the apartment market. While the growth of single-family housing prices slowed in 2006, past price increases had pushed housing affordability to its lowest level since 2001. The supply of rental units was significantly reduced in a number of markets by developers who removed units from the rental stock as they pursued condominium conversion plans. The pace of condo conversions and conversion-driven acquisitions slowed significantly in the second half of 2006, but the reduction in rental supply during 2005 and the first half of 2006 was sufficient to keep apartment vacancies relatively low. According to Torto Wheaton Research, apartment vacancies increased to 5.1% at year-end 2006, as compared with 5.0% at the end of 2005. In addition, apartment rents increased in a number of markets for the first time in several years, and rental concessions such as free rent were reduced or eliminated in many markets. The average vacancy rate for the Account’s apartment portfolio was 5% at the end of 2006.

          Market vacancy rates in the Phoenix metropolitan area, the Account’s top apartment market, averaged 5.3% at year-end 2006. In the Account’s other top apartment markets, market vacancy rates were higher: Houston (7.6%), Denver (5.8%), Atlanta (5.9%), and Los Angeles (2.8%). In comparison, at December 31, 2006, the Account’s apartments located in Atlanta had an average vacancy rate of 2%, Phoenix had a vacancy rate of 5%, and in Denver, Houston and Los Angeles, average vacancy rates were 6%.

          Retail markets remained healthy in 2006. Preliminary data from the U.S. Department of Commerce indicated that retail and food service sales (excluding autos and auto parts) increased 7.3% in 2006, a significant gain given the elevated prices of oil and gasoline during much of the year. According to Torto Wheaton Research, vacancies in neighborhood and community centers increased to 8.7% at the end of 2006, versus 7.7% at year-end 2005. In comparison, the average vacancy rate at the end of 2006 for the Account’s entire retail portfolio, as well as, for its neighborhood and community centers, was 3%.

42  |  Prospectus  TIAA Real Estate Account

          Overall, Torto Wheaton Research believes that commercial real estate construction remains at appropriate levels to maintain the favorable real estate supply/demand conditions that existed in 2006 over the near term. Space demand is expected to track closely with construction for most property types over the next several years. According to Torto Wheaton Research, office construction nationally should total 87 million square feet over the 2007-2008 period and absorption should total 91 million square feet. Construction of industrial space is projected to total 340 million square feet over the 2007-2008 period, as compared with absorption of 304 million square feet. While industrial vacancies are expected to increase modestly to 9.8% at year-end 2008, rents are projected to grow 4.3% per year. Apartment construction is expected to total almost 425,000 units over the 2007-2008 period, and absorption is projected to total approximately 350,000 units. While apartment vacancies are expected to increase modestly in 2007-2008, they will remain low by historical standards. Further, apartment rents are projected to grow 3.2% in 2007 and 3.0% in 2008. Torto Wheaton Research expects construction of neighborhood and community centers to total 41.6 million square feet over the 2007-2008 period and absorption to total 40.8 million square feet. With construction and absorption closely aligned, retail rents are projected to grow 4.4% in 2007 and 3.3% in 2008.

          Economic Outlook for 2007

          On balance, management believes that prospects for U.S. commercial real estate markets remain promising given current economic and property market conditions. Several years into recovery, the national economy shows signs of a modest slowdown in economic activity primarily due to high energy prices and a weakened single-family housing market; however, many economists believe that the economy is in the midst of a “soft landing” and that economic activity should remain healthy throughout 2007. Nationally, employment is growing at a solid pace, as is employment in key office-using industries. In addition to promising fundamentals, domestic and foreign investor demand for commercial real estate shows little sign of abating. Strong inflows should provide support to current values but are also likely to continue to exert continued pressure on property prices and future returns. The Account will seek to balance the promising market fundamentals against pricing pressures when executing its investment strategy. However, market conditions affecting real estate investments at any given time cannot be predicted, and an unexpected, sudden economic downturn in one or a number of the markets in which the Account invests could significantly and adversely impact the Account’s returns.

RESULTS OF OPERATIONS

          Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

          Performance

          The Account’s total return was 14.04% for the year ended December 31, 2006, two basis points higher than the 2005 annual return of 14.02%. The Account’s

TIAA Real Estate Account  Prospectus  |  43

overall performance on a year-to-year basis reflects the continued strong performance of the Account’s real estate property investments and an increase in interest rates on its marketable securities.

          Commercial real estate has been experiencing historically high pricing for the past several years as capital has continued to flow into the asset class. While this increase in property pricing has positively impacted the Account’s net realized and unrealized gains on its real estate assets and joint venture holdings, the underlying property values are subject to decline prospectively, if capital or real estate market conditions experience adverse changes. Real estate as an investment should be considered from a long-term perspective. The Account’s total return (after expenses) over the past three, five and 10 years ended December 31, 2006 was 13.53%, 10.22% and 9.43%, respectively.

          The Account’s total net assets grew 34.0% from December 31, 2005 to December 31, 2006. The primary drivers of this growth were significant net participant transactions, the Account’s net investment income from its investment portfolio and the Account’s realized and unrealized gains on its investments over the last twelve months. Management believes that the net participant transfers into the Account are due to its positive historical performance and its low return volatility relative to other available investment options.

          Income and Expenses

          The Account’s net investment income, after deduction of all expenses, was 36.2% higher for the year ended December 31, 2006, as compared to 2005. This increase was related to the increase in total net assets, which included a 35.1% increase in the Account’s real estate properties, joint venture holdings and limited partnerships.

          The Account’s real estate holdings, including real estate joint ventures and limited partnerships, generated approximately 79.6% and 85.3% of the Account’s total investment income (before deducting Account level expenses) during 2006 and 2005, respectively. The remaining portion of the Account’s total investment income was generated by investments in marketable securities, including real estate equity securities, commercial paper, government bonds, and an investment in a commercial mortgage loan receivable. The decline in the percentage of the Account’s total investment income derived from its real estate holdings was primarily due to an increase in the Account’s interest income from its marketable securities and mortgage loan receivable.

          Gross real estate rental income increased approximately 34.9% in the year ended December 31, 2006, as compared to 2005. This increase was primarily due to the increased number and size of the Account’s wholly-owned property investments (98 at December 31, 2005 compared to 109 at December 31, 2006). Income from real estate joint ventures and limited partnerships was $84,671,528 for the year ended December 31, 2006, as compared with $71,826,443 for the year ended December 31, 2005. This 17.9% increase was due to an increase in gross rental income from the properties owned in joint ventures, as well as increased

44  |  Prospectus  TIAA Real Estate Account

income from limited partnerships. Investment income on the Account’s investments in marketable securities increased by 90.7%, from $70,999,212 in 2005 to $135,407,210 in 2006. This increase was due to an increase in the related investments and higher interest rates in 2006.

          Total property level expenses for wholly-owned property investments for the years ended December 31, 2006 and 2005 were $389,672,945 and $278,544,030, respectively. In 2006, operating expenses and real estate taxes represented 53% and 28% of the total property level expenses, respectively, with the remaining 19% representing interest payments on mortgages. In comparison, operating expenses, real estate taxes, and interest expense represented 54%, 32% and 14% of total property level expenses, respectively, in 2005. Overall, property level expenses increased by 40% from 2005 to 2006. The majority of this increase (71%) was due to increases in operating expenses and real estate taxes associated with the Account’s larger portfolio of wholly-owned property investments. The increase in the interest expense paid on properties subject to a mortgage accounted for 29% of the overall increase. As of year-end 2006, there were 12 wholly-owned properties subject to debt, as compared to seven leveraged properties at year-end 2005.

          The Account also incurred expenses for the years ended December 31, 2006 and 2005 for investment advisory services ($26,899,307 and $19,603,225, respectively), administrative and distribution services ($45,712,473 and $27,130,406, respectively), and mortality, expense risk and liquidity guarantee charges ($10,836,884 and $9,366,566 respectively). The total 49% increase in these expenses was a result of the larger net asset base in the Account, on which the fees are calculated, and the increased costs associated with managing and administering the Account.

          Net Realized and Unrealized Gains and Losses on Investments and Mortgage Loans Payable

          The Account had net realized and unrealized gains on investments and mortgage loans payable of $1,032,787,765 for the year ended December 31, 2006, as compared with net realized and unrealized gains on investments and mortgage loans payable of $765,970,272 for the year ended December 31, 2005. The overall increase was partially driven by the increase in net realized and unrealized gains on the Account’s real estate properties to $735,507,509 for the year ended December 31, 2006 from $619,333,773 for 2005. The Account also posted substantial net realized and unrealized gains on its marketable securities of $130,710,746 for the year ended 2006, as compared to $8,770,726 in 2005. In addition, the Account had unrealized gains on its real estate joint ventures and limited partnership holdings of $193,477,741 for the year ended December 31, 2006, as compared to unrealized gains of $167,019,921 for 2005. The increase in net realized and unrealized gains on the Account’s property investments, including those held in joint ventures, was due to the positive effect of the strong inflow of capital into the real estate market from investors, combined with improved real estate market fundamentals, which had the effect of increasing the value of the

TIAA Real Estate Account  Prospectus  |  45

Account’s existing real estate assets. This trend, which has continued for several years, was also evidenced by the net realized gains on the properties sold in 2006. During the year ended December 31, 2006, the Account sold nine properties for total net proceeds, after selling expenses, of $381.9 million, for a cumulative net gain of $76.1 million, based on the properties’ capitalized costs. The unrealized gains on the Account’s marketable securities in 2006 were primarily associated with the Account’s investments in real estate equity securities.

          Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

          Performance

          The Account’s total return was 14.02% for the year ended December 31, 2005, 145 basis points higher than the 2004 total return of 12.57%. The substantial increase in the Account’s overall performance on a year-to-year basis reflected the strong performance of the Account’s real estate properties. The market value of the Account’s real estate portfolio increased substantially in 2005 due to capital appreciation of these assets as a result of the sustained growth in capital investment in the real estate market from institutional investors as well as foreign investors.

          Income and Expenses

          The Account’s net investment income, after deduction of all expenses, was 41.5% higher for the year ended December 31, 2005, as compared to 2004. This increase is related to a 45.6% growth in Total Net Assets from year-end 2004 to year-end 2005. The growth in Total Net Assets was driven by a year-to-year 84.8% increase in net realized and unrealized gains on its investments and a 24.8% increase in net transfers and premiums into the Account.

          The Account’s real estate holdings, including real estate joint ventures and limited partnerships, generated approximately 85.3% and 91.9% of the Account’s total investment income (before deducting Account level expenses) during 2005 and 2004, respectively. The remaining portion of the Account’s total investment income was generated by investments in marketable securities. The decline in the real estate component was due to the growth in the non-real estate assets owned by the Account as a percentage of Total Net Assets. As of year-end 2005, the Account held 89.1% of its Total Net Assets in real estate, joint ventures and limited partnership holdings, as compared to 92.2% in 2004.

          Gross real estate rental income increased approximately 55.7% in the year ended December 31, 2005 as compared to 2004. This increase was primarily due to the increased number and size of properties owned by the Account. Income from the real estate joint ventures and limited partnerships was $71,826,443 for the year ended December 31, 2005 as compared with $71,390,397 for the year ended December 31, 2004. Interest and dividend income on the Account’s marketable securities increased from $27,508,560 in 2004 to $70,999,212 in 2005 due to the increase in the amount of non-real estate assets held by the Account, as well as an increase in short term rates from 2004 to 2005.

46   |   Prospectus  TIAA Real Estate Account

          Total property level expenses for the years ended December 31, 2005 and 2004 were $278,544,030 and $157,768,776, respectively. In 2005, operating expenses and real estate taxes represented 54.0% and 31.6% of the total property level expenses, respectively, with the remaining 14.4% due to interest payments on mortgages. In comparison, operating expenses, real estate taxes, and interest expense represented 64.0%, 35.5% and 0.5% of the total property level expenses, respectively in 2004. Overall, property level expenses increased by 76.6% from 2004 to 2005, with approximately one-third of this increase attributable to interest expense in 2005. The interest expense incurred by the Account was $830,361 and $40,028,630, respectively, in 2004 and 2005. The factors influencing these year-to-year increases were an increase in the number of wholly-owned properties subject to debt, which increased from four in 2004 (all acquired in the fourth quarter of 2004) to seven in 2005, and the purchase of additional properties in 2005.

          The Account also incurred expenses for the years ended December 31, 2005 and 2004 for investment advisory services ($19,603,225 and $14,393,388, respectively), administrative and distribution services ($27,130,406 and $16,372,446, respectively) and mortality, expense risk and liquidity guarantee charges ($9,366,566 and $5,962,591, respectively). The overall 52.7% increase in expenses was a result of the larger net asset base in the Account and the increased costs associated with managing and administering the Account.

          Net Realized and Unrealized Gains and Losses on Investments and Mortgage Loans Payable

          The Account had net realized and unrealized gains on investments and mortgage loans payable of $765,970,272 for the year ended December 31, 2005, as compared to $414,580,303 for the year ended December 31, 2004. This positive variance was primarily due to a substantial increase in net realized and unrealized gain on the Account’s real estate properties to $619,333,773 for the year ended December 31, 2005, as compared to $186,313,976 for the year ended December 31, 2004. The increase was due to the capital appreciation of real estate assets attributable to the continued inflow of capital into the real estate market from institutional and other investors, which had the effect of increasing the value of real estate. This trend, which began in 2004 and increased in 2005, is further evidenced by the net realized gain of $84.8 million on the properties sold in 2005. The net proceeds of these sales were $511.5 million. The Account also had unrealized gains on its real estate joint ventures and limited partnership holdings of $167,019,921 for the year ended December 31, 2005, as compared to $162,245,601 in 2004. The Account’s marketable securities had net realized and unrealized gains totaling $8,770,726 for the year ended December 31, 2005, as compared to $67,803,292 for the year ended December 31, 2004. The primary factor in the decline was the net effect on the Account’s real estate equity securities of the relatively weak performance of the REIT market in 2005, as compared to the strong performance of this market in 2004.

TIAA Real Estate Account  Prospectus   |   47

LIQUIDITY AND CAPITAL RESOURCES

          At year-end 2006 and 2005, the Account’s liquid assets (i.e., cash and marketable securities) had a value of $2,747,445,678 and $2,090,768,483, respectively. The increase in the Account’s liquid assets was primarily due to an increase in its net investment income and the continued net positive inflow from participant transfers and premiums into the Account, which management believes was in response to the continued strong relative performance of the Account.

          In 2006, the Account received $1,085,057,614 in premiums and $1,354,697,847 in net participant transfers from TIAA, CREF Accounts and affiliated mutual funds, while, for 2005, the Account received $968,189,436 in premiums and $1,435,432,984 in net participant transfers. The Account’s net investment income increased from $426,815,008 for the year ended December 31, 2005 to $581,412,917 for the year ended December 31, 2006.

          The Account’s liquid assets continue to be available to purchase additional suitable real estate properties and to meet the Account’s expense needs and participant redemption requests (i.e., cash withdrawals, benefits, or transfers). In the unlikely event that the Account’s liquid assets and its cash flow from operating activities and participant transactions are not sufficient to meet participant transfer or cash withdrawal requests, TIAA’s general account will purchase liquidity units in accordance with TIAA’s liquidity guarantee to the Account.

          The Account, under certain conditions more fully described in the Account’s prospectus (as supplemented from time to time), may borrow money and assume or obtain a mortgage on a property (i.e., to make leveraged real estate investments). Also, to meet any short-term cash needs, the Account may obtain a line of credit whose terms may require that the Account secure the loan with one or more of its properties. The Account’s total borrowings may not exceed 30% of the Account’s Total Net Assets. In calculating this limit, only the Account’s actual percentage interest in any borrowings is included, and not that of any joint venture partner. Further, the Account may only borrow up to 70% of the then-current value of a property, although construction loans may be for 100% of costs incurred in developing a property.

EFFECTS OF INFLATION AND INCREASING OPERATING EXPENSES

          Inflation, along with increased insurance, taxes, utilities and security costs, may increase property operating expenses in the future. These increases in operating expenses are generally billed to tenants either through contractual lease provisions in office, industrial, and retail properties or through rent increases in apartment complexes. The Account remains responsible for the expenses for unleased space in a property as well as expenses which may not be reimbursed under the terms of an existing lease.

CRITICAL ACCOUNTING POLICIES

          The financial statements of the Account are prepared in conformity with accounting principles generally accepted in the United States of America.

48   |   Prospectus  TIAA Real Estate Account

          In preparing the Account’s financial statements, management is required to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. Management bases its estimates on historical experience and assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

          Management believes that the following policies related to the valuation of the Account’s assets reflected in the Account’s financial statements affect the significant judgments, estimates and assumptions used in preparing its financial statements:

          Valuation of Real Estate Properties: Investments in real estate properties are stated at fair value, as determined in accordance with procedures approved by the Investment Committee of the TIAA Board of Trustees and in accordance with the responsibilities of the Board as a whole; accordingly, the Account does not record depreciation. Fair value for real estate properties is defined as the most probable price for which a property will sell in a competitive market under all conditions requisite to a fair sale. Determination of fair value involves subjective judgment because the actual market value of real estate can be determined only by negotiation between the parties in a sales transaction. Real estate properties owned by the Account are initially valued at their respective purchase prices (including acquisition costs). Subsequently, the properties are valued on a quarterly cycle, and independent appraisers value each real estate property at least once a year. TIAA’s appraisal staff performs the other quarterly valuations of each real estate property and updates the property value if it believes that the value of a property has changed since the previous valuation or appraisal. The appraisals are performed in accordance with Uniform Standards of Professional Appraisal Practices (USPAP), the real estate appraisal industry standards created by The Appraisal Foundation. Real estate appraisals are estimates of property values based on a professional’s opinion. Real estate properties subject to a mortgage are generally valued as described; the mortgage is valued independently of the property, and its fair value is reported separately.

          Valuation of Real Estate Joint Ventures and Limited Partnerships: Real estate joint ventures and limited partnerships are stated at the Account’s equity in the net assets of the underlying entities, adjusted, for the joint ventures, to value their real estate holdings and mortgage notes payable at fair value.

          Valuation of Marketable Securities: Equity securities listed or traded on any national market or exchange are valued at the last sale price as of the close of the principal securities exchange on which such securities are traded or, if there is no sale, at the mean of the last bid and asked prices on such exchange. Debt securities, other than money market instruments, are valued at the most recent bid price or the equivalent quoted yield for such securities (or those of comparable maturity, quality and type). Money market instruments, with maturities of one year or less, are valued in the same manner as debt securities or derived from a

TIAA Real Estate Account  Prospectus  |  49

pricing matrix that has various types of money market instruments along one axis and various maturities along the other. Portfolio securities and limited partnership interests for which market quotations are not readily available are valued at fair value as determined in good faith under the direction of the Investment Committee of the TIAA Board of Trustees and in accordance with the responsibilities of the Board as a whole.

          Mortgage Loans Receivable: Mortgage loans receivable are stated at fair value and are initially valued at the face amount of the mortgage loan funding. Subsequently, mortgage loans receivable are valued quarterly based on market factors, such as market interest rates and spreads for comparable loans, and the performance of the underlying collateral.

          Mortgage Loans Payable: Estimated market values of mortgage loans payable are based on the amount at which the liability could be settled (either transferred or paid back) in a current transaction exclusive of direct transaction costs. Different assumptions or changes in future market conditions could significantly affect estimated market value. At times, the Account may assume debt in connection with the purchase of real estate. For debt assumed, the Account allocates a portion of the purchase price to the below- or above-market debt and amortizes the premium or discount over the remaining life of the debt.

          Foreign currency transactions and translation: Portfolio investments and other assets and liabilities denominated in foreign currencies are translated into U.S. dollars at the exchange rates prevailing at the end of the period. Purchases and sales of securities, income receipts and expense payments made in foreign currencies are translated into U.S. dollars at the exchange rates prevailing on the respective dates of the transactions. The effects of changes in foreign currency exchange rates on portfolio investments and mortgage loans payable are included in the net realized and unrealized gains and losses on investments and mortgage loans payable. Net realized gains and losses on foreign currency transactions include maturities of forward foreign currency contracts, disposition of foreign currencies, and currency gains and losses between the accrual and receipt dates of portfolio investment income and between the trade and settlement dates of portfolio investment transactions.

          Accumulation and Annuity Fund: The Accumulation Fund represents the net assets attributable to participants in the accumulation phase of their investment. The Annuity Fund represents the net assets attributable to the participants currently receiving annuity payments. The net increase or decrease in net assets from investment operations is apportioned between the accounts based upon their relative daily net asset values. Once an Account participant begins receiving lifetime annuity income benefits, monthly payment levels cannot be reduced as a result of the Account’s adverse mortality experience. In addition, the contracts are required to stipulate the maximum expense charge that can be assessed, which is equal to 2.50% of average net assets per year. Accordingly, a small risk charge is paid by the Account to TIAA to assume these risks.

50  |  Prospectus  TIAA Real Estate Account

          Accounting for Investments: Real estate transactions are accounted for as of the date on which the purchase or sale transactions for the real estate properties close (settlement date). The Account recognizes a gain to the extent that the contract sales price exceeds the cost-to-date of the property being sold. A loss occurs when the cost-to-date exceeds the sales price. As the Account is fair valued and all properties are appraised quarterly, any accumulated unrealized gains and losses are reversed in the calculation of realized gains and losses. Rent from real estate properties consists of all amounts earned under tenant operating leases, including base rent, recoveries of real estate taxes and other expenses and charges for miscellaneous services provided to tenants. Rental income is recognized in accordance with the billing terms of the lease agreements. The Account bears the direct expenses of the real estate properties owned. These expenses include, but are not limited to, fees to local property management companies, property taxes, utilities, maintenance, repairs, insurance and other operating and administrative costs. An estimate of the net operating income earned from each real estate property is accrued by the Account on a daily basis and such estimates are adjusted as soon as actual operating results are determined.

          The Account has limited ownership interests in various real estate funds (limited partnerships and one limited liability corporation) and a private REIT (collectively, the “limited partnerships”). The Account records its contributions as increases to the investments, and distributions from the investments are treated as either income or return of capital, as determined by the management of the limited partnerships. Unrealized gains and losses are calculated and recorded quarterly when the Account’s accounting records are compared to the financial statements of the limited partnerships.

          Income from joint ventures is recorded based on the Account’s proportional interest in the income earned by the joint venture.

          Securities transactions are accounted for as of the date the securities are purchased or sold (trade date). Interest income is recorded as earned and includes accrual of discount and amortization of premium. Dividend income is recorded on the ex-dividend date or as soon as the Account is informed of the dividend. Realized gains and losses on securities transactions are accounted for on the specific identification method.

FORWARD-LOOKING STATEMENTS

          Some statements in this prospectus which are not historical facts may be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements about our expectations, beliefs, intentions or strategies for the future, and include the assumptions underlying these forward-looking statements. Forward-looking statements appear in this prospectus, among other places, in “Management’s Discussion and Analysis of Financial Conditions and Results of Operations.” Forward-looking statements involve risks and uncertainties, some of which are referenced in the sections of

TIAA Real Estate Account  Prospectus  |  51

this prospectus entitled “Risk Factors” and below in “Quantitative and Qualitative Disclosures About Market Risk,” that could cause actual results to differ materially from historical experience or management’s present expectations.

          Caution should be taken not to place undue reliance on management’s forward-looking statements, which represent management’s views only as of the date of this prospectus. Neither management nor the Account undertake any obligation to update publicly or revise any forward-looking statement, whether as a result of new information, changed assumptions, future events or otherwise.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

          The Account’s real estate holdings, including real estate joint ventures and limited partnerships, which, as of December 31, 2006 represented 81.8% of the Account’s total investments, expose the Account to a variety of risks. These risks include, but are not limited to:

•

General Real Estate Risk — The risk that the Account’s property values or rental and occupancy rates could go down due to general economic conditions, a weak market for real estate generally, or changing supply and demand for certain types of properties;

•

Appraisal Risk — The risk that the sale price of an Account property (i.e., the value that would be determined by negotiations between independent parties) might differ substantially from its estimated or appraised value, leading to losses or reduced profits to the Account upon sale;

•

Risk Relating to Property Sales — The risk that the Account might not be able to sell a property at a particular time for its full value, particularly in a poor market. This might make it difficult to raise cash quickly and also could lead to Account losses;

•	Risks of Borrowing — The risk that interest rate changes may impact Account returns if the Account takes out a mortgage on a property or buys a property subject to a mortgage; and

•

Foreign Currency Risk — The risk that the value of the Account’s foreign investments, related debt or rental income could increase or decrease due to changes in foreign currency exchange rates or foreign currency exchange control regulations, and hedging against such changes, if undertaken by the Account, may entail additional costs and be unsuccessful.

          As of December 31, 2006, 18.2% of the Account’s total investments were in market risk sensitive instruments, comprised of marketable securities and an adjustable rate mortgage loan receivable. Marketable securities include real estate equity securities, commercial mortgage-backed securities (CMBS), and high-quality short-term debt instruments (i.e., commercial paper and government agency bonds). The Statement of Investments for the Account sets forth the general financial terms of these instruments, along with their fair values, as

52   |   Prospectus  TIAA Real Estate Account

determined in accordance with procedures described in Note 1 to the Account’s financial statements. Note that the Account does not currently invest in derivative financial instruments.

          The Account’s investments in marketable securities and mortgage loans receivable are subject to the following general risks:

•

Financial Risk — The risk, for debt securities, that the issuer will not be able to pay principal and interest when due and, for common or preferred stock, that the issuer’s current earnings will fall or that its overall financial soundness will decline, reducing the security’s value.

•

Market Risk — The risk that the Account’s investments will experience price volatility due to changing conditions in the financial markets and, particularly for debt securities, changes in overall interest rates.

•	Interest Rate Volatility — The risk that interest rate volatility may affect the Account’s current income from an investment.

          In addition, mortgage-backed securities are subject to prepayment risk or extension risk (i.e., the risk that borrowers will repay the loans earlier or later than anticipated). If the underlying mortgage assets experience faster than anticipated repayments of principal, the Account could fail to recoup some or all of its initial investment in these securities, since the original price paid by the Account was based in part on assumptions regarding the receipt of interest payments. If the underlying mortgage assets are repaid later than anticipated, the Account could lose the opportunity to reinvest the anticipated cash flows at a time when interest rates might be rising. The rate of prepayment depends on a variety of geographic, social and other functions, including prevailing market interest rates and general economic factors. The market value of these securities is also highly sensitive to changes in interest rates. Note that the potential for appreciation, which could otherwise be expected to result from a decline in interest rates, may be limited by any increased prepayments. These securities may be harder to sell than other securities.

          In addition to these risks, real estate equity securities and mortgage-backed securities are subject to many of the same general risks inherent in real estate investing, making mortgage loans and investing in debt securities. For more information on the risks associated with all of the Account’s investments, see the Account’s most recent prospectus.

TIAA Real Estate Account  Prospectus  |  53

VALUING THE ACCOUNT’S ASSETS

          We value the Account’s assets as of the close of each valuation day by taking the sum of:

•	the value of the Account’s cash, cash equivalents, and short-term and other debt instruments

•	the value of the Account’s other securities investments and other assets

•	the value of the individual real properties and other real estate-related investments owned by the Account

•

an estimate of the net operating income accrued by the Account from its properties and other real estate-related investments and then reducing it by the Account’s liabilities, including the daily investment management fee and certain other expenses attributable to operating the Account. See “Expense Deductions” on page 57.

VALUING REAL ESTATE INVESTMENTS

          Valuing Real Property: Individual real properties will be valued initially at their purchase prices. Prices include all expenses related to purchase, such as acquisition fees, legal fees and expenses, and other closing costs. We could use a different value in appropriate circumstances.

          After this initial valuation, an independent appraiser, approved by the independent fiduciary, will value properties at least once a year. The independent fiduciary can require additional appraisals if it believes that a property has changed materially or otherwise to assure that the Account is valued correctly.

          Quarterly, we will conduct an internal review of each of the Account’s properties. We’ll adjust a valuation if we believe that the value of the property has changed since the previous valuation. We’ll continue to use the revised value to calculate the Account’s net asset value until the next review or appraisal. However, we can adjust the value of a property in the interim to reflect what we believe are actual changes in property value.

          The Account’s net asset value will include the current value of any note receivable (an amount that someone else owes the Account) from selling a real estate-related investment. We’ll estimate the value of the note by applying a discount rate appropriate to then-current market conditions.

          Development properties initially will be valued at the Account’s cost, and the value will be adjusted as additional development costs are incurred. Once a property receives a certificate of occupancy, within one year from the initial funding by the Account, or the property is substantially leased, whichever is earlier, the property will be appraised by an independent appraiser, approved by the independent fiduciary. We may also have the properties independently appraised earlier if circumstances warrant.

          The Account may, at times, value properties purchased together as a portfolio as a single asset, to the extent we believe that the property will likely be sold as

54  |  Prospectus  TIAA Real Estate Account

one portfolio. The value assigned to the portfolio as a whole may be more or less than the valuation of each property individually.

          Because of the nature of real estate assets, the Account’s net asset value won’t necessarily reflect the true or realizable value of its real estate assets (i.e., what the Account would receive if it sold them).

          Valuing Real Property Encumbered by Debt: In general, when we value an Account property subject to a mortgage, the Account’s net asset value will include the value of the Account’s interest in the property (with the property valued as described above). The value of the mortgage will be recorded as a liability based on a valuation performed independently of the property.

          Valuing Conventional Mortgages: Individual mortgage loans made by the Account will be valued initially at their face amount. Thereafter, quarterly, we’ll value the Account’s fixed interest mortgage loans by discounting payments of principal and interest to their present value (using a rate at which commercial lenders would make similar mortgage loans). We’ll also use this method for foreign mortgages with conventional terms. We can adjust the mortgage value more frequently if circumstances require it. Floating variable rate mortgages will generally be valued at their face amount, although we may adjust these values as market conditions dictate.

          Valuing Participating Mortgages: Individual mortgages will initially be valued at their face amount. Thereafter, quarterly, we’ll estimate the values of the participating mortgages by making various assumptions about occupancy rates, rental rates, expense levels, and other things. We’ll use these assumptions to project the cash flow and anticipated sale proceeds from each investment over the term of the loan, or sometimes over a shorter period. To calculate sale proceeds, we’ll assume that the real property underlying each investment will be sold at the end of the period used in the valuation at a price based on market assumptions for the time of the projected sale. We’ll then discount the estimated cash flows and sale proceeds to their present value (using rates appropriate to then-current market conditions).

          Net Operating Income: The Account usually receives operating income from its investments intermittently, not daily. In fairness to participants, we estimate the Account’s net operating income rather than applying it when we actually receive it, and assume that the Account has earned (accrued) a proportionate amount of that estimated amount daily. You bear the risk that, until we adjust the estimates when we receive actual income reports, the Account could be under- or over-valued.

          Every year, we prepare a month-by-month estimate of the revenues and expenses (estimated net operating income) for each of the Account’s properties. Each day, we add the appropriate fraction of the estimated net operating income for the month to the Account’s net asset value.

          Every month, the Account receives a report of the actual operating results for the prior month for each property (actual net operating income). We then recognize the actual net operating income on the accounting records of the

TIAA Real Estate Account  Prospectus  |  55

Account and adjust the outstanding daily accrued receivable accordingly. As the Account actually receives cash from a property, we’ll adjust the daily accrued receivable and other accounts appropriately.

          Adjustments: We can adjust the value of an investment if we believe events or market conditions (such as a borrower’s or tenant’s default) have affected how much the Account could receive if it sold the investment. We may not always be aware of each event that might require a valuation adjustment, and because our evaluation is based on subjective factors, we may not in all cases make adjustments where changing conditions could affect the value of an investment.

          The independent fiduciary will need to approve adjustments to any valuation of one or more properties that

•	is made within three months of the annual independent appraisal or

•	results in an increase or decrease of:

•	more than 6 percent of the value of any of the Account’s properties since the last independent annual appraisal

•	more than 2 percent in the value of the Account since the prior month or

•	more than 4 percent in the value of the Account within any quarter.

          Right to Change Valuation Methods: If we decide that a different valuation method would reflect the value of a real estate-related investment more accurately, we may use that method if the independent fiduciary consents. Changes in TIAA’s valuation methods could change the Account’s net asset value and change the values at which participants purchase or redeem Account interests.

VALUING OTHER INVESTMENTS (INCLUDING CERTAIN REAL ESTATE-RELATED INVESTMENTS)

          Debt Securities and Money Market Instruments: We value debt securities (excluding money market instruments) for which market quotations are readily available based on the most recent bid price or the equivalent quoted yield for such securities (or those of comparable maturity, quality and type). We derive these values utilizing an independent pricing service, except when we believe the prices do not accurately reflect the security’s fair value. We value money market instruments with maturities of one year or less in the same manner as debt securities, or derive them from a pricing matrix that has various types of money market instruments along one axis and various maturities along the other. All debt securities may also be valued at fair value as determined in good faith by the Investment Committee of the TIAA Board of Trustees.

          Equity Securities: We value equity securities (including REITs) listed or traded on the New York Stock Exchange or the American Stock Exchange at their last sale price on the valuation day. If no sale is reported that day, we use the mean of the closing bid and asked prices. Equity securities listed or traded on any other exchange are valued in a comparable manner on the principal exchange where traded.

          We value equity securities traded on the NASDAQ Stock Markets at the Nasdaq Official Closing Price on the valuation day. If no sale is reported that day,

56  |  Prospectus  TIAA Real Estate Account

we use the mean of the closing bid and asked prices. Other U.S. over-the-counter equity securities are valued at the mean of the closing bid and asked prices.

          Mortgage-Backed Securities: We value mortgage-backed securities in the same manner in which we value debt securities, as described above.

          Foreign Securities: To value investments traded on a foreign exchange or in foreign markets, we use their closing values under the generally accepted valuation method in the country where traded, as of the valuation date. We convert this to U.S. dollars at the exchange rate in effect on the valuation day.

          Investments Lacking Current Market Quotations: We value securities or other assets for which current market quotations are not readily available at fair value as determined in good faith under the direction of the Investment Committee of TIAA’s Board of Trustees and in accordance with the responsibilities of TIAA’s Board as a whole. In evaluating fair value for the Account’s interest in certain commingled investment vehicles, the Account will generally look to the value periodically assigned to interests by the issuer. When possible, the Account will seek to have input in formulating the issuer’s valuation methodology.

EXPENSE DEDUCTIONS

          Deductions are made each valuation day from the net assets of the Account for various services required to manage investments, administer the Account and the contracts, and to cover certain risks borne by TIAA. Services are performed at cost by TIAA and TIAA-CREF Individual & Institutional Services, LLC (“Services”), a wholly owned subsidiary of TIAA. Because services are provided at cost, we expect that expense deductions will be relatively low. TIAA guarantees that in the aggregate, the expense charges will never be more than 2.50% of average net assets per year.

          The current annual estimated expense deductions are:

	Estimated
	Percent of
	Net Assets
Type of Expense Deduction	Annually	Services Performed

Investment Management	0.240%	For TIAA’s investment advice, portfolio accounting, custodial services, and similar services, including independent fiduciary and appraisal fees
Administration	0.255%	For Services’ administrative services, such as allocating premiums and paying annuity income
Distribution	0.080%	For Services’ expenses related to distributing the annuity contracts
Mortality and Expense Risk	0.050%	For TIAA’s bearing certain mortality and expense risks
Liquidity Guarantee	0.160%	For TIAA’s liquidity guarantee

Total Annual Expense Deduction	0.785%	For total services to the Account

TIAA Real Estate Account  Prospectus  |  57

          After the end of every quarter, we reconcile how much we deducted as discussed above with the expenses the Account actually incurred. If there is a difference, we add it to or deduct it from the Account in equal daily installments over the remaining days in the following quarter. Since our at-cost deductions are based on projections of Account assets and overall expenses, the size of any adjusting payments will be directly affected by how different our projections are from the Account’s actual assets or expenses. While our projections of Account asset size (and resulting expense fees) are based on our best estimates, the size of the Account’s assets can be affected by many factors, including premium growth, participant transfers into or out of the Account, and any changes in the value of portfolio holdings. In addition, our operating expenses can fluctuate based on a number of factors including participant transaction volume, operational efficiency, and technological, personnel and other infrastructure costs. Historically, the adjusting payments have resulted in both upward and downward adjustments to the Account’s expense deductions for the following quarter.

          TIAA’s Board of Trustees can revise the deduction rates from time to time to keep deductions as close as possible to actual expenses.

          Currently there are no deductions from premiums or withdrawals, but we might change this in the future. Property expenses, brokers’ commissions, transfer taxes, and other portfolio expenses are charged directly to the Account.

EMPLOYER PLAN FEE WITHDRAWALS

          Your employer may, in accordance with the terms of your plan, and with TIAA’s approval, withdraw amounts from your Real Estate Account accumulation under your Retirement Choice or Retirement Choice Plus contract, and, on a limited basis, under your GA, GSRA, GA or Keogh contract, to pay fees associated with the administration of the plan. These fees are separate from the expense deductions of the Account, and are not included for purposes of TIAA’s guarantee that the total annual expense deduction of the Account will not exceed the rate 2.50% of average net assets per year.

          The amount and the effective date of an employer plan fee withdrawal will be in accordance with the terms of your plan. TIAA will determine all values as of the end of the effective date. An employer plan fee withdrawal cannot be revoked after its effective date. Each employer plan fee withdrawal will be made on a pro-rata basis from all your available TIAA and CREF accounts. An employer plan fee withdrawal reduces the accumulation from which it is paid by the amount withdrawn.

          If allowed by your contract, your employer may also charge a fee on your account to pay fees associated with administering the plan.

CERTAIN RELATIONSHIPS WITH TIAA

          As noted elsewhere in this prospectus, TIAA’s general account plays a significant role in operating the Real Estate Account, including providing a

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liquidity guarantee, and investment advisory and other services. In addition, Services, a wholly-owned subsidiary of TIAA, provides administration and distribution services for the Account.

          Liquidity Guarantee. As noted above under “Establishing and Managing the Account — The Role of TIAA — Liquidity Guarantee,” if the Account’s liquid assets and its cash flow from operating activities and participant transactions are insufficient to fund redemption requests, TIAA’s general account has agreed to purchase liquidity units. TIAA thereby guarantees that a participant can redeem accumulation units at their then-current daily net asset value. For the years ended December 31, 2006, December 31, 2005 and December 31, 2004, the Account expensed $3,905,051, $3,170,017 and $1,868,733, respectively, for this liquidity guarantee from TIAA through a daily deduction from the net assets of the Account.

          Investment Advisory and Administrative Services/Certain Risks Borne by TIAA. As noted above under “Expense Deductions,” deductions are made each valuation day from the net assets of the Account for various services required to manage investments, administer the Account and distribute the contracts. These services are performed at cost by TIAA and Services. Deductions are also made each valuation day to cover mortality and expense risks borne by TIAA.

          For the years ended December 31, 2006, December 31, 2005 and December 31, 2004, the Account expensed $26,899,307, $19,603,225 and $14,393,388, respectively, for investment management services and $6,931,833, $6,196,549 and $4,093,858, respectively, for mortality and expense risks provided/borne by TIAA. For the same period, the Account expensed $45,712,473, $27,130,406 and $16,372,446, respectively, for administrative and distribution services provided by Services.

THE CONTRACTS

          TIAA offers the Real Estate Account as a variable option for the annuity contracts described below. Some employer plans may not offer the Real Estate Account as an option for RA, GRA, GSRA, Retirement Choice, Retirement Choice Plus, or Keogh contracts. The College Retirement Equities Fund (CREF) is a companion organization to TIAA. A companion CREF contract may have been issued to you when you received the TIAA contract offering the Account. For more information about the CREF annuity contracts, the TIAA traditional annuity, the TIAA Access variable annuity accounts, other TIAA separate accounts offered from time to time and particular mutual funds and investment options offered under the terms of your plan, please see the applicable contracts and respective prospectuses for those investment options.

          Importantly, neither TIAA nor CREF guarantee the investment performance of the Account nor do they guarantee the value of your units at any time.

TIAA Real Estate Account  Prospectus  |  59

RA (RETIREMENT ANNUITY) AND GRA (GROUP RETIREMENT ANNUITY)

          RA and GRA contracts are used mainly for employee retirement plans. RA contracts are issued directly to you. GRA contracts, which are group contracts, are issued through an agreement between your employer and TIAA.

          Depending on the terms of your plan, RA and GRA premiums can be paid by your employer, you, or both. If you’re paying some of or the entire periodic premium, your contributions can be in either pre-tax dollars by salary reduction or after-tax dollars by payroll deduction. Your employer may offer you the option of making contributions in the form of after-tax Roth-style contributions, though you won’t be able to take tax deductions for these contributions. You can also transfer funds from another investment choice under your employer’s plan to your contract. Ask your employer for more information about these contracts.

SRA (SUPPLEMENTAL RETIREMENT ANNUITY) AND GSRA (GROUP SUPPLEMENTAL RETIREMENT ANNUITY)

          These are for voluntary tax-deferred annuity (TDA) plans and 401(k) plans. SRA contracts are issued directly to you. GSRA contracts, which are group contracts, are issued through an agreement between your employer and TIAA. Generally, your employer pays premiums in pre-tax dollars through salary reduction. Your employer may offer you the option of making contributions in the form of after-tax Roth-style contributions, though you won’t be able to take tax deductions for these contributions. Although you can’t pay premiums directly, you can transfer amounts from other TDA plans.

RETIREMENT CHOICE/RETIREMENT CHOICE PLUS ANNUITIES

          These are very similar in operation to the GRAs and GSRAs, respectively, except that they are issued directly to your employer or your plan’s trustee. Among other rights, the employer retains the right to transfer accumulations under these contracts to alternate funding vehicles.

CLASSIC IRA AND ROTH IRA

          Classic IRAs are individual contracts issued directly to you. You and your spouse can each open a Classic IRA with an annual contribution of up to $4,000 or by rolling over funds from another IRA or retirement plan, if you meet our eligibility requirements. If you are age 50 or older, you may contribute up to $5,000. The combined limit for your contributions to a Classic IRA and a Roth IRA for a single year is $4,000, or $5,000 if you are age 50 or older, excluding rollovers. (The dollar limits listed are for 2007; different dollar limits may apply in future years.) We can’t issue you a joint contract.

          Roth IRAs are also individual contracts issued directly to you. You or your spouse can each open a Roth IRA with an annual contribution up to $4,000 or with a rollover from another IRA or a Classic IRA issued by TIAA if you meet our eligibility requirements. If you are age 50 or older you may contribute up to $5,000. The combined limit for your contributions to a Classic IRA and a Roth

60  |  Prospectus  TIAA Real Estate Account

IRA for a single year is $4,000, or $5,000 if you are age 50 or older, excluding rollovers. (The dollar limits listed are for 2007; different dollar limits may apply in future years.) We can’t issue you a joint contract.

          Your employer may offer SEP IRAs (Simplified Employee Retirement Plans), which are subject to different rules.

          Classic and Roth IRAs may together be referred to as “IRAs” in this prospectus.

GA (GROUP ANNUITY) AND INSTITUTIONALLY OWNED GSRA

          These are used exclusively for employee retirement plans and are issued directly to your employer or your plan’s trustee. Your employer pays premiums directly to TIAA (you can’t pay the premiums directly to TIAA) and your employer or the plan’s trustee may control the allocation of contributions and transfers to and from these contracts including withdrawing completely from the Account. If a GA or GSRA contract is issued pursuant to your plan, the rules relating to transferring and withdrawing your money, receiving any annuity income or death benefits, and the timing of payments may be different, and are determined by your plan. Ask your employer or plan administrator for more information.

KEOGHS

          TIAA also offers contracts for Keogh plans. If you are a self-employed individual who owns an unincorporated business, you can use our Keogh contracts for a Keogh plan, and cover common law employees, subject to our eligibility requirements.

ATRA (AFTER-TAX RETIREMENT ANNUITY)

          The after-tax retirement annuities (ATRA) are individual non-qualified deferred annuity contracts, issued to participants who are eligible and would like to remit personal premiums under the contractual provisions of their RA contract. To be eligible, you must have an active and premium-paying or paid up RA contract.

          Note that the tax rules governing these non-qualified contracts differ significantly from the treatment of qualified contracts. See “Taxes,” on page 75 for more information.

IRA AND KEOGH ELIGIBILITY

          You or your spouse can set up a TIAA Classic or Roth IRA or a Keogh if you’re a current or retired employee or trustee of an eligible institution, or if you own a TIAA or CREF annuity or a TIAA individual insurance contract. To be considered a retired employee for this purpose, an individual must be at least 55 years old and have completed at least three years of service at an eligible institution. In the case of partnerships, at least half the partners must be eligible individuals and the partnership itself must be primarily engaged in education or research. Eligibility may be restricted by certain income limits on opening Roth IRA contracts.

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STATE REGULATORY APPROVAL

          State regulatory approval may be pending for certain of these contracts and they may not currently be available in your state.

STARTING OUT

          Generally, we’ll issue you a TIAA contract when we receive your completed application or enrollment form. Your premiums will be credited to the Real Estate Account as of the business day we receive them.

          If we receive premiums from your employer before your application or enrollment form, we’ll generally invest the money in the CREF Money Market Account until we receive your form. (Some employer plans may require that we send such premiums back to the employer or have a different default.) We’ll transfer the appropriate amount from the CREF Money Market Account and credit it to the Real Estate Account as of end of the business day we receive your completed form.

          If the allocation instructions on your application or enrollment form are incomplete, violate plan restrictions, or total more than 100 percent, we’ll invest your premiums in the CREF Money Market Account (Some employer plans may have a different default). After we receive a complete and correct application, we’ll follow your allocation instructions for future premiums. However, any amounts that we credited to the CREF Money Market Account before we received correct instructions will be transferred to the Real Estate Account only on request, and will be credited as of the business day we receive that request.

          TIAA generally doesn’t currently restrict the amount or frequency of premiums to your contract, although we may in the future. Your employer’s retirement plan may limit your premium amounts, while the Internal Revenue Code limits the total annual premiums you may invest in plans qualified for favorable tax treatment.

          If you want to directly contribute personal premiums under the contractual provisions of your RA contract, you will be issued an ATRA contract. Premiums and any earnings on the ATRA contract will not subject to your employer’s retirement plan.

          In most cases (subject to any restriction we may impose, as described in this prospectus), TIAA will accept premiums to a contract at any time during your accumulation period. Once your first premium has been paid, your TIAA contract can’t lapse or be forfeited for nonpayment of premiums. TIAA can stop accepting premiums to contracts at any time.

          Note that we cannot accept money orders or travelers checks. In addition, we will not accept a third-party check where the relationship of the payor to the account owner cannot be identified from the face of the check.

          We will not be deemed to have received any premiums sent to the addresses designated for remitting premiums until the third-party service that administers

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the receipt of mail through those addresses has processed the payment on our behalf.

          Important Information About Procedures for Opening a New Account

          To help the U.S. government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions, including us, to obtain, verify and record information that identifies each person who opens an account.

          What this means for you: When you open an account, we will ask for your name, address, date of birth, social security number and other information that will allow us to identify you, such as your home telephone number. Until you provide us with the information we need, we may not be able to open an account or effect any transactions for you.

CHOOSING AMONG INVESTMENT ACCOUNTS

          You can allocate all or part of your premiums to the Real Estate Account, unless your employer’s plan precludes that choice. You can also allocate premiums to TIAA’s traditional annuity, the CREF variable investment accounts, the TIAA Access variable annuity accounts, other TIAA separate accounts offered from time to time (if available under the terms of your employer’s plan) and, in some cases, certain mutual funds if the account or fund is available under your employer’s plan.

          You can change your allocation choices for future premiums

•	by writing to our home office

•	using the TIAA-CREF Web Center’s account access feature at www.tiaa-cref.org or

•	calling our Automated Telephone Service (24 hours a day) at 800 842-2252

THE RIGHT TO CANCEL YOUR CONTRACT

          You can generally cancel any RA, SRA or GSRA contract up to 30 days after you first receive it, unless we have begun making annuity payments from it. If you already had a TIAA contract prior to investing in the Real Estate Account, you have no 30-day right to cancel the contract. To cancel, mail or deliver the contract with a signed Notice of Cancellation (available by contacting TIAA) to our home office. We’ll cancel the contract, then send the entire current accumulation to whomever sent the premiums. You bear the investment risk during this period (although some states require us to send back your entire premium without accounting for investment results).

DETERMINING THE VALUE OF YOUR INTEREST IN THE ACCOUNT — ACCUMULATION UNITS

          When you pay premiums or make transfers to the Real Estate Account, you buy accumulation units. When you take a cash withdrawal, transfer from the Account, or apply funds to begin annuity income, the number of your

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accumulation units decrease. We calculate how many accumulation units to credit your account with by dividing the amount you applied to the Account by its accumulation unit value at the end of the business day when we received your premium or transfer in good order. This date, as well as the date that any order to sell accumulation units is received in good order is called the “effective date.” Premiums received may be processed after the effective date. Similarly, orders to sell accumulation units may be processed after the effective date. In the event there are fluctuations in the Account’s accumulation unit value between the effective date and the processing date, participants will receive the effective date price. The difference between the value of the units on the effective date and the processing date is an expense of TIAA-CREF Individual & Institutional Services, LLC. This expense, together with similar expenses associated with pension transactions utilizing other pension products provided by TIAA, CREF, or their affiliates, is apportioned to the Account pursuant to its reimbursement agreement with TIAA-CREF Individual & Institutional Services, LLC. To determine how many accumulation units to subtract for cash withdrawals and transfers, we use the accumulation unit value for the end of the business day when we receive your transaction request and all required information and documents (unless you ask for a later date). A business day ends at 4:00 p.m. Eastern time or when trading closes on the NYSE, if earlier.

          The accumulation unit value reflects the Account’s investment experience (i.e., the real estate net operating income accrued, as well as dividends, interest and other income accrued), realized and unrealized capital gains and losses, as well as Account expense charges.

          Calculating Accumulation Unit Values: We calculate the Account’s accumulation unit value at the end of each valuation day. To do that, we multiply the previous day’s value by the net investment factor for the Account. The net investment factor is calculated as A divided by B, where A and B are defined as:

A.	The value of the Account’s net assets at the end of the current valuation period, less premiums received during the current valuation period.

B.	The value of the Account’s net assets at the end of the previous valuation period, plus the net effect of transactions made at the start of the current valuation period.

HOW TO TRANSFER AND WITHDRAW YOUR MONEY

          Generally, TIAA allows you to move your money to or from the Real Estate Account in the following ways:

•	from the Real Estate Account to a CREF investment account, a TIAA Access variable account (if available) or TIAA’s traditional annuity

•

to the Real Estate Account from a CREF investment account, a TIAA Access variable account (if available) or TIAA’s traditional annuity (transfers from TIAA’s traditional annuity under RA, GRA or Retirement Choice contracts are subject to restrictions)

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•	from the Real Estate Account to other companies

•	to the Real Estate Account from other companies/plans

•	by withdrawing cash

•	by setting up a program of automatic withdrawals or transfers

          For more information regarding the transfer policies of CREF, TIAA Access or another investment option listed above, please see the respective contract, prospectus or other governing instrument.

          These transactions generally must be for at least $1,000 at a time (or your entire Account accumulation, if less). These options may be limited by the terms of your employer’s plan, by current tax law, or by the terms of your contract, as set forth below. Transfers and cash withdrawals are currently free. TIAA can place restrictions on transfers or charge fees for transfers and/or withdrawals in the future.

          Transfers and cash withdrawals are effective at the end of the business day we receive your request and all required documentation. You can also choose to have transfers and withdrawals take effect at the close of any future business day. For any transfers to TIAA’s traditional annuity, the crediting rate will be the rate in effect at the close of business of the first day that you participate in TIAA’s traditional annuity, which is the next business day after the effective date of the transfer.

          To request a transfer or to withdraw cash:

•	write to TIAA’s home office at 730 Third Avenue, New York, NY 10017-3206

•	call us at 800 842-2252 or

•	for internal transfers, using the TIAA-CREF Web Center’s account access feature at www.tiaa-cref.org

          You may be required to complete and return certain forms to effect these transactions. We can suspend or terminate your ability to transact by telephone, over the Internet, or by fax at any time, for any reason.

          Before you transfer or withdraw cash, make sure you understand the possible federal and other income tax consequences. See “Taxes” on page 75.

TRANSFERS TO AND FROM OTHER TIAA-CREF ACCOUNTS

          Once every calendar quarter you can transfer some or all of your accumulation in the Real Estate Account to TIAA’s traditional annuity, to another TIAA annuity offered by your employer’s plan, to one of the CREF accounts, to a TIAA Access variable annuity account or to mutual funds offered under the terms of your plan. Transfers to CREF accounts or to certain other options may be restricted by your employer’s plan.

          You can also transfer some or all of your accumulation in TIAA’s traditional annuity, in your CREF accounts, TIAA Access variable annuity accounts or in the mutual funds or TIAA annuities offered under the terms of your plan to the Real Estate Account, if your employer’s plan offers the Account. Transfers from TIAA’s traditional annuity to the Real Estate Account under RA, GRA or Retirement Choice contracts can only be effected over a period of time (up to ten years) and may be

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subject to other limitations, as specified in your contract. Amounts held under an ATRA contract cannot be transferred to or from any retirement plan contract.

          Because excessive transfer activity can hurt Account performance and other participants, we may further limit how often you transfer or otherwise modify the transfer privilege.

TRANSFERS TO OTHER COMPANIES

          Generally you may transfer funds from the Real Estate Account to a company other than TIAA or CREF, subject to certain tax restrictions. This right may be limited by your employer’s plan. If your employer participates in our special transfer services program, we can make automatic monthly transfers from your RA or GRA contract to another company, and the $1,000 minimum will not apply to these transfers. Roth amounts in a 403(b) or 401(a) plan can only be rolled over to another Roth account under such plan or to a Roth IRA, as permitted by applicable law and the terms of the plans.

          Under the Retirement Choice and Retirement Choice Plus contracts, your employer could transfer monies from an Account and apply it to another Account or investment option, subject to the terms of your plan, and without your consent.

TRANSFERS FROM OTHER COMPANIES/PLANS

          Subject to your employer’s plan, you can usually transfer or rollover money from another 403(b), 401(a)/403(a) or governmental 457(b) retirement plan to your qualified TIAA contract. You may also rollover before-tax amounts in a Classic IRA to 403(b) plans, 401(a)/403(a) plans or eligible governmental 457(b) plans, provided such employer plans agree to accept the rollover. Similarly, you may be able to rollover funds from 401(a), 403(a), 403(b) and governmental 457(b) plans to a TIAA Classic IRA. Roth amounts in a 403(b) or 401(a) plan can only be rolled over to another Roth account under such plan or to a Roth IRA, as permitted by applicable law and the terms of the plans. Funds in a private 457(b) plan can be transferred to another private 457(b) plan only. Accumulations in private 457(b) plans may not be rolled over to a qualified plan (e.g., a 401(a) plan), a 403(b) plan, a governmental 457(b) plan or an IRA.

WITHDRAWING CASH

          You may withdraw cash from your SRA, GSRA, IRA, or Keogh Real Estate Account accumulation at any time during the accumulation period, provided federal tax law permits it (see below). Real Estate Account cash withdrawals from your RA, GRA, Retirement Choice or Retirement Choice Plus accumulation may be limited by the terms of your employer’s plan and federal tax law. Normally, you can’t withdraw money from a contract if you’ve already applied that money to begin receiving lifetime annuity income. Current federal tax law restricts your ability to make cash withdrawals from your accumulation under most voluntary salary reduction agreements. Withdrawals are generally available only if you reach age 59½, leave your job, become disabled, or die, or if your employer

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terminates its retirement plan. If your employer’s plan permits, you may also be able to withdraw money if you encounter hardship, as defined by the IRS, but hardship withdrawals can be from contributions only, not investment earnings. You may be subject to a 10 percent penalty tax if you make a withdrawal before you reach age 59½, unless an exception applies to your situation.

          Under current federal tax law, you are not permitted to withdraw from 457(b) plans earlier than the calendar year in which you reach age 70½ or leave your job or are faced with an unforeseeable emergency (as defined by law). There are generally no early withdrawal tax penalties if you withdraw under any of these circumstances (i.e., no 10% tax on distributions prior to age 59½).

          Special rules and restrictions apply to Classic and Roth IRAs.

SYSTEMATIC WITHDRAWALS AND TRANSFERS

          If your employer’s plan allows, you can set up a program to make cash withdrawals or transfers automatically by specifying that we withdraw or transfer from your Real Estate Account accumulation any fixed number of accumulation units, dollar amount, or percentage of accumulation until you tell us to stop or until your accumulation is exhausted. Currently, the program must be set up so that at least $100 is automatically withdrawn or transferred at a time.

WITHDRAWALS TO PAY ADVISORY FEES

          You can set up a program to have monies withdrawn directly from your retirement plan or IRA accumulations to pay your financial advisor, if your employer’s plan allows. You will be required to complete and return certain forms to effect these withdrawals, including how and from which accounts you want these monies to be withdrawn. Before you set up this program, make sure you understand the possible tax consequences of these withdrawals. See the discussion under “Taxes” below.

POSSIBLE RESTRICTIONS ON PREMIUMS AND TRANSFERS TO THE ACCOUNT

          From time to time we may stop accepting premiums for and/or transfers into the Account. We might do so if, for example, we can’t find enough appropriate real estate-related investment opportunities at a particular time. Whenever reasonably possible, we will notify you before we decide to restrict premiums and/or transfers. However, because we may need to respond quickly to changing market conditions, we reserve the right to stop accepting premiums and/or transfers at any time without prior notice.

          If we decide to stop accepting premiums into the Account, amounts that would otherwise be allocated to the Account will be allocated to the CREF Money Market Account (or to a different default account under the terms of your employer’s plan) instead, unless you give us other allocation instructions. We will not transfer these amounts out of the CREF Money Market Account (or such different default account) when the restriction period is over, unless you request

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that we do so. However, we will resume allocating premiums to the Account on the date we remove the restrictions.

ADDITIONAL LIMITATIONS

          Federal law requires us to obtain, verify and record information that identifies each person who opens an account. Until we receive the information we need, we may not be able to effect transactions for you. Furthermore, if we are unable to verify your identity, or that of another person authorized to act on your behalf, or if we believe that we have identified potentially criminal activity, we reserve the right to take such action as we deem appropriate, which may include closing your account.

MARKET TIMING POLICY

          There are participants who may try to profit from transferring money back and forth among the CREF accounts, the Real Estate Account, the TIAA Access variable accounts and mutual funds available under the terms of your plan, in an effort to “time” the market. As money is shifted in and out of these accounts, the accounts or funds incur transaction costs, including, among other things, expenses for buying and selling securities. These costs are borne by all participants, including long-term investors who do not generate the costs. In addition, market timing can interfere with efficient portfolio management and cause dilution, if timers are able to take advantage of pricing inefficiencies. To discourage market-timing activity, transfers from the Account to a CREF or TIAA account are limited to once every calendar quarter. In addition, participants who make more than three transfers out of any TIAA or CREF account or any of the TIAA-CREF mutual funds available under your plan (other than the CREF Money Market Account) in a calendar month will be advised that if this transfer frequency continues, we will suspend their ability to make telephone, fax and Internet transfers. Systematic withdrawals and transfers which are established and effected in accordance with an employer’s plan will not be deemed to be multiple transfers for purposes of these market timing restrictions.

          We have the right to modify our policy at any time without advance notice.

RECEIVING ANNUITY INCOME

THE ANNUITY PERIOD IN GENERAL

          You can receive an income stream from all or part of your Real Estate Account accumulation. Unless you opt for a lifetime annuity, generally you must be at least age 59½ to begin receiving annuity income payments from your annuity contract free of a 10 percent early distribution penalty tax. Your employer’s plan may also restrict when you can begin income payments. Under the minimum distribution rules of the Internal Revenue Code, you generally must begin receiving some payments from your contract shortly after you reach the later of age 70½ or you retire. For more information, see “Minimum Distribution Requirements,” on page

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76. Also, you can’t begin a one-life annuity after you reach age 90, nor may you begin a two-life annuity after either you or your annuity partner reach age 90.

          Your income payments may be paid out from the Real Estate Account through a variety of income options. You can pick a different income option for different portions of your accumulation, but once you’ve started payments you usually can’t change your income option or annuity partner for that payment stream.

          Usually income payments are monthly. You can choose quarterly, semi-annual, and annual payments as well. (TIAA has the right to not make payments at any interval that would cause the initial payment to be less than $100.) We’ll send your payments by mail to your home address or, on your request, by mail or electronic funds transfer to your bank.

          Your initial income payments are based on the value of your accumulation on the last valuation day before the annuity starting date. Your payments change after the initial payment based on the Account’s investment experience and the income change method you choose.

          There are two income change methods for annuity payments: annual and monthly. Under the annual income change method, payments from the Account change each May 1, based on the net investment results during the prior year (April 1 through March 31). Under the monthly income change method, payments from the Account change every month, based on the net investment results during the previous month. For the formulas used to calculate the amount of annuity payments, see page 71. The total value of your annuity payments may be more or less than your total premiums.

ANNUITY STARTING DATE

          Ordinarily, annuity payments begin on the date you designate as your annuity starting date, provided we have received all documentation necessary for the income option you’ve picked. If something’s missing, we’ll defer your annuity starting date until we receive it. Your first annuity check may be delayed while we process your choice of income options and calculate the amount of your initial payment. Any premiums received within 70 days after payments begin may be used to provide additional annuity income. Premiums received after 70 days will remain in your accumulating annuity contract until you give us further instructions. Ordinarily, your first annuity payment can be made on any business day between the first and twentieth of any month.

INCOME OPTIONS

          Both the number of annuity units you purchase and the amount of your income payments will depend on which income option you pick. Your employer’s plan, tax law and ERISA may limit which income options you can use to receive income from an RA or GRA, GSRA, Retirement Choice, Retirement Choice Plus or Keogh contract. Ordinarily you’ll choose your income options shortly before you want payments to begin, but you can make or change your choice any time before your annuity starting date.

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          All Real Estate Account income options provide variable payments, and the amount of income you receive depends in part on the investment experience of the Account. The current options are:

•

One-Life Annuity with or without Guaranteed Period: Pays income as long as you live. If you opt for a guaranteed period (10, 15 or 20 years) and you die before it’s over, income payments will continue to your beneficiary until the end of the period. If you don’t opt for a guaranteed period, all payments end at your death — so that it’s possible for you to receive only one payment if you die less than a month after payments start. (The 15-year guaranteed period is not available under all contracts.)

•	Annuity for a Fixed Period: Pays income for any period you choose from 5 to 30 years (2 to 30 years for RAs, SRAs and GRAs). (This option is not available under all contracts.)

•

Two-Life Annuities: Pays income to you as long as you live, then continues at either the same or a reduced level for the life of your annuity partner. There are three types of two-life annuity options, all available with or without a guaranteed period — Full Benefit to Survivor, Two-Thirds Benefit to Survivor, and a Half-Benefit to Annuity Partner. Under the Two-Thirds Benefit to Survivor option, payments to you will be reduced upon the death of your annuity partner.

•

Minimum Distribution Option (MDO) Annuity: Generally available only if you must begin annuity payments under the Internal Revenue Code minimum distribution requirements. (Some employer plans allow you to elect this option earlier — contact TIAA for more information.) The option pays an amount designed to fulfill the distribution requirements under federal tax law. (The option is not available under all contracts.)

          You must apply your entire accumulation under a contract if you want to use the MDO annuity. It is possible that income under the MDO annuity will cease during your lifetime. Prior to age 90, and subject to applicable plan and legal restrictions, you can apply any remaining part of an accumulation applied to the MDO annuity to any other income option for which you’re eligible. Using an MDO won’t affect your right to take a cash withdrawal of any accumulation not yet distributed. This pay-out annuity is not available under the Retirement Choice or Retirement Choice Plus contracts. Instead, required minimum distributions will be paid directly from these contracts pursuant to the terms of your employer’s plan.

          For any of the income options described above, current federal tax law says that your guaranteed period can’t exceed the joint life expectancy of you and your beneficiary or annuity partner. Other income options may become available in the future, subject to the terms of your retirement plan and relevant federal and state laws. For more information about any annuity option, please contact us.

          Receiving Lump Sum Payments (Retirement Transition Benefit): If your employer’s plan allows, you may be able to receive a single sum payment of up to 10 percent of the value of any part of an accumulation being converted to annuity

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income on the annuity starting date. (This does not apply to IRAs.) Of course, if your employer’s plan allows cash withdrawals, you can take a larger amount (up to 100 percent) of your Real Estate Account accumulation as a cash payment. The retirement transition benefit will be subject to current federal income tax requirements and possible early distribution penalties. See “Taxes” on page 75.

          If you haven’t picked an income option when the annuity starting date arrives for your contract, TIAA usually will assume you want the one-life annuity with 10-year guaranteed period if you’re unmarried, subject to the terms of your plan, paid from TIAA’s traditional annuity. If you’re married, we may assume for you a survivor annuity with half-benefit to annuity partner with a 10-Year guaranteed period, with your spouse as your annuity partner, paid from TIAA’s traditional annuity. If you haven’t picked an income option when the annuity starting date arrives for your IRA, we may assume you want the minimum distribution option annuity.

TRANSFERS DURING THE ANNUITY PERIOD

          After you begin receiving annuity income, you can transfer all or part of the future annuity income payable once each calendar quarter (i) from the Real Estate Account into a “comparable annuity” payable from a CREF or TIAA account or TIAA’s traditional annuity, or (ii) from a CREF account into a comparable annuity payable from the Real Estate Account. Comparable annuities are those which are payable under the same income option, and have the same first and second annuitant, and remaining guaranteed period.

          We’ll process your transfer on the business day we receive your request. You can also choose to have a transfer take effect at the close of any future business day. Transfers under the annual income payment method will affect your annuity payments beginning on the May 1 following the March 31 which is on or after the effective date of the transfer. Transfers under the monthly income payment method and all transfers into TIAA’s traditional annuity will affect your annuity payments beginning with the first payment due after the monthly payment valuation day that is on or after the transfer date. You can switch between the annual and monthly income change methods, and the switch will go into effect on the following March 31.

ANNUITY PAYMENTS

          The amount of annuity payments we pay you or your beneficiary (annuitant) will depend upon the number and value of the annuity units payable. The number of annuity units is first determined on the day before the annuity starting date. The amount of the annuity payments will change according to the income change method chosen.

          Under the annual income change method, the value of an annuity unit for payments is redetermined on March 31 of each year — the payment valuation day. Annuity payments change beginning May 1. The change reflects the net investment experience of the Real Estate Account. The net investment experience

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for the twelve months following each March 31 revaluation will be reflected in the following year’s value.

          Under the monthly income change method, the value of an annuity unit for payments is determined on the payment valuation day, which is the 20th day of the month preceding the payment due date or, if the 20th is not a business day, the preceding business day. The monthly changes in the value of an annuity unit reflect the net investment experience of the Real Estate Account. The formulas for calculating the number and value of annuity units payable are described below.

          Calculating the Number of Annuity Units Payable: When a participant or a beneficiary converts the value of all or a portion of his or her accumulation into an income-paying contract, the number of annuity units payable from the Real Estate Account under an income change method is determined by dividing the value of the Account accumulation to be applied to provide the annuity payments by the product of the annuity unit value for that income change method and an annuity factor. The annuity factor as of the annuity starting date is the value of an annuity in the amount of $1.00 per month beginning on the first day such annuity units are payable, and continuing for as long as such annuity units are payable.

          The annuity factor will reflect interest assumed at the effective annual rate of 4 percent, and the mortality assumptions for the person(s) on whose life (lives) the annuity payments will be based. Mortality assumptions will be based on the then-current settlement mortality schedules for this Account. Annuitants bear no mortality risk under their contracts — actual mortality experience will not reduce annuity payments after they have started. TIAA may change the mortality assumptions used to determine the number of annuity units payable for any future accumulations converted to provide annuity payments.

          The number of annuity units payable under an income change method under your contract will be reduced by the number of annuity units you transfer out of that income change method under your contract. The number of annuity units payable will be increased by any internal transfers you make to that income change method under your contract.

          Value of Annuity Units: The Real Estate Account’s annuity unit value is calculated separately for each income change method for each business day and for the last calendar day of each month. The annuity unit value for each income change method is determined by updating the annuity unit value from the previous valuation day to reflect the net investment performance of the Account for the current valuation period relative to the 4 percent assumed investment return. In general, your payments will increase if the performance of the Account is greater than 4 percent and decrease if the value is less than 4 percent. The value is further adjusted to take into account any changes expected to occur in the future at revaluation either once a year or once a month, assuming the Account will earn the 4 percent assumed investment return in the future.

          The initial value of the annuity unit for a new annuitant is the value determined as of the day before annuity payments start.

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          For participants under the annual income change method, the value of the annuity unit for payment remains level until the following May 1. For those who have already begun receiving annuity income as of March 31, the value of the annuity unit for payments due on and after the next succeeding May 1 is equal to the annuity unit value determined as of such March 31.

          For participants under the monthly income change method, the value of the annuity unit for payments changes on the payment valuation day of each month for the payment due on the first of the following month.

          TIAA reserves the right, subject to approval by the Board of Trustees, to modify the manner in which the number and/or value of annuity units is calculated in the future.

DEATH BENEFITS

AVAILABILITY; CHOOSING BENEFICIARIES

          TIAA may pay death benefits if you or your annuity partner dies, which may be subject to the terms of your employer’s plan. When you purchase your annuity contract, you name one or more beneficiaries to receive the death benefit if you die. You can change your beneficiaries anytime before you die, and, unless you instruct otherwise, your annuity partner can do the same after your death.

YOUR SPOUSE’S RIGHTS

          Your choice of beneficiary for death benefits may, in some cases, be subject to the consent of your spouse. Similarly, if you are married at the time of your death, federal law may require a portion of the death benefit be paid to your spouse even if you have named someone else as beneficiary. If you die without having named any beneficiary, any portion of your death benefit not payable to your spouse will go to your estate.

AMOUNT OF DEATH BENEFIT

          If you die during the accumulation period, the death benefit is the amount of your accumulation. If you and your annuity partner die during the annuity period while payments are still due under a fixed-period annuity or for the remainder of a guaranteed period, the death benefit is the value of the remaining guaranteed payments.

PAYMENT OF DEATH BENEFIT

          To authorize payment and pay a death benefit, we must have received all necessary forms and documentation, including proof of death and the selection of the method of payment.

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METHODS OF PAYMENT OF DEATH BENEFITS

          Generally, you can choose for your beneficiary the method we’ll use to pay the death benefit, but few participants do this. If you choose a payment method, you can also block your beneficiaries from changing it. Most people leave the choice to their beneficiaries. We can block any choice if its initial payment is less than $25. If death occurs while your contract is in the accumulation stage, in most cases we can pay the death benefit using the TIAA-CREF Savings & Investment Plan. We won’t do this if you preselected another option or if the beneficiary elects another option. Some beneficiaries aren’t eligible for the TIAA-CREF Savings & Investment Plan. If your beneficiary isn’t eligible and doesn’t specifically tell us to start paying death benefits within a year of your death, we can start making payments to them over five years using the fixed-period annuity method of payment.

          Payments During the Accumulation Period: Currently, the available methods of payment for death benefits from funds in the accumulation period are:

•	Single-Sum Payment, in which the entire death benefit is paid to your beneficiary at once;

•	One-Life Annuity with or without Guaranteed Period, in which the death benefit is paid monthly for the life of the beneficiary or through the guaranteed period;

•	Annuity for a Fixed Period of 5 to 30 years (not available under Retirement Choice or Retirement Choice Plus), in which the death benefit is paid for a fixed period;

•

Accumulation-Unit Deposit Option, which pays a lump sum at the end of a fixed period, ordinarily two to five years, during which period the accumulation units deposited participate in the Account’s investment experience (generally the death benefit value must be at least $5,000); (This option is not available under all contracts) and

•

Minimum Distribution Option, which automatically pays income according to the Internal Revenue Code’s minimum distribution requirements (not available under Retirement Choice or Retirement Choice Plus). It operates in much the same way as the MDO annuity income option. It’s possible, under this method, that your beneficiary won’t receive income for life.

          Death benefits are usually paid monthly (unless you chose a single-sum method of payment), but your beneficiary can switch them to quarterly, semi-annual, or annual payments.

          Payments During the Annuity Period: If you and your annuity partner die during the annuity period, your beneficiary can choose to receive any remaining guaranteed periodic payments due under your contract. Alternatively, your beneficiary can choose to receive the commuted value of those payments in a single sum unless you have indicated otherwise. The amount of the commuted value will be different than the total of the periodic payments that would otherwise be paid.

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          Ordinarily, death benefits are subject to federal estate tax. Generally, if taken as a lump sum, death benefits would be taxed like complete withdrawals. If taken as annuity benefits, death benefits would be taxed like annuity payments. For more information on death benefits, see the discussion under “Taxes” below, or for further detail, contact TIAA.

TAXES

          This section offers general information concerning federal taxes. It doesn’t cover every situation. Tax treatment varies depending on the circumstances, and state and local taxes may also be involved. For complete information on your personal tax situation, check with a qualified tax advisor.

HOW THE REAL ESTATE ACCOUNT IS TREATED FOR TAX PURPOSES

          The Account is not a separate taxpayer for purposes of the Internal Revenue Code — its earnings are taxed as part of TIAA’s operations. Although TIAA is not expected to owe any federal income taxes on the Account’s earnings, if TIAA does incur taxes attributable to the Account, it may make a corresponding charge against the Account.

TAXES IN GENERAL

          During the accumulation period, Real Estate Account premiums paid in before-tax dollars, employer contributions and earnings attributable to these amounts are not taxed until they’re withdrawn. Annuity payments, single-sum withdrawals, systematic withdrawals, and death benefits are usually taxed as ordinary income. Premiums paid in after-tax dollars aren’t taxable when withdrawn, but earnings attributable to these amounts are taxable unless those amounts are contributed as Roth contributions to a 401(a) or 403(b) plan and certain criteria are met before the amounts (and the income on the amounts) are withdrawn. Death benefits are usually also subject to federal estate and state estate or inheritance taxation. Generally, transfers between qualified retirement plans are not taxed. Generally, contributions you can make under an employer’s plan are limited by federal tax law. Employee voluntary salary reduction contributions and Roth after-tax contributions to 403(b) and 401(k) plans are limited in the aggregate to $15,500 per year ($20,500 per year if you are age 50 or older). Certain long-term employees may be able to defer up to $18,500 per year in a 403(b) plan ($23,500 per year if you are age 50 or older). Contributions to Classic and Roth IRAs, other than rollover contributions, cannot generally exceed $4,000 per year ($5,000 per year for taxpayers age 50 or older).

          The maximum contribution limit to a 457(b) non-qualified deferred compensation plan for employees of state and local governments is $15,500 ($20,500 if you are age 50 or older). Special catch-up rules may permit a higher contribution in one or more of the last three years prior to an individual’s normal retirement age under the plan.

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          Note that the dollar limits listed above are for 2007; different dollar limits may apply in future years.

EARLY DISTRIBUTIONS

          If you want to withdraw funds or begin receiving income from any 401(a), 403(a), or 403(b) retirement plan or an IRA before you reach age 59½, you may have to pay a 10 percent early distribution tax on the taxable amount. Distributions from a Roth IRA generally are not taxed, except that, once aggregate distributions exceed contributions to the Roth IRA, income tax and a 10% penalty tax may apply to distributions made (1) before age 59½ (subject to certain exceptions) or (2) during the five taxable years starting with the year in which the first contribution is made to any Roth IRA. A 10 percent penalty tax may apply to amounts attributable to a conversion from an IRA if they are distributed during the five taxable years beginning with the year in which the conversion was made. You won’t have to pay this tax in certain circumstances. Early distributions from 457(b) plans are not subject to a 10% penalty tax unless, in the case of a governmental 457(b) plan, the distribution includes amounts rolled over to the plan from an IRA, 401(a)/403(a), or 403(b) plan. Consult your tax advisor for more information.

MINIMUM DISTRIBUTION REQUIREMENTS

          In most cases, payments from qualified contracts must begin by April 1 of the year after the year you reach age 70½, or if later, by retirement. For Classic IRAs, and with respect to 5 percent or more owners of the business covered by a Keogh plan, payments must begin by April 1 of the year after you reach age 70½. Under the terms of certain retirement plans, the plan administrator may direct us to make the minimum distributions required by law even if you do not elect to receive them. In addition, if you don’t begin distributions on time, you may be subject to a 50 percent excise tax on the amount you should have received but did not. Roth IRAs are generally not subject to these rules requiring minimum distributions during your lifetime. You are responsible for requesting distributions that comply with the minimum distribution rules.

WITHHOLDING ON DISTRIBUTIONS

          If we pay an “eligible rollover” distribution directly to you, federal law requires us to withhold 20 percent from the taxable portion. On the other hand, if we roll over such a distribution directly to an IRA or employer plan, we do not withhold any federal income tax. The 20 percent withholding also does not apply to certain types of distributions that are not considered eligible rollovers such as payments from IRAs, hardship withdrawals, lifetime annuity payments, substantially equal periodic payments over your life expectancy or over 10 or more years, or minimum distribution payments.

          For the taxable portion of non-eligible rollover distributions, we will usually withhold federal income taxes unless you tell us not to and you are eligible to avoid

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withholding. However, if you tell us not to withhold but we don’t have your taxpayer identification number on file, we still are required to deduct taxes. These rules also apply to distributions from governmental 457(b) plans. In general, all amounts received under a private 457(b) plan are taxable and are subject to federal income tax withholding as wages. Nonresident aliens who pay U.S. taxes are subject to different withholding rules.

SPECIAL RULES FOR AFTER-TAX RETIREMENT ANNUITIES

          If you paid premiums directly to an RA and the premiums are not subject to your employer’s retirement plan, or if you have been issued an ATRA contract, the following general discussion describes our understanding of current federal income tax law that applies to these accumulations. This discussion does not apply to premiums paid on your behalf under the terms of your employer’s retirement plan. It also does not cover every situation and does not address all possible circumstances.

          In General. These annuities are generally not taxed until distributions occur. When distributions occur, they are taxed as follows:

•

Withdrawals, including withdrawals of the entire accumulation under the contract, are generally taxed as ordinary income to the extent that the contract’s value is more than your investment in the contract (i.e., what you have paid into it).

•

Annuity payments are generally treated in part as taxable ordinary income and in part as non-taxable recovery of your investment in the contract until you recover all of your investment in the contract. After that, annuity payments are taxable in full as ordinary income.

          Required Distributions. In general, if you die after you start your annuity payments but before the entire interest in the annuity contract has been distributed, the remaining portion must be distributed at least as quickly as under the method in effect on the date of your death. If you die before your annuity payments begin, the entire interest in your annuity contract generally must be distributed within five years after your death, or be used to provide payments that begin within one year of your death and that will be made for the life of your designated beneficiary or for a period not extending beyond the life expectancy of your designated beneficiary. The “designated beneficiary” refers to a natural person you designate and to whom ownership of the contract passes because of your death. However, if the designated beneficiary is your surviving spouse, your surviving spouse can continue the annuity contract as the new owner.

          Death Benefit Proceeds. Death benefit proceeds are taxed like withdrawals of the entire accumulation in the contract if distributed in a single sum and are taxed like annuity payments if distributed as annuity payments. Your beneficiary may be required to take death benefit proceeds within a certain time period.

          Penalty Tax on Certain Distributions. You may have to pay a penalty tax (10 percent of the amount treated as taxable income) on distributions you take prior to age 59½. There are some exceptions to this rule, however. You should consult a tax advisor for information about those exceptions.

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          Withholding. Annuity distributions are generally subject to federal income tax withholding but most recipients can usually choose not to have the tax withheld.

          Certain Designations or Exchanges. Designating an annuitant, payee or other beneficiary, or exchanging a contract may have tax consequences that should be discussed with a tax advisor before you engage in any of these transactions.

          Multiple Contracts. All non-qualified deferred annuity contracts issued by us and certain of our affiliates to the same owner during a calendar year must generally be treated as a single contract in determining when and how much income is taxable and how much income is subject to the 10 percent penalty tax (see above).

          Diversification Requirements. The investments of the Real Estate Account must be “adequately diversified” in order for the ATRA Contracts to be treated as annuity contracts for Federal income tax purposes. It is intended that Real Estate Account will satisfy these diversification requirements.

          Owner Control. In certain circumstances, owners of non-qualified variable annuity contracts have been considered for Federal income tax purposes to be the owners of the assets of the separate account supporting their contracts due to their ability to exercise investment control over those assets. When this is the case, the contract owners have been currently taxed on income and gains attributable to the variable account assets. While we believe that the ATRA Contracts do not give you investment control over assets in the Real Estate Account or any other separate account underlying your ATRA Contract, we reserve the right to modify the ATRA Contracts as necessary to prevent you from being treated as an owner of the assets in the Real Estate Account.

FEDERAL ESTATE TAXES

          While no attempt is being made to discuss the Federal estate tax implications of the Contract, you should keep in mind that the value of an annuity contract owned by a decedent and payable to a beneficiary by virtue of surviving the decedent is included in the decedent’s gross estate. Depending on the terms of the annuity contract, the value of the annuity included in the gross estate may be the value of the lump sum payment payable to the designated beneficiary or the actuarial value of the payments to be received by the beneficiary. Consult an estate planning advisor for more information.

GENERATION-SKIPPING TRANSFER TAX

          Under certain circumstances, the Code may impose a “generation skipping transfer tax” when all or part of an annuity contract is transferred to, or a death benefit is paid to, an individual two or more generations younger than the Owner. Regulations issued under the Code may require us to deduct the tax from your Contract, or from any applicable payment, and pay it directly to the IRS.

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RESIDENTS OF PUERTO RICO

          The IRS has announced that income received by residents of Puerto Rico is U.S.-source income that is generally subject to United States federal income tax.

ANNUITY PURCHASES BY NONRESIDENT ALIENS

          The discussion above provides general information regarding U.S. federal income tax consequences to annuity purchasers that are U.S. citizens or residents. Purchasers that are not U.S. citizens or residents will generally be subject to U.S. federal withholding tax on taxable distributions from annuity contracts at a 30% rate, unless a lower treaty rate applies. In addition, purchasers may be subject to state and/or municipal taxes and taxes that may be imposed by the purchaser’s country of citizenship or residence. Prospective purchasers who are nonresident aliens are advised to consult with a qualified tax adviser regarding U.S. state, and foreign taxation with respect to an annuity contract purchase.

SPECIAL RULES FOR WITHDRAWALS TO PAY ADVISORY FEES

          If you have arranged for us to pay advisory fees to your financial advisor from your accumulations, those partial withdrawals generally will not be treated as taxable distributions as long as:

•	the payment is for expenses that are ordinary and necessary;

•	the payment is made from a Section 401 or 403 retirement plan or an IRA;

•

your financial advisor’s payment is only made from the accumulations in your retirement plan or IRA, as applicable, and not directly by you or anyone else, under the agreement with your financial advisor; and

•	once advisory fees begin to be paid from your retirement plan or IRA, as applicable, you continue to pay those fees solely from your plan or IRA, as applicable, and not from any other source.

          However, withdrawals to pay advisory fees to your financial advisor from your accumulations under an ATRA contract will be treated as taxable distributions.

FOREIGN TAX CREDIT

          The Account may be subject to foreign taxes on investments in other countries, including capital gains tax on any appreciation in value when a real estate investment in a foreign jurisdiction is eventually sold. Any potential tax impact will not be reflected in the valuation of the foreign investment and may not be fully reflected in a tax accrual by the Account. Upon payment of any foreign tax by the Account, TIAA will receive a foreign tax credit, which may be available to reduce its U.S. tax burden. The Account is a segregated asset account of TIAA and incurs no material federal income tax attributable to the investment performance of the Account under the Internal Revenue Code. As a result, the Account will not realize any tax benefit from any foreign tax credit that may be available to TIAA; however, to the extent that TIAA can utilize the foreign tax credit in its consolidated tax

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return, TIAA will reimburse the Account for that benefit at that time. The extent to which TIAA is able to utilize the credits when the Account incurs a foreign tax will determine the amount and timing of reimbursement from TIAA to the Account for the resulting foreign tax credit. The Account’s unit values may be adversely impacted in the future if a foreign tax is paid, and TIAA is not able to utilize (and therefore does not reimburse the Account for), either immediately or in the future, the foreign tax credit earned as a result of the foreign tax paid by the Account.

POSSIBLE TAX LAW CHANGES

          Although the likelihood of legislative changes is uncertain, there is always the possibility that the tax treatment of your contract could change by legislation or otherwise. Consult a tax advisor with respect to legislative developments and their effect on your contract.

          We have the right to modify the contract in response to legislative changes that could otherwise diminish the favorable tax treatment that annuity contract owners currently receive. We make no guarantee regarding the tax status of any contract and do not intend the above discussion as tax advice.

GENERAL MATTERS

MAKING CHOICES AND CHANGES

          You may have to make certain choices or changes (e.g., changing your income option, making a cash withdrawal) by written notice satisfactory to us and received at our home office or at some other location that we have specifically designated for that purpose. When we receive a notice of a change in beneficiary or other person named to receive payments, we’ll execute the change as of the date it was signed, even if the signer has died in the meantime. We execute all other changes as of the date received.

TELEPHONE AND INTERNET TRANSACTIONS

          You can use our Automated Telephone Service (ATS) or the TIAA-CREF Web Center’s account access feature to check your account balances, transfer to TIAA’s traditional annuity, TIAA Access variable annuity accounts or CREF, and/or allocate future premiums among the accounts and funds available to you through TIAA-CREF. You will be asked to enter your Personal Identification Number (PIN) and social security number for both systems. (You can establish a PIN by calling us.) Both will lead you through the transaction process and will use reasonable procedures to confirm that instructions given are genuine. If we use such procedures, we are not responsible for incorrect or fraudulent transactions. All transactions made over the ATS and Internet are electronically recorded.

          To use the ATS, you need a touch-tone phone. The toll free number for the ATS is 800 842-2252. To use the Internet, go to the account access feature of the TIAA-CREF Web Center at http://www.tiaa-cref.org. We can suspend or

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terminate your ability to transact by telephone, over the Internet, or by fax at any time, for any reason.

VOTING RIGHTS

          You don’t have the right to vote on the management and operation of the Account directly; however, you may send ballots to advise the TIAA Board of Overseers about voting for nominees for the TIAA Board of Trustees.

ELECTRONIC PROSPECTUS

          If you received this prospectus electronically and would like a paper copy, please call 877 518-9161 and we will send it to you. Under certain circumstances where we are legally required to deliver a prospectus to you, we cannot send you a prospectus electronically unless you’ve consented.

HOUSEHOLDING

          To lower costs and eliminate duplicate documents sent to your home, we may begin mailing only one copy of the Account’s prospectus, prospectus supplements or any other required documents to your household, even if more than one participant lives there. If you would prefer to continue receiving your own copy of any of these documents, you may call us toll-free at 877 518-9161, or write us.

MISCELLANEOUS POLICIES

          Amending the Contracts: The contract may be amended by agreement of TIAA and the contractholder without the consent of any other person, provided that such change does not reduce any benefit purchased under the contract up to that time. Any endorsement or amendment of this contract, waiver of any of its provisions, or change in rate schedule will be valid only if in writing and signed by an executive officer of TIAA.

          If You’re Married: If you’re married, you may be required by law or your employer’s plan to get advance written consent from your spouse before we make certain transactions for you. If you’re married at your annuity starting date, you may also be required by law or your employer’s plan to choose an income option that provides survivor annuity income to your spouse, unless he or she waives that right in writing. There are limited exceptions to the waiver requirement.

          Texas Optional Retirement Program Restrictions: If you’re in the Texas Optional Retirement Program, you or your beneficiary can redeem some or all of your accumulation only if you retire, die, or leave your job in the state’s public institutions of higher education.

          Assigning Your Contract: Generally, neither you nor your beneficiaries can assign your ownership of a TIAA retirement contract to anyone else.

          Overpayment of Premiums: If your employer mistakenly sends more premiums on your behalf than you’re entitled to under your employer’s retirement plan or the Internal Revenue Code, we’ll refund them to your employer as long as we’re requested to do so (in writing) before you start receiving annuity income.

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Any time there’s a question about premium refunds, TIAA will rely on information from your employer. If you’ve withdrawn or transferred the amounts involved from your accumulation, we won’t refund them.

          Errors or Omissions: We reserve the right to correct any errors or omissions on any form, report, or statement that we send you.

          Payment to an Estate, Guardian, Trustee, etc.: We reserve the right to pay in one sum the commuted value of any benefits due an estate, corporation, partnership, trustee, or other entity not a natural person. Neither TIAA nor the Account will be responsible for the conduct of any executor, trustee, guardian, or other third party to whom payment is made.

          Benefits Based on Incorrect Information: If the amounts of benefits provided under a contract were based on information that is incorrect, benefits will be recalculated on the basis of the correct data. If the Account has overpaid or underpaid, appropriate adjustments will be made.

          Proof of Survival: We reserve the right to require satisfactory proof that anyone named to receive benefits under a contract is living on the date payment is due. If we have not received this proof after we request it in writing, the Account will have the right to make reduced payments or to withhold payments entirely until such proof is received.

DISTRIBUTION

          The annuity contracts are offered continuously by TIAA-CREF Individual & Institutional Services, LLC (Services), which is registered with the SEC as a broker-dealer and a registered investment adviser and is a member of the National Association of Securities Dealers, Inc. (NASD). Teachers Personal Investors Services, Inc. (TPIS), which is also registered with the SEC and is a member of the NASD, may participate in the distribution of the contracts on a limited basis. Services and TPIS are direct or indirect wholly owned subsidiaries of TIAA. Their addresses are at 730 Third Avenue, New York, NY 10017-3206. No commissions are paid for distributing the contracts.

STATE REGULATION

          TIAA, the Real Estate Account, and the contracts are subject to regulation by the New York Insurance Department (NYID) as well as by the insurance regulatory authorities of certain other states and jurisdictions.

          TIAA and the Real Estate Account must file with the NYID both quarterly and annual statements. The Account’s books and assets are subject to review and examination by the NYID at all times, and a full examination into the affairs of the Account is made at least every five years. In addition, a full examination of the Real Estate Account operations is usually conducted periodically by some other states.

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LEGAL MATTERS

          All matters involving state law and relating to the contracts, including TIAA’s right to issue the contracts, have been passed upon by George W. Madison, Executive Vice President and General Counsel of TIAA. Sutherland Asbill & Brennan LLP, Washington, D.C., have passed upon legal matters relating to the federal securities laws.

EXPERTS

          The financial statements as of December 31, 2006 and December 31, 2005 and for each of the two years in the period ended December 31, 2006 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP (“PWC”), an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

          Ernst & Young LLP (“E&Y”), independent registered public accounting firm, has audited the Account’s financial statements at December 31, 2004, and for the year then ended, as set forth in their report.

          With respect to TIAA, PWC has audited TIAA’s statutory-basis financial statements as of December 31, 2006 and December 31, 2005, and for each of the two years in the period ended December 31, 2006, as set forth in their report, given on the authority of said firm as experts in auditing and accounting.

          E&Y has audited TIAA’s statutory-basis financial statements as of December 31, 2004 and December 31, 2003, and for each of the three years in the period ended December 31, 2004, as set forth in their report (which contains an explanatory paragraph describing that TIAA presents its financial statements in conformity with accounting practices prescribed or permitted by the New York State Insurance Department, which practices differ from U.S. generally accepted accounting principles and that the effects of the variances between such bases of accounting on TIAA’s financial statements are not reasonably determinable but are presumed to be material, as described in Note 2 to the TIAA statutory-basis financial statements).

          Friedman LLP, independent registered public accounting firm, has audited the statement of revenues and certain expenses of the following properties:

(i)	The North 40 Office Complex for the year ended December 31, 2005;

(ii)	Publix at Weston Commons for the year ended December 31, 2005;

(iii)	City Center for the year ended December 31, 2005;

(iv)	WellPoint Office Campus for the year ended December 31, 2005;

(v)	DLF Multi Family Portfolio for the year ended December 31, 2005;

(vi)	The Creeksides at CenterPoint for the year ended December 31, 2005;

(vii)	Park Place on Turtle Creek for the year ended December 31, 2005;

(viii)	MarketFair for the year ended December 31, 2005;

(ix)	South Frisco Village for the year ended December 31, 2005;

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(x)	IDI National Industrial Portfolio for the year ended December 31, 2005;

(xi)	Millennium Corporate Park for the year ended December 31, 2005;

(xii)

The following properties comprising the Florida Retail Portfolio, a joint venture with Weingarten Realty Investors (“WRI”), in which the Account owns an 80% equity interest in the Florida Retail JV and WRI owns the remaining 20% equity interest:

	(1)	East Lake Woodlands for the period August 5, 2005 to December 31, 2005;

	(2)	Palm Lakes Plaza for the year ended December 31, 2005;

	(3)	The Marketplace at Dr. Phillips for the year ended December 31, 2005;

	(4)	International Drive Value Center for the period January 18, 2005 to December 31, 2005;

	(5)	Alfaya Square for the year ended December 31, 2005;

	(6)	Kendall Corners for the year ended December 31, 2005;

	(7)	South Dade Shopping Center for the year ended December 31, 2005;

(xiii)	The Ellipse at Ballston for the year ended December 31, 2005;

(xiv)

The properties comprising the Account’s joint venture with Developers Diversified Realty Corporation (“DDR”), in which the Account has an 85% equity intereast and DDR has a 15% equity interest, for the year ended December 31, 2005;

(xv)	Printemps de l’Homme for the year ended December 31, 2005;

(xvi)	1900 South Burgundy for the year ended December 31, 2005; and

(xvii)	Wilshire Rodeo Plaza for the nine months ended September 30, 2005.

          Berdon LLP, independent registered public accounting firm, has audited the statement of revenues and certain expenses of the following properties: (i) 501 Boylston Street (The Newbry) for the year ended December 31, 2005 and (ii) 9345 Santa Anita Avenue (Weber Distribution) for the year ended December 31, 2005.

          Aarons Grant & Habif, LLC, independent registered public accounting firm, has audited the statement of revenues and certain expenses for the Camelback Center property for the year ended December 31, 2005.

          After reasonable inquiry, the Account is not aware of any material factors relating to the specific properties audited by any of Friedman LLP, Berdon LLP, or Aarons Grant & Habif, LLC, other than as specifically set forth elsewhere in this prospectus that would cause the reported financial information indicated in such financial statements not to be necessarily indicative of future operating results.

          We have included these financial statements in the prospectus and elsewhere in the registration statement in reliance on the auditing firms’ respective reports, given on the authority of such firms as experts in accounting and auditing.

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ADDITIONAL INFORMATION

INFORMATION AVAILABLE AT THE SEC

          The Account has filed with the SEC a registration statement under the Securities Act of 1933, which contains this prospectus and additional information related to the offering described in this prospectus. The Account also files annual, quarterly, and current reports, along with other information, with the SEC, as required by the Securities Exchange Act of 1934. You may read and copy the full registration statement, and any reports and information filed with the SEC for the Account, at the SEC’s public reference room at 100 F Street, N.E., Washington, DC 20549. This information can also be obtained through the SEC’s website on the Internet (http://www.sec.gov).

OTHER REPORTS TO PARTICIPANTS

          TIAA will mail to each participant in the Real Estate Account periodic reports providing information relating to their accumulations in the Account, including premiums paid, number and value of accumulations, and withdrawals or transfers during the period, as well as such other information as may be required by applicable law or regulations. Further information may be obtained from TIAA at 730 Third Avenue, New York, New York 10017-3206.

CUSTOMER COMPLAINTS

          Customer complaints may be directed to our Participant Relations Unit, P.O. Box 1259, Charlotte, North Carolina 28201-1259, telephone 800 842-2776.

FINANCIAL STATEMENTS

          The financial statements of the TIAA Real Estate Account, financial statements of certain properties purchased by the Account and condensed unaudited statutory-basis financial statements of TIAA follow. The full audited statutory-basis financial statements of TIAA, which are incorporated into this prospectus by reference, are available upon request by calling 877 518-9161.

          The financial statements of TIAA should be distinguished from the financial statements of the Account and should be considered only as bearing on the ability of TIAA to meet its obligations under the contracts. They should not be considered as bearing upon the assets held in the Account.

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INDEX TO FINANCIAL STATEMENTS

TIAA REAL ESTATE ACCOUNT

Audited Financial Statements:
TIAA Real Estate Account
87	Report of Management Responsibility
88	Report of the Audit Committee

Audited Financial Statements:
90	Statements of Assets and Liabilities
91	Statements of Operations
92	Statements of Changes in Net Assets
93	Statements of Cash Flows
94	Notes to Financial Statements
103	Statements of Investments
119	Report of Independent Registered Public Accounting Firm
120	Report of Independent Registered Public Accounting Firm

Proforma Condensed Financial Statements:
121	Proforma Condensed Statement of Assets and Liabilities
122	Proforma Condensed Statement of Operations
123	Notes to Proforma Condensed Financial Statements

Property Financial Statements:
125	The North 40 Office Complex
129	Publix at Weston Commons
132	City Center
135	WellPoint Office Campus
138	DLF Multifamily Portfolio
141	The Creeksides at CenterPoint
144	Park Place on Turtle Creek
147	Marketfair
151	South Frisco Village
154	IDI National Industrial Portfolio
157	Millennium Corporate Park
161	Alafaya Square
164	East Lake Woodlands
167	Kendall Corners
170	International Drive Value Center
173	The Marketplace at Dr. Phillips
176	Palm Lakes Plaza
179	South Dade Shopping Center
182	The Ellipse at Ballston
185	Developers Diversified Realty Corporation Joint Venture Portfolio
189	Printemps de L’Homme
192	501 Boylston Street
195	Camelback Center
198	9345 Santa Anita Avenue
201	1900 South Burgundy
204	Wilshire Rodeo Plaza

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA
207	Condensed Statutory-Basis Financial Statements Information
209	Basis of Presentation

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Report of management responsibility

To the Participants of the TIAA Real Estate Account:

The accompanying financial statements of the TIAA Real Estate Account (“Account”) of Teachers Insurance and Annuity Association of America (“TIAA”) are the responsibility of TIAA’s management. They have been prepared in accordance with accounting principles generally accepted in the United States of America and have been presented fairly and objectively in accordance with such principles.

          TIAA has established and maintains a sound system of internal controls and disclosure controls designed to provide reasonable assurance that assets are properly safeguarded and transactions are properly executed in accordance with management’s authorization, and to carry out the ongoing responsibilities of management for reliable financial statements. In addition, TIAA’s internal audit personnel provide a continuing review of the internal controls and operations of the Account, and the chief audit executive regularly reports to the TIAA Audit Committee.

          The accompanying financial statements have been audited by an independent registered public accounting firm. To maintain auditor independence and avoid any conflict of interest, it continues to be the Account’s policy that any management advisory or consulting services be obtained from a firm other than the independent registered public accounting firm. The reports of the independent registered public accounting firms, which follow the statements of investments, express independent opinions on the fairness of presentation of these financial statements.

          The Audit Committee of the TIAA Board of Trustees, consisting entirely of trustees who are not officers of TIAA, meets regularly with management, representatives of PricewaterhouseCoopers LLP and the internal audit group to review matters relating to financial reporting, internal controls and auditing. In addition to the annual audit of the Account’s financial statements by the independent registered public accounting firm, the New York State Insurance Department and other state insurance departments perform periodic examinations of the Account’s operations.

March 15, 2007

Herbert M. Allison, Jr.	Georganne C. Proctor
Chairman, President and	Executive Vice President and
Chief Executive Officer	Chief Financial Officer

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Report of the Audit committee

To the Participants of the TIAA Real Estate Account:

The TIAA Audit Committee (“Committee”) oversees the financial reporting process of the TIAA Real Estate Account (“Account”) on behalf of TIAA’s Board of Trustees. The Committee operates in accordance with a formal written charter (copies of which are available upon request) which describes the Audit Committee’s responsibilities. All members of the Committee are independent, as defined under the listing standards of the New York Stock Exchange.

          Management has the primary responsibility for the Account’s financial statements, development and maintenance of a strong system of internal controls and disclosure controls, and compliance with applicable laws and regulations. In fulfilling its oversight responsibilities, the Committee reviewed and approved the audit plans of the internal audit group and the independent registered public accounting firm in connection with their respective audits of the Account. The Committee also meets regularly with the internal audit group and the independent registered public accounting firm, both with and without management present, to discuss the results of their examinations, their evaluation of internal controls, and the overall quality of financial reporting. As required by its charter, the Committee will evaluate rotation of the independent registered public accounting firm whenever circumstances warrant, but in no event will the evaluation be later than between their fifth and tenth years of service.

          The Committee reviewed and discussed the accompanying audited financial statements with management, including a discussion of the quality and appropriateness of the accounting principles and financial reporting practices followed, the reasonableness of significant judgments, and the clarity and completeness of disclosures in the financial statements. The Committee has also discussed the audited financial statements with PricewaterhouseCoopers LLP, the independent registered public accounting firm responsible for expressing an opinion on the conformity of these audited financial statements with accounting principles generally accepted in the United States of America.

          The discussion with PricewaterhouseCoopers LLP focused on their judgments concerning the quality and appropriateness of the accounting principles and financial reporting practices followed by the Account, the clarity and completeness of the financial statements and related disclosures, and other significant matters, such as any significant changes in accounting policies, internal controls, management judgments and estimates, and the nature of any uncertainties or unusual transactions. In addition, the Committee discussed with PricewaterhouseCoopers LLP the auditors’ independence from management and the Account, and has received a written disclosure regarding such independence, as required by the Securities and Exchange Commission.

88  |  Prospectus  TIAA Real Estate Account

Report of the Audit committee	concluded

          Based on the review and discussions referred to above, the Committee has approved the release of the accompanying audited financial statements for publication and filing with appropriate regulatory authorities.

Rosalie J. Wolf, Audit Committee Chair
Donald K. Peterson, Audit Committee Member
Leonard S. Simon, Audit Committee Member
Paul R. Tregurtha, Audit Committee Member

March 15, 2007

TIAA Real Estate Account  Prospectus  |  89

Statements of assets and liabilities | TIAA Real Estate Account

December 31,	2006	2005

ASSETS
Investments, at value:
Real estate properties (cost: $9,462,471,032 and $7,355,833,152)	$10,743,487,689	$7,977,600,751
Real estate joint ventures and limited partnerships (cost: $1,413,322,924 and $1,086,041,287)	1,948,028,002	1,418,583,542
Marketable securities:
Real estate-related (cost: $569,326,795 and $433,482,015)	704,922,323	448,662,598
Other (cost: $2,038,681,194 and $1,640,676,190)	2,038,938,210	1,640,894,515
Mortgage loan receivable (cost: $75,000,000)	74,660,626	—

Total investments (cost: $13,558,801,945 and $10,516,032,644)	15,510,036,850	11,485,741,406

Cash	3,585,145	1,211,370
Due from investment advisor	8,461,793	7,717,256
Other	237,877,545	190,756,381

TOTAL ASSETS	15,759,961,333	11,685,426,413

LIABILITIES
Mortgage loans payable—Note 5 (principal outstanding: $1,384,920,990 and $943,291,236)	1,437,149,148	973,502,186
Payable for securities transactions	1,219,323	993,809
Accrued real estate property level expenses	169,657,402	145,789,277
Security deposits held	19,242,948	16,430,039

TOTAL LIABILITIES	1,627,268,821	1,136,715,311

NET ASSETS
Accumulation Fund	13,722,700,176	10,227,655,797
Annuity Fund	409,992,336	321,055,305

TOTAL NET ASSETS	$14,132,692,512	$10,548,711,102

NUMBER OF ACCUMULATION UNITS OUTSTANDING—Notes 6 and 7	50,146,354	42,623,491

NET ASSET VALUE, PER ACCUMULATION UNIT—Note 6	$273.65	$239.95

90 | Prospectus TIAA Real Estate Account	SEE NOTES TO FINANCIAL STATEMENTS

Statements of operations | TIAA Real Estate Account

Years Ended December 31,	2006	2005	2004

INVESTMENT INCOME
Real estate income, net:
Rental income	$834,455,788	$618,633,580	$397,198,276

Real estate property level expenses and taxes:
Operating expenses	207,452,982	150,501,136	100,991,997
Real estate taxes	110,059,852	88,014,264	55,946,418
Interest expense	72,160,111	40,028,630	830,361

Total real estate property level expenses and taxes	389,672,945	278,544,030	157,768,776

Real estate income, net	444,782,843	340,089,550	239,429,500
Income from real estate joint ventures and limited partnerships	84,671,528	71,826,443	71,390,397
Interest	118,621,441	54,114,448	15,055,451
Dividends	16,785,769	16,884,764	12,453,109

TOTAL INCOME	664,861,581	482,915,205	338,328,457

EXPENSES—NOTE 2:
Investment advisory charges	26,899,307	19,603,225	14,393,388
Administrative and distribution charges	45,712,473	27,130,406	16,372,446
Mortality and expense risk charges	6,931,833	6,196,549	4,093,858
Liquidity guarantee charges	3,905,051	3,170,017	1,868,733

TOTAL EXPENSES	83,448,664	56,100,197	36,728,425

INVESTMENT INCOME—NET	581,412,917	426,815,008	301,600,032

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS AND MORTGAGE LOANS PAYABLE
Net realized gain (loss) on:
Real estate properties	76,137,064	84,764,142	13,827,432
Marketable securities	10,257,108	36,871,417	46,714,767

Total realized gain on investments	86,394,172	121,635,559	60,542,199

Net change in unrealized appreciation (depreciation) on:
Real estate properties	659,370,445	534,569,631	172,486,544
Real estate joint ventures and limited partnerships	193,477,741	167,019,921	162,245,601
Marketable securities	120,453,638	(28,100,691)	21,088,525
Mortgage loan receivable.	(339,374)	—	—
Mortgage loans payable	(26,568,857)	(29,154,148)	(1,782,566)

Net change in unrealized appreciation on investments and mortgage loans payable	946,393,593	644,334,713	354,038,104

NET REALIZED AND UNREALIZED GAIN ON INVESTMENTS AND MORTGAGE LOANS PAYABLE	1,032,787,765	765,970,272	414,580,303

NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS	$1,614,200,682	$1,192,785,280	$716,180,335

SEE NOTES TO FINANCIAL STATEMENTS	TIAA Real Estate Account Prospectus | 91

Statements of changes in net assets | TIAA Real Estate Account

Years Ended December 31,	2006	2005	2004

FROM OPERATIONS
Investment income, net	$581,412,917	$426,815,008	$301,600,032
Net realized gain on investments	86,394,172	121,635,559	60,542,199
Net change in unrealized appreciation on investments and mortgage loans payable	946,393,593	644,334,713	354,038,104

NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS	1,614,200,682	1,192,785,280	716,180,335

FROM PARTICIPANT TRANSACTIONS
Premiums	1,085,057,614	968,189,436	738,048,183
Net transfers from TIAA	215,893,898	172,305,147	147,340,801
Net transfers from CREF Accounts	1,154,122,836	1,238,160,587	1,045,910,051
Net transfers from (to) TIAA-CREF Institutional Mutual Funds	(15,318,887)	24,967,250	(4,785,649)
Annuity and other periodic payments	(65,192,000)	(44,487,142)	(30,761,316)
Withdrawals and death benefits	(404,782,733)	(248,759,442)	(159,804,580)

NET INCREASE IN NET ASSETS RESULTING FROM PARTICIPANT TRANSACTIONS	1,969,780,728	2,110,375,836	1,735,947,490

NET INCREASE IN NET ASSETS	3,583,981,410	3,303,161,116	2,452,127,825
NET ASSETS
Beginning of year	10,548,711,102	7,245,549,986	4,793,422,161

End of year	$14,132,692,512	$10,548,711,102	$7,245,549,986

92 | Prospectus TIAA Real Estate Account	SEE NOTES TO FINANCIAL STATEMENTS

Statements of cash flows | TIAA Real Estate Account

Years Ended December 31,	2006	2005	2004

CASH FLOWS FROM OPERATING ACTIVITIES
Net increase in net assets resulting from operations	$1,614,200,682	$1,192,785,280	$716,180,335
Adjustments to reconcile net increase in net assets resulting from operations to net cash used in operating activities:
Purchase of real estate properties	(2,016,229,061)	(1,864,646,776)	(1,690,454,136)
Capital improvements on real estate properties	(117,041,456)	(83,150,771)	(37,770,043)
Proceeds from sale of real estate properties	387,290,000	511,500,399	113,765,000
Increase in other investments	(859,898,769)	(1,313,788,390)	(418,058,889)
Increase in mortgage loan receivable	(74,660,626)	—	—
Increase in other assets	(47,865,701)	(80,412,203)	(30,270,749)
Decrease in amounts due to bank	—	(231,476)	(783,869)
Increase in accrued real estate property level expenses and taxes	23,868,125	60,829,395	25,445,331
Increase in security deposits held	2,812,909	2,670,715	621,654
Increase (decrease) in other liabilities	225,514	(1,162,347)	—
Net realized gain on investments	(86,394,172)	(121,635,559)	(60,542,199)
Unrealized gain on investments and mortgage loans payable	(946,393,593)	(644,334,713)	(354,038,104)

NET CASH USED IN OPERATING ACTIVITIES	(2,120,086,148)	(2,341,576,446)	(1,735,905,669)

CASH FLOWS FROM FINANCING ACTIVITIES
Mortgage loans payable acquired	153,000,000	232,585,341	—
Principal payments on mortgage loans payable	(320,805)	(173,361)	(41,821)
Premiums	1,085,057,614	968,189,436	738,048,183
Net transfers from TIAA	215,893,898	172,305,147	147,340,801
Net transfers from CREF Accounts	1,154,122,836	1,238,160,587	1,045,910,051
Net transfers from (to) TIAA-CREF Institutional Mutual Funds	(15,318,887)	24,967,250	(4,785,649)
Annuity and other periodic payments	(65,192,000)	(44,487,142)	(30,761,316)
Withdrawals and death benefits	(404,782,733)	(248,759,442)	(159,804,580)

NET CASH PROVIDED BY FINANCING ACTIVITIES	2,122,459,923	2,342,787,816	1,735,905,669

NET INCREASE IN CASH	2,373,775	1,211,370	—
CASH
Beginning of year	1,211,370	—	—

End of year	$3,585,145	$1,211,370	$—

Supplemental disclosure: Cash paid for interest	$68,034,179	$38,267,618	$121,408

Debt assumed upon acquisition of properties	$288,950,559	$211,400,000	$499,521,077

SEE NOTES TO FINANCIAL STATEMENTS	TIAA Real Estate Account Prospectus | 93

Notes to financial statements | TIAA Real Estate Account

Note 1—Organization and Significant Accounting Policies

          The TIAA Real Estate Account (“Account”) is a segregated investment account of Teachers Insurance and Annuity Association of America (“TIAA”) and was established by resolution of TIAA’s Board of Trustees on February 22, 1995, under the insurance laws of the State of New York, for the purpose of funding variable annuity contracts issued by TIAA. The investment objective of the Account is a favorable long-term rate of return primarily through rental income and capital appreciation from real estate investments owned by the Account. The Account holds real estate properties directly and through wholly-owned subsidiaries. The Account also holds interests in limited partnerships and real estate joint ventures in which the Account does not hold a controlling interest. Such joint ventures are not consolidated for financial statement purposes. The Account also invests in publicly-traded securities and other instruments to maintain adequate liquidity for operating expenses, capital expenditures and to make benefit payments. The Account also invests in mortgage loans receivable collateralized by commercial real estate properties. The financial statements were prepared in accordance with accounting principles generally accepted in the United States of America which may require the use of estimates made by management. Actual results may vary from those estimates. The following is a summary of the significant accounting policies of the Account.

          Basis of Presentation: The accompanying financial statements include the Account and those subsidiaries wholly-owned by TIAA for the benefit of the Account. All significant intercompany accounts and transactions have been eliminated in consolidation.

          Valuation of Real Estate Properties: Investments in real estate properties are stated at fair value, as determined in accordance with procedures approved by the Investment Committee of the TIAA Board of Trustees and in accordance with the responsibilities of the Board as a whole; accordingly, the Account does not record depreciation. Fair value for real estate properties is defined as the most probable price for which a property will sell in a competitive market under all conditions requisite to a fair sale. Determination of fair value involves subjective judgment because the actual market value of real estate can be determined only by negotiation between the parties in a sales transaction. Real estate properties owned by the Account are initially valued at their respective purchase prices (including acquisition costs). Subsequently, the properties are valued on a quarterly cycle, and independent appraisers value each real estate property at least once a year. An independent fiduciary, Real Estate Research Corporation, has been appointed by a special subcommittee of TIAA’s Board of Trustees. The independent fiduciary must approve all independent appraisers used by the Account. TIAA’s appraisal staff performs the other quarterly valuation reviews of each real estate property on a quarterly basis and updates the property value if it believes that the value of a property has changed since the previous valuation review or appraisal. The appraisals are performed in accordance with Uniform Standards of Professional Appraisal Practices (USPAP), the real estate appraisal industry standards created by The Appraisal Foundation. Real estate appraisals are estimates of property values based on a professional’s opinion. The independent fiduciary can also require additional appraisals if it believes that a

94  |  Prospectus  TIAA Real Estate Account

Notes to financial statements	continued

property’s value has changed materially and that such change is not reflected in the quarterly valuation review, or otherwise to ensure that the Account is valued correctly. The independent fiduciary must also approve an appraisal where a property’s value changed by 6% or more from the most recent annual appraisal. Real estate properties subject to a mortgage are generally valued as described; the mortgage is valued independently of the property, and its fair value is reported separately. The independent fiduciary reviews and approves any such mortgage valuation adjustments which exceed certain prescribed limits before such adjustments are recorded by the Account. The Account continues to use the revised value for each real estate property and mortgage loan payable to calculate the Account’s daily net asset value until the next valuation review or appraisal.

          Valuation of Real Estate Joint Ventures and Limited Partnerships: Real estate joint ventures and limited partnerships are stated at the Account’s equity in the net assets of the underlying entities, adjusted, for the joint ventures, to value their real estate holdings and mortgage notes payable at fair value.

          Valuation of Marketable Securities: Equity securities listed or traded on any national market or exchange are valued at the last sale price as of the close of the principal securities exchange on which such securities are traded or, if there is no sale, at the mean of the last bid and asked prices on such exchange.

          Debt securities, other than money market instruments, are valued at the most recent bid price or the equivalent quoted yield for such securities (or those of comparable maturity, quality and type). Money market instruments, with maturities of one year or less, are valued in the same manner as debt securities or derived from a pricing matrix that has various types of money market instruments along one axis and various maturities along the other. Portfolio securities and limited partnership interests for which market quotations are not readily available are valued at fair value as determined in good faith under the direction of the Investment Committee of the TIAA Board of Trustees and in accordance with the responsibilities of the Board as a whole.

          Mortgage Loans Receivable: Mortgage loans receivable are stated at fair value and are initially valued at the face amount of the mortgage loan funding. Subsequently, mortgage loans receivable are valued quarterly based on market factors, such as market interest rates and spreads for comparable loans, and the performance of the underlying collateral.

          Mortgage Loans Payable: Estimated market values of mortgage loans payable are based on the amount at which the liability could be settled (either transferred or paid back) in a current transaction exclusive of direct transaction costs. Different assumptions or changes in future market conditions could significantly affect estimated market value. At times, the Account may assume debt in connection with the purchase of real estate. For debt assumed, the Account allocates a portion of the purchase price to the below- or above-market debt and amortizes the premium or discount over the remaining life of the debt.

          Foreign currency transactions and translation: Portfolio investments and other assets and liabilities denominated in foreign currencies are translated into U.S. dollars at the exchange rates prevailing at the end of the period. Purchases and sales

TIAA Real Estate Account  Prospectus  |  95

Notes to financial statements	continued

of securities, income receipts and expense payments made in foreign currencies are translated into U.S. dollars at the exchange rates prevailing on the respective dates of the transactions. The effect of changes in foreign currency exchange rates on portfolio investments and mortgage loans payable is included in the net realized and unrealized gains and losses on investments and mortgage loans payable. Net realized gains and losses on foreign currency transactions include maturities of forward foreign currency contracts, disposition of foreign currencies, and currency gains and losses between the accrual and receipt dates of portfolio investment income and between the trade and settlement dates of portfolio investment transactions.

          Accumulation and Annuity Funds: The Accumulation Fund represents the net assets attributable to participants in the accumulation phase of their investment. The Annuity Fund represents the net assets attributable to the participants currently receiving annuity payments. The net increase or decrease in net assets from investment operations is apportioned between the accounts based upon their relative daily net asset values. Once an Account participant begins receiving lifetime annuity income benefits, monthly payment levels cannot be reduced as a result of the Account’s adverse mortality experience. In addition, the contracts are required to stipulate the maximum expense charge that can be assessed, which is equal to 2.50% of average net assets per year. The Account pays a fee to TIAA to assume these mortality and expense risks.

          Accounting for Investments: Real estate transactions are accounted for as of the date on which the purchase or sale transactions for the real estate properties close (settlement date). The Account recognizes a gain to the extent that the contract sales price exceeds the cost-to-date of the property being sold. A loss occurs when the cost-to-date exceeds the sales price. As the Account is fair valued and all properties are appraised quarterly, any accumulated unrealized gains and losses are reversed in the calculation of realized gains and losses. Rent from real estate properties consists of all amounts earned under tenant operating leases, including base rent, recoveries of real estate taxes and other expenses and charges for miscellaneous services provided to tenants. Rental income is recognized in accordance with the billing terms of the lease agreements. The Account bears the direct expenses of the real estate properties owned. These expenses include, but are not limited to, fees to local property management companies, property taxes, utilities, maintenance, repairs, insurance, and other operating and administrative costs. An estimate of the net operating income earned from each real estate property is accrued by the Account on a daily basis and such estimates are adjusted as soon as actual operating results are determined.

          The Account has limited ownership interests in various real estate funds (limited partnerships and one limited liability corporation) and a private REIT (collectively, the “limited partnerships”). The Account records its contributions as increases to the investments, and distributions from the investments are treated as either income or return of capital, as determined by the management of the limited partnerships. Unrealized gains and losses are calculated and recorded quarterly when the Account’s accounting records are compared to the financial statements of the limited partnerships.

96  |  Prospectus  TIAA Real Estate Account

Notes to financial statements	continued

          Income from real estate joint ventures is recorded based on the Account’s proportional interest in the income earned by the joint venture.

          Securities transactions are accounted for as of the date the securities are purchased or sold (trade date). Interest income is recorded as earned and includes accrual of discount and amortization of premium. Dividend income is recorded on the ex-dividend date or as soon as the Account is informed of the dividend. Realized gains and losses on securities transactions are accounted for on the specific identification method.

          Federal Income Taxes: Based on provisions of the Internal Revenue Code, Section 817, the Account is taxed as a segregated asset account of TIAA. The Account should incur no material federal income tax attributable to the net investment experience of the Account.

          Reclassifications: Certain prior period amounts have been reclassified to conform to the current presentation. These reclassifications did not affect the total assets, total net assets or net increase in net assets previously reported.

Note 2—Management Agreements

          Investment advisory services for the Account are provided by TIAA employees, under the direction of TIAA’s Board of Trustees and its Investment Committee, pursuant to investment management procedures adopted by TIAA for the Account. TIAA’s investment management decisions for the Account are also subject to review by the Account’s independent fiduciary, Real Estate Research Corporation. TIAA also provides all portfolio accounting and related services for the Account.

          Administrative and distribution services for the Account are provided by TIAA-CREF Individual & Institutional Services, LLC (“Services”) pursuant to a Distribution and Administrative Services Agreement with the Account. Services, a wholly-owned subsidiary of TIAA, is a registered broker-dealer and member of the National Association of Securities Dealers, Inc.

          TIAA and Services provide their services at cost. TIAA and Services receive payments from the Account on a daily basis according to formulas established each year with the objective of keeping the payments as close as possible to the Account’s actual expenses. Any differences between actual expenses and the amounts paid are adjusted quarterly.

          TIAA also provides a liquidity guarantee to the Account, for a fee, to ensure that sufficient funds are available to meet participant transfer and cash withdrawal requests in the event that the Account’s cash flows and liquid investments are insufficient to fund such requests. TIAA also receives a fee for assuming certain mortality and expense risks.

          The expenses for the services noted above that are provided to the Account by TIAA and other related parties are identified in the accompanying Statements of Operations.

TIAA Real Estate Account  Prospectus  |  97

Notes to financial statements	continued

Note 3—Leases

          The Account’s real estate properties are leased to tenants under operating lease agreements which expire on various dates through 2035. Aggregate minimum annual rentals for the properties owned, excluding short-term residential and storage facility leases, are as follows:

Years Ending December 31,

2007	$795,495,322
2008	728,447,351
2009	654,178,920
2010	557,829,144
2011	443,396,596
2012–2035	1,527, 743,118

Total	$4,707,090,451

          Certain leases provide for additional rental amounts based upon the recovery of actual operating expenses in excess of specified base amounts.

Note 4—Investment in Joint Ventures and Limited Partnerships

          The Account owns interests in several real estate properties through joint ventures and receives distributions and allocations of profits and losses from the joint ventures based on the Account’s ownership interest percentages. Several of these joint ventures have mortgage notes payable on the properties owned. At December 31, 2006, the Account held 12 joint venture investments with ownership interest percentages that ranged from 50% to 80%. The Account’s allocated portion of the mortgage notes payable was $472,167,225 and $468,664,313 at December 31, 2006 and December 31, 2005, respectively. The Account’s equity in the joint ventures at December 31, 2006 and December 31, 2005 was $1,668,744,951 and $1,222,036,564, respectively. A condensed summary of the financial position and results of operations of the joint ventures is shown below.

	December 31, 2006	December 31, 2005

Assets
Real estate properties, at value	$3,650,902,513	$2,989,209,293
Other assets	101,949,855	80,768,265

Total assets	$3,752,852,368	$3,069,977,558

Liabilities and Equity
Mortgage loans payable, at value	$875,560,195	$865,828,626
Other liabilities	74,287,727	70,471,251

Total liabilities	949,847,922	936,299,877
Equity	2,803,004,446	2,133,677,681

Total liabilities and equity	$3,752,852,368	$3,069,977,558

98  |  Prospectus  TIAA Real Estate Account

Notes to financial statements	continued

	Year Ended December 31, 2006	Year Ended December 31, 2005	Year Ended December 31, 2004

Operating Revenues and Expenses
Revenues	$299,078,956	$270,519,206	$250,697,181
Expenses	157,686,944	142,782,169	122,017,640

Excess of revenues over expenses	$141,392,012	$127,737,037	$128,679,541

          The account invests in limited partnerships that own real estate properties and receives distributions from the limited partnerships based on the Account’s ownership interest percentages. At December 31, 2006, the Account held six limited partnership investments with ownership interest percentages that ranged from 5.27% to 19.75%. The Account’s investment in limited partnerships was $279,283,051 and $196,546,978 at December 31, 2006 and December 31, 2005, respectively.

Note 5—Mortgage Loans Payable

          At December 31, 2006, the Account had outstanding mortgage loans payable on the following properties:

Property	Interest Rate Percentage		Amount December 31, 2006	Due

50 Fremont	6.40 paid monthly		$135,000,000	August 21, 2013
Ontario Industrial Portfolio	7.42 paid monthly		9,119,033	May 1, 2011
IDX Tower	6.40 paid monthly		145,000,000	August 21, 2013
1001 Pennsylvania Ave	6.40 paid monthly		210,000,000	August 21, 2013
99 High Street	5.5245 paid monthly		185,000,000	November 11, 2015
Reserve at Sugarloaf	5.49 paid monthly		26,266,057	June 1, 2013
Westferry Circus	5.4003 paid quarterly	(a)	232,585,341	November 15, 2012
Lincoln Centre	5.51 paid monthly		153,000,000	February 1, 2016
Wilshire Rodeo Plaza	5.28 paid monthly		112,700,000	April 11, 2014
1401 H Street	5.97 paid monthly		115,000,000	December 7, 2014
South Frisco Village	5.85 paid monthly		26,250,559	June 1, 2013
Publix at Weston Commons	5.08 paid monthly		35,000,000	January 1, 2036

Total principal outstanding			$1,384,920,990
Unamortized discount			(5,277,414)

Amortized cost			1,379,643,576
Fair value adjustment			57,505,572

Total mortgage loans payable			$1,437,149,148

(a)

The mortgage is denominated in British pounds, converted to U.S. dollars at the exchange rate as of the funding date, and is interest only with a balloon payment at maturity. The interest rate is fixed.

Principal on mortgage loans payable is due as follows:

Amount

2007	$576,135
2008	575,921
2009	619,325
2010	659,550
2011	8,647,276
Thereafter	1,373,842,783

Total maturities	1,384,920,990

TIAA Real Estate Account  Prospectus  |  99

Notes to financial statements	continued

Note 6—Condensed Financial Information

          Selected condensed financial information for an Accumulation Unit of the Account is presented below.

	Years Ended December 31,

	2006	2005	2004	2003	2002

Per Accumulation Unit data:
Rental income	$16.717	$15.604	$13.422	$15.584	$14.225
Real estate property level expenses and taxes	7.807	7.026	5.331	5.890	4.819

Real estate income, net	8.910	8.578	8.091	9.694	9.406
Other income	4.409	3.602	3.341	2.218	2.056

Total income	13.319	12.180	11.432	11.912	11.462
Expense charges(1)	1.671	1.415	1.241	1.365	1.101

Investment income, net	11.648	10.765	10.191	10.547	10.361
Net realized and unrealized gain (loss) on investments and mortgage loans payable	22.052	18.744	13.314	2.492	(4.621)

Net increase in Accumulation Unit Value	33.700	29.509	23.505	13.039	5.740
Accumulation Unit Value:
Beginning of year	239.953	210.444	186.939	173.900	168.160

End of year	$273.653	$239.953	$210.444	$186.939	$173.900

Total return	14.04%	14.02%	12.57%	7.50%	3.41%
Ratios to Average Net Assets:
Expenses(1)	0.67%	0.63%	0.63%	0.76%	0.67%
Investment income, net	4.68%	4.82%	5.17%	5.87%	5.65%
Portfolio turnover rate:
Real estate properties	3.62%	6.72%	2.32%	5.12%	0.93%
Marketable securities	51.05%	77.63%	143.47%	71.83%	52.08%
Accumulation Units outstanding at end of year (in thousands)	50,146	42,623	33,338	24,724	20,347
Net assets end of year (in thousands)	$14,132,693	$10,548,711	$7,245,550	$4,793,422	$3,675,989

(1)

Expense charges per Accumulation Unit and the Ratio of Expenses to Average Net Assets exclude real estate property level expenses. If the real estate property level expenses were included, the expense charge per Accumulation Unit for the year ended December 31, 2006 would be $9.478 ($8.441, $6.572, $7.255, and $5.920 for the years ended December 31, 2005, 2004, 2003, and 2002, respectively), and the Ratio of Expenses to Average Net Assets for the year ended December 31, 2006 would be 3.81% (3.78%, 3.33%, 4.04%, and 3.61% for the years ended December 31, 2005, 2004, 2003, and 2002, respectively).

100 | Prospectus  TIAA Real Estate Account

Notes to financial statements	continued

Note 7—Accumulation Units

          Changes in the number of Accumulation Units outstanding were as follows:

	For the Years Ended December 31,

	2006	2005	2004

Credited for premiums	4,056,196	4,335,121	3,746,093
Net units credited for transfers, net disbursements and amounts applied to the Annuity Fund	3,466,667	4,950,773	4,867,321
Outstanding:
Beginning of year	42,623,491	33,337,597	24,724,183

End of year	50,146,354	42,623,491	33,337,597

Note 8—Commitments and Subsequent Events

          During the normal course of business, the Account enters into discussions and agreements to purchase or sell real estate property investments. As of December 31, 2006, the Account had outstanding commitments in the total gross amount of approximately $2.8 billion to purchase two property investments: i) a portfolio of existing retail properties, which are located predominately in the Southeastern United States, for approximately $2.5 billion, subject to approximately $1.5 billion in debt, and ii) a retail property located in France for approximately $263.7 million. The retail portfolio will be acquired through the Account’s investment in a newly-formed joint venture. The amounts disclosed above represent the Account’s share of the retail portfolio and the related debt, and the Account’s share of the joint venture will be a non-controlling 85% interest. The acquisition of the retail portfolio and the French property closed in February and March of 2007, respectively.

          In addition, the Account had outstanding commitments to purchase interests in six limited partnerships, which totaled approximately $366.7 million in the aggregate. As of December 31, 2006, approximately $43.9 million remains to be funded under these commitments.

          Other than lawsuits in the ordinary course of business that are expected to have no material impact, there are no lawsuits to which the Account is a party.

Note 9—New Accounting Pronouncements

          In June 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation (“FIN”) 48, an interpretation of FASB Statement No. 109, “Accounting for Income Taxes.” FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and is effective for fiscal years beginning after December 31, 2006. The Account does not expect FIN 48 to have a significant impact on the Account’s financial position or results of operations.

          In September 2006, FASB issued Statement No. 157, “Fair Value Measurements.” This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and requires additional disclosures

TIAA Real Estate Account  Prospectus  |  101

Notes to consolidated financial statements	concluded

about fair value measurements. This Statement does not require any new fair value measurements, but the application of this Statement could change current practices in determining fair value. The Account plans to adopt this guidance effective January 1, 2008. The Account is currently assessing the impact of Statement No. 157 but does not expect it to have a significant impact on the Account’s financial position or results of operations when implemented.

          In February 2007, FASB issued Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” This Statement permits entities to choose to measure many financial instruments and certain other items at fair value and is expected to expand the use of fair value measurement. The Statement is effective for fiscal years beginning after November 15, 2007. The Account is currently assessing the impact of Statement No. 159 on the Account’s financial position and results of operations.

102  |  Prospectus  TIAA Real Estate Account

Statement of investments |	TIAA Real Estate Account December 31, 2006 and 2005

	VALUE

LOCATION/DESCRIPTION	2006		2005

REAL ESTATE PROPERTIES—69.27% AND 69.46%

ALABAMA:
Inverness Center—Office building	$112,256,914		$98,090,987
ARIZONA:
Kierland Apartment Portfolio—Apartments	206,100,000		—
Mountain RA Industrial Portfolio—Industrial building	6,605,429		5,754,652
Phoenix Apartment Portfolio—Apartments	182,900,000		—
CALIFORNIA:
3 Hutton Centre Drive—Office building	59,011,323		48,349,580
9 Hutton Centre—Office building	29,000,000		26,746,837
50 Fremont—Office building	421,000,000	(1)	373,010,003	(1)
88 Kearny Street—Office building	90,310,024		81,567,474
980 9th Street and 1010 8th Street—Office building	168,000,000		159,000,000
1900 South Burgundy Place —Industrial building	28,045,226		—
Cabot Industrial Portfolio—Industrial building	88,200,000		77,000,000
Capitol Place—Office building	50,331,828		48,000,000
Centerside I—Office building	67,000,000		66,000,000
Centre Pointe and Valley View—Industrial building	32,385,980		28,000,000
Eastgate Distribution Center —Industrial building	25,558,962		22,000,000
Embarcadero Center West—Office building	231,000,000		205,965,261
Kenwood Mews—Apartments	—		30,000,000
Larkspur Courts—Apartments	93,043,346		86,000,000
Northern CA RA Industrial Portfolio—Industrial building	71,317,741		62,325,024
Ontario Industrial Portfolio—Industrial building	270,000,000	(1)	230,000,000	(1)
Regents Court—Apartments	67,800,000		62,500,000
Southern CA RA Industrial Portfolio—Industrial building	97,558,473		89,017,793
The Legacy at Westwood—Apartments	110,231,593		100,000,000
Weber Distribution—Industrial building	20,800,000		—
Wellpoint—Office building	49,000,000		—
Westcreek—Apartments	35,300,000		30,939,671
West Lake North Business Park—Office building	61,000,000		57,600,000
Westwood Marketplace—Shopping center	91,467,954		86,000,000
Wilshire Rodeo Plaza—Office building	204,084,734	(1)	—
COLORADO:
Monte Vista—Apartments	—		24,647,901
Palomino Park—Apartments	184,000,000		176,232,394
The Lodge at Willow Creek—Apartments	39,501,399		34,600,000
The Market at Southpark—Shopping center	35,800,000		34,001,746
CONNECTICUT:
Ten & Twenty Westport Road—Office building	175,000,000		157,000,000
DELAWARE:
Mideast RA Industrial Portfolio—Industrial building	16,014,758		14,258,555
FLORIDA:
701 Brickell—Office building	231,239,379		201,173,724
4200 West Cypress Street—Office building	43,100,425		36,691,519
Golfview—Apartments	—		30,835,506
Maitland Promenade One—Office building	—		37,817,891
Plantation Grove—Shopping center	15,010,406		13,800,000
Pointe on Tampa Bay—Office building	50,573,824		44,711,876

TIAA Real Estate Account  Prospectus  |  103

Statement of investments |	TIAA Real Estate Account December 31, 2006 and 2005	continued

	VALUE

LOCATION/DESCRIPTION	2006		2005

Publix at Weston Commons—Shopping center	$54,411,436	(1)	$—
Quiet Waters at Coquina Lakes—Apartments	24,006,100		20,912,293
Royal St. George—Apartments	25,000,000		21,400,000
Sawgrass Office Portfolio—Office building	72,000,000		59,700,000
South Florida Apartment Portfolio—Apartments	65,099,785		56,400,000
Suncrest Village—Shopping center	17,009,378		16,400,000
The Fairways of Carolina—Apartments	25,309,965		21,100,000
The Greens at Metrowest—Apartments	21,011,825		18,200,000
The North 40 Office Complex—Office building	63,500,000		—
Urban Centre—Office building	121,000,000		106,007,400
GEORGIA:
1050 Lenox Park—Apartments	79,470,836		71,000,000
Alexan Buckhead—Apartments	—		34,800,000
Atlanta Industrial Portfolio—Industrial building	77,863,416		73,825,000
Glenridge Walk—Apartments	48,710,574		45,300,000
Reserve at Sugarloaf—Apartments	49,500,000	(1)	44,800,000	(1)
Shawnee Ridge Industrial Portfolio—Industrial building	76,117,193		44,418,860
ILLINOIS:
Chicago Caleast Industrial Portfolio—Industrial building	74,999,590		74,622,731
Chicago Industrial Portfolio—Industrial building	89,104,640		72,000,000
Columbia Centre III—Office building	—		28,700,000
East North Central RA Industrial Portfolio—Industrial building	37,503,284		37,717,159
Oak Brook Regency Towers—Office building	83,200,000		73,400,000
Parkview Plaza—Office building	59,400,000		54,500,000
KENTUCKY:
IDI Kentucky Portfolio—Industrial building	66,552,034		58,500,000
MARYLAND:
Broadlands Business Park—Industrial building	35,002,731		—
FEDEX Distribution Facility—Industrial building	8,500,000		8,500,000
GE Appliance East Coast Distribution Facility—Industrial building	48,000,000		46,470,475
MASSACHUSETTS:
99 High Street—Office building	291,806,564	(1)	276,266,900	(1)
Batterymarch Park II—Office building	13,234,314		11,472,283
Needham Corporate Center—Office building	22,712,550		17,143,612
Northeast RA Industrial Portfolio—Industrial building	30,900,000		29,000,000
The Newbry—Office building	370,745,525		—
NEVADA:
UPS Distribution Facility—Industrial building	15,000,000		15,000,000
NEW JERSEY:
10 Waterview Boulevard—Office building	32,100,000		27,500,000
371 Hoes Lane—Office building	—		11,700,000
Konica Photo Imaging Headquarters—Industrial building	23,100,000		25,300,000
Marketfair—Shopping center	94,058,427		—
Morris Corporate Center III—Office building	114,857,104		97,400,000
NJ Caleast Industrial Portfolio—Industrial building	41,920,988		42,000,000
Plainsboro Plaza—Shopping center	50,900,000		50,745,252
South River Road Industrial—Industrial building	60,600,000		55,000,000

104  |  Prospectus  TIAA Real Estate Account

Statement of investments |	TIAA Real Estate Account December 31, 2006 and 2005	continued

	VALUE

LOCATION/DESCRIPTION	2006		2005

NEW YORK:
780 Third Avenue—Office building	$298,000,000		$230,000,000
The Colorado—Apartments	100,000,000		85,048,163
OHIO:
Columbus Portfolio—Office building	24,600,000		23,000,000
PENNSYLVANIA:
Lincoln Woods—Apartments	37,781,555		35,528,316
TENNESSEE:
Airways Distribution Center—Industrial building	24,857,278		—
Memphis Caleast Industrial Portfolio—Industrial building	52,500,000		54,000,000
Summit Distribution Center—Industrial building	26,300,000		25,900,000
TEXAS:
Butterfield Industrial Park—Industrial building	5,100,000	(2)	4,618,955	(2)
Dallas Industrial Portfolio—Industrial building	153,210,519		146,000,000
Four Oaks Place—Office building	306,200,984		295,239,109
Houston Apartment Portfolio—Apartments	306,042,523		—
Lincoln Centre—Office building	270,000,000	(1)	255,311,299
Park Place on Turtle Creek—Office building	44,573,669		—
Pinnacle Industrial /DFW Trade Center—Industrial building	45,874,807		—
South Frisco Village—Shopping center	47,014,065	(1)	—
The Caruth—Apartments	60,007,237		61,200,000
The Legends at Chase Oaks—Apartments	29,025,236		28,499,971
The Maroneal—Apartments	39,113,694		35,000,000
UNITED KINGDOM:
1& 7 Westferry Circus—Office building	428,574,628	(1)	373,116,817	(1)
UTAH:
Landmark at Salt Lake City (Building #4)—Industrial building	16,509,871		14,700,000
VIRGINIA:
8270 Greensboro Drive—Office building	62,000,000		60,200,000
Ashford Meadows—Apartments	89,091,341		78,904,526
Fairgate at Ballston—Office building	—		35,300,000
Monument Place—Office building	58,600,000		53,000,000
One Virginia Square—Office building	53,000,000		47,000,000
The Ellipse at Ballston—Office building	85,439,350		—
WASHINGTON:
Creeksides at Centerpoint—Office building	40,508,139		—
IDX Tower—Office building	398,990,017	(1)	370,000,000	(1)
Millennium Corporate Park—Office building	139,107,181		—
Northwest RA Industrial Portfolio—Industrial building	20,684,499		19,700,000
Rainier Corporate Park—Industrial building	69,362,219		64,273,372
Regal Logistics Campus—Industrial building	66,000,000		63,103,879
WASHINGTON DC:
1001 Pennsylvania Avenue—Office building	552,502,209	(1)	502,993,710	(1)
1015 15th Street—Office building	—		73,121,166
1401 H Street, NW—Office building	207,806,286	(1)	—
1900 K Street—Office building	255,002,226		230,000,000
Mazza Gallerie—Shopping center	86,350,179		86,001,109

TOTAL REAL ESTATE PROPERTIES (Cost $9,462,471,032 and $7,355,833,152)	10,743,487,689		7,977,600,751

TIAA Real Estate Account  Prospectus  |  105

Statement of investments |	TIAA Real Estate Account December 31, 2006 and 2005	continued

	VALUE

LOCATION/DESCRIPTION	2006		2005

REAL ESTATE JOINT VENTURES AND
LIMITED PARTNERSHIPS—12.56% AND 12.35%

REAL ESTATE JOINT VENTURES—10.76% AND 10.64%

CA—Colorado Center LP
Yahoo Center (50% Account Interest)	$187,766,625	(4)	$138,531,366	(4)
CA—Treat Towers LP
Treat Towers (75% Account Interest)	94,023,131		93,964,192
GA—Buckhead LLC
Prominence in Buckhead (75% Account Interest)	107,256,320		97,142,406
Florida Mall Associates, Ltd.
The Florida Mall (50% Account Interest)	237,919,775	(4)	208,013,192	(4)
IL—161 Clark Street LLC
161 North Clark Street (75% Account Interest)	189,183,793		175,578,714
One Boston Place REIT
One Boston Place (50.25% Account Interest)	177,900,327		149,723,498
Storage Portfolio I, LLC
Storage Portfolio(3) (75% Account Interest)	74,864,074	(4)	63,237,298	(4)
Strategic Ind Portfolio I, LLC
IDI Nationwide Industrial Portfolio(3) (60% Account Interest)	70,348,753	(4)	66,871,766	(4)
Teachers REA IV, LLC
Tyson’s Executive Plaza II (50% Account Interest)	40,570,382		34,032,806
TREA Florida Retail, LLC
Florida Retail Portfolio (80% Account Interest)	265,396,677		—
West Dade Associates
Miami International Mall (50% Account Interest)	97,300,131	(4)	82,290,482	(4)
West Town Mall, LLC
West Town Mall (50% Account Interest)	126,214,963	(4)	112,650,844	(4)

TOTAL REAL ESTATE JOINT VENTURES
(Cost $1,168,027,179 and $888,034,873)	1,668,744,951		1,222,036,564

LIMITED PARTNERSHIPS—1.80% AND 1.71%

Cobalt Industrial Reit (11.0131% Account Interest)	26,506,381		8,352,409
Colony Realty Partners Lp (5.27% Account Interest)	26,382,659		13,481,704
Essex Property Trust, Inc. (10% Account Interest)	—		487,306
Heitman Value Partners Fund (8.43% Account Interest)	24,578,388		8,106,810
Lion Gables Apartment Fund (18.45% Account Interest)	179,013,211		150,000,000
Mezz Fund (19.75% Account Interest)	454,319		1,975,927
Mony/Transwestern Mezz RP (16.67% Account Interest)	22,348,093		14,142,822

TOTAL LIMITED PARTNERSHIPS
(Cost $245,295,745 and $198,006,414)	279,283,051		196,546,978

TOTAL REAL ESTATE JOINT VENTURES AND LIMITED PARTNERSHIPS
(Cost $1,413,322,924 and $1,086,041,287)	1,948,028,002		1,418,583,542

106  |  Prospectus  TIAA Real Estate Account

Statement of investments |	TIAA Real Estate Account December 31, 2006 and 2005	continued

SHARES			VALUE

2006	2005	ISSUER	2006	2005

MARKETABLE SECURITIES—17.69% AND 18.19%

REAL ESTATE-RELATED MARKETABLE SECURITIES—4.54% AND 3.91%

REAL ESTATE EQUITY SECURITIES—3.99% AND 3.72%
—	75,000	Aames Investment Corp.	$—	$484,500
53,300	—	Acadia Realty Trust	1,333,566	—
68,700	550,000	Affordable Residential Communities LP	800,355	5,241,500
68,700	—	Affordable Residential Communities LP share rights (expiring 1/23/07)	16,488	—
—	303,820	Alesco Financial Inc.	—	2,576,394
3,800	—	Alexander’s Inc.	1,594,670	—
54,400	—	Alexandria Real Estate Equities Inc.	5,461,760	—
166,985	36,685	AMB Property Corp.	9,786,991	1,803,801
42,500	40,000	American Campus Communities Inc.	1,209,975	992,000
244,900	919,000	American Financial Realty Trust	2,801,656	11,028,000
181,500	—	Apartment Investment & Management Co.	10,167,630	—
408,900	450,000	Archstone—Smith Trust	23,802,069	18,850,500
118,500	150,000	Ashford Hospitality Trust Inc.	1,475,325	1,573,500
33,300	—	Associated Estates Realty Corp.	457,542	—
138,900	40,000	AvalonBay Communities Inc.	18,063,945	3,570,000
—	150,000	Bimini Mortgage Management Inc.	—	1,357,500
122,400	—	BioMed Realty Trust Inc.	3,500,640	—
217,200	—	Boston Properties Inc.	24,300,336	—
171,500	—	Brandywine Realty Trust	5,702,375	—
94,200	30,000	BRE Properties Inc.	6,124,884	1,364,400
220,300	270,000	Brookfield Properties Corp.	8,664,399	7,943,400
105,200	—	Camden Property Trust	7,769,020	—
—	194,000	Carramerica Realty Corp.	—	6,718,220
121,500	—	CBL & Associates Properties Inc.	5,267,025	—
74,900	424,000	Cedar Shopping Centers Inc.	1,191,659	5,965,680
—	50,000	Centerpoint Properties Corp.	—	2,474,000
—	280,000	Cogdell Spencer Inc.	—	4,729,200
87,600	—	Colonial Properties Trust	4,106,688	—
80,600	—	Corporate Office Properties Trust	4,067,882	—
75,500	—	Cousins Properties Inc.	2,662,885	—
179,000	—	Crescent Real Estate Equities Company	3,535,250	—
—	976,000	Deerfield Triarc Capital Corp.	—	13,371,200
204,000	380,000	Developers Diversified Realty Corp.	12,841,800	17,867,600
125,500	—	DiamondRock Hospitality Co.	2,260,255	—
84,100	—	Digital Realty Trust Inc.	2,878,743	—
123,500	—	Douglas Emmett Inc.	3,283,865	—
252,100	193,400	Duke Realty Corp.	10,310,890	6,459,560
42,900	—	EastGroup Properties Inc.	2,297,724	—
—	1,087,000	ECC Capital Corp.	—	2,456,620
49,900	600,000	Education Realty Trust Inc.	737,023	7,734,000
103,400	—	Equity Inns Inc.	1,650,264	—
38,800	—	Equity Lifestyle Properties Inc.	2,111,884	—
654,500	—	Equity Office Properties Trust	31,527,265	—

TIAA Real Estate Account  Prospectus  |  107

Statement of investments |	TIAA Real Estate Account December 31, 2006 and 2005	continued

SHARES			VALUE

2006	2005	ISSUER	2006	2005

69,900	—	Equity One Inc.	$1,863,534	$—
544,300	180,000	Equity Residential	27,623,225	7,041,600
43,600	—	Essex Property Trust Inc.	5,635,300	—
120,200	580,577	Extra Space Storage Inc.	2,194,852	8,940,886
103,200	—	Federal Realty Investment Trust	8,772,000	—
115,300	—	FelCor Lodging Trust Inc.	2,518,152	—
—	1,367,000	Feldman Mall Properties Inc.	—	16,417,670
84,300	—	First Industrial Realty Trust Inc.	3,952,827	—
41,600	111,600	First Potomac Realty Trust	1,210,976	2,968,560
423,600	110,000	General Growth Properties Inc.	22,124,628	5,168,900
69,600	—	Glimcher Realty Trust	1,859,016	—
73,800	404,800	GMH Communities Trust	749,070	6,278,448
—	348,700	Gramercy Capital Corp./New York	—	7,943,386
—	300,000	Great Wolf Resorts Inc.	—	3,093,000
59,500	562,000	Hersha Hospitality Trust	674,730	5,063,620
107,500	150,000	Highland Hospitality Corp.	1,531,875	1,657,500
101,700	—	Highwoods Properties Inc.	4,145,292	—
—	60,000	Hilton Hotels Corp.	—	1,446,600
64,000	80,000	Home Properties Inc.	3,793,280	3,264,000
—	450,000	HomeBanc Corp./Atlanta GA	—	3,366,000
147,900	—	Hospitality Properties Trust	7,029,687	—
973,570	300,000	Host Hotels & Resorts Inc.	23,901,143	5,685,000
396,700	—	HRPT Properties Trust	4,899,245	—
116,700	—	Inland Real Estate Corp.	2,184,624	—
84,800	—	Innkeepers USA Trust	1,314,400	—
—	300,000	Interstate Hotels & Resorts Inc.	—	1,311,000
—	80,000	Istar Financial Inc.	—	2,852,000
—	1,958,000	Jameson Inns Inc.	—	4,209,700
—	100,000	JER Investors Trust Inc.	—	1,695,000
59,400	—	Kilroy Realty Corp.	4,633,200	—
409,521	108,000	Kimco Realty Corp.	18,407,969	3,464,640
55,300	426,000	Kite Realty Group Trust	1,029,686	6,590,220
—	300,000	KKR Financial Corp.	—	7,197,000
75,000	200,000	LaSalle Hotel Properties	3,438,750	7,344,000
—	120,000	Lexington Realty Trust	—	2,556,000
167,000	—	Liberty Property Trust	8,206,380	—
—	1,266,660	Lodgian Inc.	—	13,591,262
—	200,000	LTC Properties Inc.	—	4,206,000
135,900	75,000	Macerich Co./The	11,764,863	5,035,500
118,700	400,000	Mack—Cali Realty Corp.	6,053,700	17,280,000
81,000	—	Maguire Properties Inc.	3,240,000	—
—	200,000	Medical Properties Trust Inc.	—	1,956,000
44,000	—	Mid—America Apartment Communities	2,518,560	—
100,200	40,000	Mills Corp./The	2,004,000	1,677,600
—	100,000	Mission West Properties	—	974,000
—	331,200	Monmouth Reit	—	2,656,224
—	300,000	Mortgage IT Holdings Inc.	—	4,098,000

108  |  Prospectus  TIAA Real Estate Account

Statement of investments |	TIAA Real Estate Account December 31, 2006 and 2005	continued

SHARES			VALUE

2006	2005	ISSUER, CURRENT RATE AND MATURITY DATE	2006	2005

198,000	—	New Plan Excel Realty Trust	$5,441,040	$—
—	130,000	Newcastle Investment Corp.	—	3,230,500
—	100,000	Novastar Financial Inc.	—	2,811,000
—	525,000	Origen Financial Inc.	—	3,738,000
25,100	328,100	Parkway Properties Inc./Md	1,280,351	13,169,934
69,500	—	Pennsylvania Real Estate Investment Trust	2,736,910	—
79,300	—	Post Properties Inc.	3,624,010	—
462,500	400,000	Prologis	28,106,125	18,688,000
30,200	—	PS Business Parks Inc.	2,135,442	—
241,114	30,000	Public Storage Inc.	23,508,615	2,031,600
—	100,000	RAIT Financial Trust	—	2,592,000
28,500	—	Ramco—Gershenson Properties	1,086,990	—
157,000	—	Reckson Associates Realty Corp.	7,159,200	—
129,300	236,000	Regency Centers Corp.	10,107,381	13,912,200
—	384,000	Republic Property Trust	—	4,608,000
20,600	—	Saul Centers Inc.	1,136,914	—
412,821	305,721	Simon Property Group Inc.	41,814,639	23,427,400
86,300	—	SL Green Realty Corp.	11,458,914	—
33,500	—	Sovran Self Storage Inc.	1,918,880	—
—	350,000	Starwood Hotels & Resorts Worldwide	—	22,351,000
134,700	—	Strategic Hotels & Resorts Inc.	2,935,113	—
30,900	—	Sun Communities Inc.	999,924	—
109,400	—	Sunstone Hotel Investors Inc.	2,924,262	—
58,300	—	Tanger Factory Outlet Centers	2,278,364	—
98,400	—	Taubman Centers Inc.	5,004,624	—
—	111,200	Thomas Properties Group Inc.	—	1,391,112
—	50,000	Trizec Properties Inc.	—	1,146,000
250,400	100,000	United Dominion Realty Trust Inc.	7,960,216	2,344,000
95,400	—	U-Store-It Trust	1,960,470	—
—	95,000	Ventas Inc.	—	3,041,900
245,800	200,000	Vornado Realty Trust	29,864,700	16,694,000
85,500	—	Washington Real Estate Investment Trust	3,420,000	—
148,500	—	Weingarten Realty Investors	6,847,335	—
—	944	Windrose Medical Properties Trust	—	14,028
44,700	—	Winston Hotels Inc.	592,275	—

TOTAL REAL ESTATE EQUITY SECURITIES (Cost $484,071,757 and $411,877,936)			619,342,386	426,781,565

TIAA Real Estate Account  Prospectus  |  109

Statement of investments |	TIAA Real Estate Account December 31, 2006 and 2005	continued

PRINCIPAL			VALUE

2006	2005	ISSUER, CURRENT RATE AND MATURITY DATE	2006	2005

COMMERCIAL MORTGAGE-BACKED SECURITIES—0.55% AND 0.19%
$10,000,000	$—	Commercial Mortgage Pass 5.450% 12/15/20	$10,000,000	$—
3,389,773	—	Credit Suisse Mortgage Company 5.470% 4/15/21	3,390,255	—
10,000,000	10,000,000	GS Mortgage Securities Co 5.682% 5/3/18	10,186,930	10,217,650
8,780,566	—	GS Mortgage Securities Co 5.420% 6/6/20	8,782,059	—
9,996,970	—	JP Morgan Chase Commercial 5.440% 11/15/18	9,996,970	—
9,298,609	—	Lehman Brothers Floating 5.430% 9/15/21	9,298,971	—
9,143,864	—	Morgan Stanley Capital 5.440% 7/15/19	9,144,605	—
10,000,000	10,000,000	Morgan Stanley Dean Witter 5.712% 2/3/16	10,137,150	10,061,730
—	1,601,634	TrizecHahn Office Property 5.700% 3/15/13	—	1,601,653
14,642,368	—	Wachovia Bank Commercial 5.440% 9/15/21	14,642,997	—

TOTAL COMMERCIAL MORTGAGE-BACKED SECURITIES (Cost $85,255,038 and $21,604,079)			85,579,937	21,881,033

TOTAL REAL ESTATE-RELATED MARKETABLE SECURITIES (Cost $569,326,795 and $433,482,015)			704,922,323	448,662,598

OTHER MARKETABLE SECURITIES—13.15% AND 14.28%

COMMERCIAL PAPER—10.79% AND 11.67%
—	25,000,000	Abbey National North America LLC 4.330% 1/5/06	—	24,994,000
25,000,000	—	Abbey National North America LLC 5.260% 1/17/07	24,945,207	—
—	25,000,000	Abbey National Plc 4.280% 1/17/06	—	24,999,500
—	10,000,000	Alabama Power Co 4.250% 1/12/06	—	9,989,100
10,000,000	—	American Express Bank, FSB 5.565% 1/8/07	10,000,235	—
1,500,000	—	American Express Bank, FSB 5.290% 1/12/07	1,499,996	—
24,000,000	—	American Express Bank, FSB 5.280% 1/18/07	23,999,578	—
20,000,000	—	American Express Centurion Bank 5.290% 1/9/07	19,999,954	—
19,165,000	—	American Express Centurion Bank 5.290% 1/8/07	19,164,962	—

110  |  Prospectus  TIAA Real Estate Account

Statement of investments |	TIAA Real Estate Account December 31, 2006 and 2005	continued

PRINCIPAL			VALUE

2006	2005	ISSUER, CURRENT RATE AND MATURITY DATE	2006	2005

$—	$25,000,000	American Express Centurion Bank 4.310% 1/19/06	$—	$25,000,000
25,000,000	—	American Express Centurion Bank 5.290% 1/3/07	24,999,988	—
—	2,430,000	American Honda Finance, Corp 4.240% 1/9/06	—	2,428,250
50,000,000	—	American Honda Finance, Corp 5.260% 1/22/07	49,853,055	—
17,475,000	—	American Honda Finance, Corp 5.210% 2/9/07	17,377,605	—
10,000,000	—	Anheuser — Busch Co. 5.240% 1/19/07	9,975,019	—
—	25,000,000	Atlantis One Funding Corp. 4.205% 2/8/06	—	24,890,750
—	10,000,000	Atlantis One Funding Corp. 4.380% 2/24/06	—	9,936,500
—	25,000,000	Bank Of Montreal 4.285% 1/26/06	—	24,999,500
—	30,000,000	Barclays Bank, PLC 4.420% 3/14/06	—	29,998,200
—	15,000,000	Barclays Bank, PLC 4.329% 8/30/06	—	14,999,400
25,000,000	—	Barclay’s U.S. Funding Corp 5.240% 1/26/07	24,912,383	—
—	18,040,000	Becton Dickinson & Co 4.210% 1/24/06	—	17,994,720
—	13,100,000	Beta Finance, Inc 4.140% 1/12/06	—	13,085,590
—	11,000,000	Beta Finance, Inc 4.070% 1/17/06	—	10,981,190
20,000,000	—	BMW US Capital Corp 5.250% 2/7/07	19,894,400	—
23,050,000	—	BMW US Capital Corp 5.210% 2/9/07	22,921,533	—
—	20,000,000	Calyon 4.100% 1/19/06	—	19,997,800
—	10,000,000	Canadian Wheat Board (The) 1.870% 2/6/06	—	9,959,500
—	14,000,000	CC (USA), Inc 3.830% 1/13/06	—	13,982,920
—	40,000,000	Ciesco LP 4.280% 1/23/06	—	39,903,200
—	10,000,000	Ciesco LP 4.370% 2/24/06	—	9,936,500
25,000,000	—	Ciesco LP 5.260% 1/9/07	24,973,942	—
14,000,000	—	Ciesco LP 5.260% 1/25/07	13,952,299	—

TIAA Real Estate Account  Prospectus  |  111

Statement of investments |	TIAA Real Estate Account December 31, 2006 and 2005	continued

PRINCIPAL			VALUE

2006	2005	ISSUER, CURRENT RATE AND MATURITY DATE	2006	2005

$—	$37,000,000	Citigroup Funding Inc. 4.220% 1/20/06	$—	$36,925,260
—	13,000,000	Citigroup Funding Inc. 4.350% 2/21/06	—	12,923,560
50,000,000	—	Citigroup Funding Inc. 5.250% 1/11/07	49,934,060	—
35,825,000	—	Citigroup Funding Inc. 5.250% 2/5/07	35,647,365	—
—	24,150,000	Colgate-Palmolive Co 4.250% 1/6/06	—	24,141,306
—	15,000,000	Corporate Asset Funding Corp, Inc 4.150% 1/13/06	—	14,981,700
—	5,035,000	Corporate Asset Funding Corp, Inc 4.200% 1/23/06	—	5,022,815
—	16,000,000	Corporate Asset Funding Corp, Inc 4.210% 1/25/06	—	15,957,440
—	5,905,000	Corporate Asset Funding Corp, Inc 4.290% 1/31/06	—	5,884,982
—	2,020,000	Corporate Asset Funding Corp, Inc 4.340% 2/17/06	—	2,008,930
6,000,000	—	Corporate Asset Funding Corp, Inc 5.240% 1/22/07	5,982,193	—
8,760,000	—	Corporate Asset Funding Corp, Inc 5.260% 1/29/07	8,725,048	—
25,000,000	—	Corporate Asset Funding Corp, Inc 5.250% 2/7/07	24,867,250	—
54,000,000	—	Corporate Asset Funding Corp, Inc 5.250% 2/8/07	53,705,295	—
—	25,000,000	Deutsche Bank 4.270% 2/14/06	—	24,997,000
3,000,000	—	Deutsche Bank 5.290% 1/9/07	2,999,962	—
30,000,000	—	Deutsche Bank 5.300% 1/22/07	29,999,154	—
—	50,000,000	Dexia Bank 4.280% 1/30/06	—	49,998,000
—	8,000,000	Dorada Finance Inc. 3.900% 1/23/06	—	7,980,640
—	21,500,000	Dorada Finance Inc. 4.250% 2/16/06	—	21,384,975
—	20,000,000	Dorada Finance Inc. 4.300% 2/27/06	—	19,865,600
7,000,000	—	Dorada Finance Inc. 5.250% 1/9/07	6,992,704	—
—	13,000,000	Edison Asset Securitization, LLC 4.190% 1/17/06	—	12,977,770

112  |  Prospectus  TIAA Real Estate Account

Statement of investments |	TIAA Real Estate Account December 31, 2006 and 2005	continued

PRINCIPAL			VALUE

2006	2005	ISSUER, CURRENT RATE AND MATURITY DATE	2006	2005

$—	$20,000,000	Edison Asset Securitization, LLC 1.720% 2/22/06	$—	$19,877,800
—	7,248,000	Edison Asset Securitization, LLC 4.390% 4/7/06	—	7,162,981
24,000,000	—	Edison Asset Securitization, LLC 5.230% 1/19/07	23,939,287	—
10,000,000	—	Edison Asset Securitization, LLC 5.240% 2/1/07	9,955,666	—
32,900,000	—	Fairway Finance Company, LLC 5.240% 1/17/07	32,826,521	—
—	20,000,000	FCAR Owner Trust I 4.340% 2/7/06	—	19,915,000
—	17,000,000	First Tennessee National Bank 4.330% 2/6/06	—	16,999,660
—	21,590,000	General Electric Capital Corp 4.440% 4/28/06	—	21,282,343
—	25,000,000	General Electric Capital Corp 4.520% 6/28/06	—	24,435,000
23,760,000	—	General Electric Capital Corp 5.250% 1/18/07	23,704,454	—
13,155,000	—	General Electric Capital Corp 5.240% 2/8/07	13,084,017	—
30,000,000	—	General Electric Capital Corp 5.250% 2/15/07	29,807,499	—
—	35,000,000	Goldman Sachs Group, LP 4.280% 2/3/06	—	34,870,150
—	29,140,000	Govco Incorporated 4.020% 1/9/06	—	29,118,436
—	10,000,000	Govco Incorporated 2.280% 1/18/06	—	9,981,700
—	9,000,000	Govco Incorporated 4.390% 3/14/06	—	8,922,420
50,000,000	—	Govco Incorporated 5.240% 1/5/07	49,977,665	—
25,700,000	—	Govco Incorporated 5.260% 3/8/07	25,454,668	—
—	5,015,000	Grampian Funding LLC 4.320% 1/23/06	—	5,002,814
—	20,000,000	Grampian Funding LLC 4.040% 2/1/06	—	19,929,600
—	10,000,000	Greyhawk Funding LLC 4.000% 1/6/06	—	9,996,300
33,000,000	—	Greyhawk Funding LLC 5.230% 2/6/07	32,829,314	—
—	25,000,000	Harrier Finance Funding (US) LLC 3.810% 1/25/06	—	24,933,500

TIAA Real Estate Account  Prospectus  |  113

Statement of investments |	TIAA Real Estate Account December 31, 2006 and 2005	continued

PRINCIPAL			VALUE

2006	2005	ISSUER, CURRENT RATE AND MATURITY DATE	2006	2005

$—	$10,085,000	HBOS Treasury Srvcs Plc 4.200% 2/15/06	$—	$10,033,163
8,415,000	—	HBOS Treasury Srvcs Plc 5.260% 3/21/07	8,319,680	—
40,000,000	—	HSBC Finance Corporation 5.250% 1/26/07	39,859,012	—
19,000,000	—	IBM (International Business Machine Corp) 5.240% 1/10/07	18,966,750	—
22,200,000	—	IBM Capital Inc. 5.250% 3/16/07	21,963,166	—
25,000,000	—	ING (US) Finance 5.230% 3/27/07	24,695,265	—
24,000,000	—	Johnson & Johnson 5.200% 1/2/07	24,000,000	—
25,000,000	—	Johnson & Johnson 5.250% 1/18/07	24,941,555	—
20,259,000	—	Kimberly—Clark Worldwide, Inc. 5.265% 1/29/07	20,179,184	—
—	31,740,000	Kitty Hawk Funding Corp. 4.295% 1/12/06	—	31,705,086
—	10,000,000	Kitty Hawk Funding Corp. 1.680% 2/15/06	—	9,947,600
—	25,000,000	Links Finance L.L.C. 4.270% 2/10/06	—	24,884,750
—	25,000,000	Links Finance L.L.C. 4.380% 3/13/06	—	24,787,750
10,000,000	—	Links Finance L.L.C. 5.230% 1/16/07	9,979,190	—
30,000,000	—	Morgan Stanley Dean Witter 5.255% 2/12/07	29,819,598	—
—	10,000,000	Paccar Financial Corp 4.020% 1/12/06	—	9,989,200
—	13,655,000	Paccar Financial Corp 4.360% 3/3/06	—	13,557,913
—	10,000,000	Park Avenue Receivables Corp 2.150% 1/4/06	—	9,998,800
—	20,080,000	Park Avenue Receivables Corp 4.270% 1/27/06	—	20,021,166
11,601,000	—	Pitney Bowes Inc 5.240% 1/4/07	11,597,578	—
—	10,000,000	Preferred Receivables Funding Corp 4.130% 1/6/06	—	9,996,300
—	19,150,000	Private Export Funding Corporation 4.170% 2/7/06	—	19,070,145
—	15,000,000	Private Export Funding Corporation 4.080% 2/13/06	—	14,926,500

114  |  Prospectus  TIAA Real Estate Account

Statement of investments |	TIAA Real Estate Account December 31, 2006 and 2005	continued

PRINCIPAL			VALUE

2006	2005	ISSUER, CURRENT RATE AND MATURITY DATE	2006	2005

$—	$9,000,000	Private Export Funding Corporation 4.300% 3/9/06	$—	$8,929,260
—	5,000,000	Private Export Funding Corporation 4.335% 4/4/06	—	4,944,250
20,500,000	—	Private Export Funding Corporation 5.220% 1/3/07	20,496,976	—
1,845,000	—	Private Export Funding Corporation 5.300% 1/11/07	1,842,553	—
23,000,000	—	Private Export Funding Corporation 5.260% 1/18/07	22,945,922	—
6,000,000	—	Private Export Funding Corporation 5.230% 1/23/07	5,981,485	—
15,000,000	—	Private Export Funding Corporation 5.220% 2/15/07	14,903,199	—
14,120,000	—	Private Export Funding Corporation 5.230% 3/6/07	13,989,828	—
—	20,000,000	Procter & Gamble 4.025% 1/10/06	—	19,983,200
—	3,500,000	Procter & Gamble 4.090% 1/26/06	—	3,490,445
25,000,000	—	Procter & Gamble 5.225% 1/12/07	24,963,380	—
25,000,000	—	Procter & Gamble International S.C 5.250% 2/1/07	24,890,625	—
50,000,000	—	Procter & Gamble International S.C 5.230% 2/14/07	49,686,455	—
—	50,000,000	Ranger Funding Company LLC 4.075% 1/17/06	—	49,914,500
10,000,000	—	Ranger Funding Company LLC 5.250% 1/24/07	9,967,385	—
20,000,000	—	Ranger Funding Company LLC 5.260% 1/25/07	19,931,856	—
23,760,000	—	Ranger Funding Company LLC 5.260% 2/12/07	23,616,311	—
—	17,000,000	Regions Bank (Alabama) 4.180% 1/30/06	—	16,998,130
10,000,000	—	Scaldis Capital LLC 5.300% 1/10/07	9,988,068	—
25,000,000	—	Sheffield Receivables Corporation 5.250% 1/12/07	24,962,735	—
35,750,000	—	Sheffield Receivables Corporation 5.240% 1/17/07	35,670,156	—
—	540,000	Sherwin—Williams Co 4.080% 2/7/06	—	537,732
—	14,390,000	Sigma Finance Inc 3.890% 1/12/06	—	14,374,171

TIAA Real Estate Account  Prospectus  |  115

Statement of investments |	TIAA Real Estate Account December 31, 2006 and 2005	continued

PRINCIPAL			VALUE

2006	2005	ISSUER, CURRENT RATE AND MATURITY DATE	2006	2005

$—	$17,000,000	Sigma Finance Inc 4.230% 1/31/06	$—	$16,942,370
—	5,575,000	Sigma Finance Inc 4.340% 2/27/06	—	5,537,536
—	5,000,000	Sigma Finance Inc 3.940% 3/1/06	—	4,965,150
—	8,000,000	Sigma Finance Inc 4.390% 3/8/06	—	7,937,120
7,850,000	—	Societe Generale North America, Inc 5.255% 1/10/07	7,836,262	—
25,000,000	—	Societe Generale North America, Inc 5.250% 1/19/07	24,937,902	—
—	6,030,000	Societe Generale North America, Inc 4.390% 3/20/06	—	5,974,281
20,000,000	—	SunTrust Banks, Inc. 5.245% 5/1/07	20,001,700	—
—	27,600,000	Swedish Export Credit Corp 4.260% 1/18/06	—	27,550,596
14,675,000	—	Swedish Export Credit Corp 5.319% 1/10/07	14,657,788	—
33,895,000	—	Swedish Export Credit Corp 5.250% 1/16/07	33,825,624	—
30,000,000	—	Swedish Export Credit Corp 5.240% 2/13/07	29,816,250	—
5,800,000	—	The Concentrate Manufacturing Company of Ireland 5.260% 1/9/07	5,790,695	—
50,000,000	—	Toyota Motor Credit Corp 5.235% 1/23/07	49,846,580	—
30,000,000	—	Toyota Motor Credit Corp 5.230% 1/25/07	29,899,221	—
—	15,000,000	Toyota Motor Credit Corp 4.300% 10/10/06	—	15,000,900
19,000,000	—	U.S. Bancorp 5.245% 12/5/07	18,998,765	—
—	24,000,000	UBS Finance, (Delaware) Inc 4.310% 2/10/06	—	23,891,280
—	3,120,000	UBS Finance, (Delaware) Inc 1.760% 4/19/06	—	3,079,190
17,500,000	—	UBS Finance, (Delaware) Inc 5.230% 2/20/07	17,375,018	—

34,530,000	—	Variable Funding Capital Corporation 5.320% 2/2/07	34,371,217	—
30,000,000	—	Variable Funding Capital Corporation 5.250% 2/5/07	29,848,698	—
25,000,000	—	Variable Funding Capital Corporation 5.250% 2/6/07	24,870,208	—

116  |  Prospectus  TIAA Real Estate Account

Statement of investments |	TIAA Real Estate Account December 31, 2006 and 2005	continued

PRINCIPAL			VALUE

2006	2005	ISSUER, CURRENT RATE AND MATURITY DATE	2006	2005

$—	$25,000,000	Variable Funding Capital Corporation 4.000% 1/5/06	$—	$24,993,750
—	5,010,000	Washington Gas Light Co 4.330% 1/9/06	—	5,006,393
—	20,000,000	Wells Fargo 4.320% 2/9/06	—	19,999,600
—	19,460,000	Yorktown Capital, LLC 4.190% 1/4/06	—	19,457,665
—	4,066,000	Yorktown Capital, LLC 4.275% 1/6/06	—	4,064,496
—	2,625,000	Yorktown Capital, LLC 4.280% 2/10/06	—	2,611,893
23,415,000	—	Yorktown Capital, LLC 1.340% 1/4/07	23,408,027	—

TOTAL COMMERCIAL PAPER (Cost $1,672,398,634 and $1,340,511,661)			1,672,544,145	1,340,656,583

GOVERNMENT AGENCY BONDS—2.36% AND 2.61%

17,700,000	—	Federal Home Loan Banks 5.135% 1/5/07	17,694,938	—
19,745,000	—	Federal Home Loan Banks 5.190% 1/12/07	19,719,628	—
39,969,000	—	Federal Home Loan Banks 5.130% 1/19/07	39,877,711	—
23,753,000	—	Federal Home Loan Banks 2.330% 2/28/07	23,563,451	—
—	7,030,000	Federal Home Loan Banks 1.750% 1/3/06	—	7,027,383
—	50,000,000	Federal Home Loan Mortgage Corporation 4.150% 1/31/06	—	49,839,500
13,654,000	—	Federal Home Loan Mortgage Corporation 2.190% 1/2/07	13,654,000	—
22,250,000	—	Federal Home Loan Mortgage Corporation 1.250% 1/16/07	22,208,704	—
43,400,000	—	Federal Home Loan Mortgage Corporation 5.151% 1/24/07	43,269,887	—
50,000,000	—	Federal Home Loan Mortgage Corporation 1.240% 1/30/07	49,807,250	—
33,675,000	—	Federal Home Loan Mortgage Corporation 5.150% 1/31/07	33,540,367	—
—	30,000,000	Federal Home Loan Mortgage Corporation 2.380% 1/3/06	—	30,000,000
—	3,840,000	Federal Home Loan Mortgage Corporation 1.780% 1/9/06	—	3,837,350
—	18,000,000	Federal Home Loan Mortgage Corporation 4.210% 2/9/06	—	17,922,240

TIAA Real Estate Account  Prospectus  |  117

Statement of investments |	TIAA Real Estate Account December 31, 2006 and 2005	concluded

PRINCIPAL			VALUE

2006	2005	ISSUER, CURRENT RATE AND MATURITY DATE	2006	2005

$—	$46,555,000	Federal National Mortgage 4.350% 1/11/06	$—	$46,512,169
30,000,000	—	Federal National Mortgage Association 1.260% 2/6/07	29,854,650	—
23,768,000	—	Federal National Mortgage Association 1.740% 1/8/07	23,751,029	—
50,000,000	—	Federal National Mortgage Association 1.240% 3/21/07	49,452,450	—
—	37,615,000	Federal National Mortgage Association 2.290% 1/10/06	—	37,584,908
—	3,015,000	Federal National Mortgage Association 1.830% 2/1/06	—	3,004,809
—	29,320,000	Federal National Mortgage Association 4.200% 2/2/06	—	29,217,380
—	1,766,000	Federal National Mortgage Association 1.740% 2/15/06	—	1,757,135
—	50,000,000	Federal National Mortgage Association 4.240% 2/17/06	—	49,737,500
—	23,940,000	Federal National Mortgage Association 4.240% 2/23/06	—	23,797,558

TOTAL GOVERNMENT AGENCY BONDS (Cost $366,282,560 and $300,164,529)			366,394,065	300,237,932

TOTAL OTHER MARKETABLE SECURITIES (Cost $2,038,681,194 and $1,640,676,190)			2,038,938,210	1,640,894,515

TOTAL MARKETABLE SECURITIES (Cost $2,608,007,989 and $2,074,158,205)			2,743,860,533	2,089,557,113

MORTGAGE LOAN RECEIVABLE—0.48% AND 0.00%

PRINCIPAL			VALUE

2006	2005	BORROWER, CURRENT RATE AND MATURITY DATE	2006	2005

75,000,000	—	Klingle Corporation 6.17% 07/10/11	74,660,626	—

TOTAL MORTGAGE LOAN RECEIVABLE (Cost $75,000,000)			74,660,626	—

TOTAL INVESTMENTS (Cost $13,558,801,945 and $10,516,032,644)			$15,510,036,850	$11,485,741,406

(1)	The investment has a mortgage loan payable outstanding, as indicated in Note 5.

(2)	Leasehold interest only.

(3)	Located throughout the U.S.

(4)	The market value reflects the Account’s interest in the joint venture, net of any debt.

118  |  Prospectus TIAA Real Estate Account

Report of Independent Registered Public Accounting Firm

To the Participants of the TIAA Real Estate Account and the Board of Trustees of Teachers Insurance and Annuity Association of America:

          In our opinion, the accompanying statements of assets and liabilities, including the statement of investments, and the related statements of operations, changes in net assets and cash flows, present fairly, in all material respects, the financial position of the TIAA Real Estate Account (the “Account”) at December 31, 2005 and 2006, the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Account’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
New York, New York
March 15, 2007

TIAA Real Estate Account  Prospectus  |  119

Report of Independent Registered Public Accounting Firm

To the Participants of the TIAA Real Estate Account and the Board of Trustees of Teachers Insurance and Annuity Association of America:

          We have audited the accompanying statements of operations, changes in net assets and cash flows of the TIAA Real Estate Account (“Account”) of Teachers Insurance and Annuity Association of America (“TIAA”) for the year ended December 31, 2004. These financial statements are the responsibility of TIAA’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

          We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

          In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations, changes in net assets and cash flows of the Account for the year ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

New York, New York April 14, 2005

120  |  Prospectus  TIAA Real Estate Account

Proforma Condensed Statement of Assets and Liabilities (Unaudited)

TIAA Real Estate Account

As of December 31, 2006	Historical	Adjustments		Proforma

ASSETS
Real estate and other real estate-related investments	$12,691,515,691	$2,889,456,503	(a)	$15,580,972,194
Marketable securities	2,743,860,533	—		2,743,860,533
Other	324,585,109	—		324,585,109

TOTAL ASSETS	15,759,961,333	2,889,456,503		18,649,417,836

Mortgage notes payable	1,437,149,148	2,889,456,503	(a)	4,326,605,651
Payable for securities transactions	1,219,323	—		1,219,323
Accrued real estate property level expenses and taxes	169,657,402	—		169,657,402
Security deposits held	19,242,948	—		19,242,948

TOTAL LIABILITIES	1,627,268,821	2,889,456,503		4,516,725,324

NET ASSETS	$14,132,692,512	$—		$14,132,692,512

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Proforma Condensed Statement of Operations (Unaudited)

TIAA Real Estate Account

For the Year Ended December 31, 2006	Historical	Adjustments		Proforma

Rental income	$834,455,788	$110,540,084	(b)	$944,995,872

Operating expenses	207,452,982	31,567,152	(b)	239,020,134
Real estate taxes	110,059,852	14,143,847	(b)	124,203,699
Interest expense	72,160,111	82,609,148	(b)	154,769,259

Total real estate property expenses and taxes	389,672,945	128,320,147		517,993,092

Real estate income, net	444,782,843	(17,780,063)		427,002,780
Income from real estate joint ventures and limited partnerships	84,671,528	48,440,533	(c)	133,112,061
Interest and dividends	135,407,210	—		135,407,210

TOTAL INCOME, NET	664,861,581	30,660,470		695,522,051
EXPENSES	83,448,664	11,695,465	(d)	95,144,129

INVESTMENT INCOME, NET	581,412,917	18,965,005		600,377,922
REALIZED AND UNREALIZED GAINS	1,032,787,765	—		1,032,787,765

NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS	$1,614,200,682	$18,965,005		$1,633,165,687

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Notes to Proforma Condensed Financial Statements (Unaudited)

TIAA Real Estate Account

Note 1—Purpose and Assumptions

          As required by the Securities and Exchange Commission under Regulation S-X Article 11-01(5), these proforma condensed financial statements of the TIAA Real Estate Account (“Account”) have been prepared because the Account has made significant purchases of real estate property investments during the period from January 1, 2006 through the date of this prospectus. During 2006, the Account purchased 23 property investments: nine office properties, seven industrial properties, three apartment properties, three retail properties and an 85% interest in a joint venture that owns four retail centers. During the period from January 1, 2007 through the date of this prospectus, the Account purchased one office property, one retail property in Paris, France and an 85% interest in a joint venture that owns 66 retail centers. Information regarding some of these properties is included under “Recent Transactions” on page 31.

          Various assumptions have been made in order to prepare these proforma condensed financial statements. The proforma condensed statement of assets and liabilities has been prepared assuming the real estate property investments purchased during the period from January 1, 2007 through the date of this prospectus were purchased as of December 31, 2006. The proforma condensed statement of operations for the year ended December 31, 2006 has been prepared assuming real estate property investments purchased during the period from January 1, 2006 through the date of this prospectus were purchased as of January 1, 2006.

Note 2—Proforma Adjustments

          The following proforma adjustments were made in preparing the proforma condensed financial statements to reflect the purpose described in Note 1.

          Proforma Condensed Statement of Assets and Liabilities:

(a)

To record the cost of the real estate property investments purchased during the period from January 1, 2007 through the date of this prospectus, assuming such investments were purchased with a short-term loan on December 31, 2006.

          Proforma Condensed Statement of Operations:

(b)

To record the rental income and real estate property level expenses of the real estate properties purchased during the period from January 1, 2006 through the date of this prospectus, assuming such properties were owned for the entire year ended December 31, 2006 and were purchased with a short-term loan.

TIAA Real Estate Account  Prospectus  |  123

(c)

To record the real estate joint venture income of the joint ventures purchased during the period from January 1, 2006 through the date of this prospectus, assuming the joint venture interests were owned for the entire year ended December 31, 2006 and were purchased with a short-term loan.

(d)

To record additional investment advisory expense charges which would have been incurred during the year ended December 31, 2006, based on the gross investment amounts involved and assuming the real estate property investments purchased during the period from January 1, 2006 through the date of this prospectus had been purchased as of January 1, 2006.

124  |  Prospectus  TIAA Real Estate Account

The North 40 Office Complex, Boca Raton, Florida

INDEPENDENT AUDITORS’ REPORT

To the Management of Teachers Insurance and Annuity Association

          We have audited the accompanying statement of revenues and certain expenses of the property known as The North 40 Office Complex, located in Boca Raton, Florida (the “Property”), as described in Note 1, for the year ended December 31, 2005. This financial statement is the responsibility of the Property’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

          We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Property’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

          The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with Rule 3-14 of Securities and Exchange Commission Regulation S-X and, as described in Note 1, is not intended to be a complete presentation of the Property’s revenues and expenses.

          In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain expenses of the Property for the year ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

April 28, 2006

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The North 40 Office Complex, Boca Raton, Florida

STATEMENTS OF REVENUES AND CERTAIN EXPENSES

	Year Ended	Three Months Ended
	December 31, 2005	March 31, 2006
	(Audited)	(Unaudited)

REVENUES
Base rent	$3,683,032	$964,882
FASB Statement No. 13 accrual	181,557	33,404
Other income	2,743,829	736,252

	6,608,418	1,734,538

CERTAIN EXPENSES
Utilities	747,905	206,362
Real estate taxes	562,585	140,646
Management fees	260,519	68,944
Salaries	246,698	64,766
Insurance	240,030	47,342
Janitorial	231,922	57,572
Hurricane costs	199,040	74,316
Repairs and maintenance	175,998	26,056
Landscaping	128,192	29,817
Security	47,573	13,646
Professional fees	10,076	2,050
Administrative	7,767	3,708
Other	11,138	2,531

	2,869,443	737,756

Excess of revenues over certain expenses	$3,738,975	$996,782

See notes to statements of revenues and certain expenses.

NOTES TO STATEMENTS OF REVENUES AND CERTAIN EXPENSES

1 — Organizaton and Basis of Presentation

          The Property, located in Boca Raton, Florida, consists of two buildings, 5201 Congress Avenue and 901 Yamato Road. The buildings contain approximately 350,000 square feet of commercial space, 202,000 square feet at 5201 Congress Avenue and 148,000 square feet at 901 Yamato Road, which are currently 99.6% and 100% leased, respectively, to a total of 13 tenants. The tenant leases contain provisions for additional rent based on increases in operating expenses and real estate taxes over base period amounts.

          The accompanying financial statements are presented in conformity with Rule 3-14 of Securities and Exchange Commission Regulation S-X. Accordingly, the financial statements are not representative of actual operations for the periods presented, as certain expenses, which may not be comparable to the expenses expected to be incurred in the future operations of the Property, have been excluded.

126  |  Prospectus  TIAA Real Estate Account

Expenses excluded consist of interest, depreciation and amortization and certain other expenses not directly related to the future operations of the Property.

          The statement of revenues and certain expenses for the three months ended March 31, 2006 is unaudited. However, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for the fair presentation of this statement of revenues and certain expenses for the interim period on the basis described above have been included. The results for such an interim period are not necessarily indicative of the results for the entire year.

2 — Summary of Significant Accounting Policies

          Use of Estimates

          The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

          Revenue Recognition

          Rental income from leases with scheduled rent increases is recognized on a straight-line basis over the lease term, as required by the Financial Accounting Standards Board’s Statement No. 13, “Accounting for Leases” (FASB Statement No. 13). Recoveries, based on payments for real estate taxes and operating expenses, are estimated and accrued.

3 — Major Tenants

          Three tenants lease approximately 60% of the Property’s square footage, and base rent income from these tenants represented approximately 60% of the total for the year ended December 31, 2005.

4 — Operating Leases

          Space in the Property is leased to tenants under noncancelable operating leases. Approximate minimum future rents required under leases in effect at December 31, 2005 are as follows:

Year Ending December 31,

2006	$3,959,000
2007	3,796,000
2008	3,609,000
2009	3,721,000
2010	3,787,000
Thereafter	7,020,000

$25,892,000

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5 — Related Party Transaction

          The Property is managed by Flagship Group, Inc., an affiliate of the Property’s owner. Management fees of approximately $261,000 were incurred for the year ended December 31, 2005. Management fees for the three months ended March 31, 2006 were approximately $69,000 (unaudited).

128  |  Prospectus  TIAA Real Estate Account

Publix at Weston Commons, Weston, Florida

INDEPENDENT AUDITORS’ REPORT

To the Management of Teachers Insurance and Annuity Association

           We have audited the accompanying statement of revenues and certain expenses of the property known as Publix at Weston Commons, Weston, Florida (the “Property”), as described in Note 1, for the year ended December 31, 2005. This financial statement is the responsibility of the Property’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

          We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Property’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

          The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with Rule 3-14 of Securities and Exchange Commission Regulation S-X and, as described in Note 1, is not intended to be a complete presentation of the Property’s revenues and expenses.

          In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain expenses of the Property for the year ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

June 2, 2006

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Publix at Weston Commons, Weston, Florida

STATEMENTS OF REVENUES AND CERTAIN EXPENSES

	Year Ended	Four Months Ended
	December 31, 2005	April 30, 2006
	(Audited)	(Unaudited)

REVENUES
Rental income	$2,019,171	$932,153
Recoveries	543,423	249,603
Other income	480	30

	2,563,074	1,181,786

CERTAIN EXPENSES
Utilities	96,926	72,214
Administrative	8,763	6,367
Repairs and maintenance	11,718	8,817
Site maintenance	223,322	102,253
Real estate taxes	267,272	168,000
Insurance	98,049	44,340
Management fees	93,100	44,562
Nonreimbursed expenses	222,960	124,213

	1,022,110	570,766

Excess of revenues over certain expenses	$1,540,964	$611,020

See notes to statements of revenues and certain expenses.

NOTES TO STATEMENTS OF REVENUES AND CERTAIN EXPENSES

1 — Organizaton and Basis of Presentation

          The Property, located in Weston, Florida, contains approximately 127,000 square feet of commercial space. At April 30, 2006, the Property was 96% leased. The tenant leases contain provisions for additional rent based on the pro-rata share of common area maintenance expenses and real estate taxes.

          The accompanying financial statements are presented in conformity with Rule 3-14 of Securities and Exchange Commission Regulation S-X. Accordingly, the financial statements are not representative of actual operations for the periods presented, as certain expenses, which may not be comparable to the expenses expected to be incurred in the future operations of the Property, have been excluded. Expenses excluded consist of interest, depreciation and amortization and certain other expenses not directly related to the future operations of the Property.

          The statement of revenues and certain expenses for the four months ended April 30, 2006 is unaudited. However, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for the fair presentation of this statement of revenues and certain expenses for the interim period on the basis described above have been included. The results for such an interim period are not necessarily indicative of the results for the entire year.

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2 — Summary of Significant Accounting Policies

         Use of Estimates

          The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

         Revenue Recognition

          Rental income from leases with scheduled rent increases is recognized on a straight-line basis over the lease term. Recoveries, based on payments for real estate taxes and common area maintenance expenses, are estimated and accrued.

3 — Major Tenant

          One tenant leases approximately 35% of the Property’s square footage. Rent from this tenant represented approximately 36% of rental income for the year ended December 31, 2005 and 25% for the four months ended April 30, 2006.

4 — Operating Leases

          Space in the Property is rented to tenants under various noncancelable operating leases. Approximate minimum future rents required under leases in effect at December 31, 2005 are as follows:

Year Ending December 31,

2006	$1,896,000
2007	2,686,000
2008	2,699,000
2009	2,678,000
2010	2,445,000
Thereafter	19,574,000

$31,978,000

5 — Related Party Transaction

          The current owner of the Property pays a monthly management fee to West City Partners, an affiliate, computed at 4% of billings. Management fees paid were approximately $93,100 for the year ended December 31, 2005 and $44,500 for the four months ended April 30, 2006.

TIAA Real Estate Account  Prospectus  |  131

City Center, Washington, DC

INDEPENDENT AUDITORS’ REPORT

To the Management of Teachers Insurance and Annuity Association

          We have audited the accompanying statement of revenues and certain expenses of the property known as City Center, located in Washington, DC (the “Property”), as described in Note 1, for the year ended December 31, 2005. This financial statement is the responsibility of the Property’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

          We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Property’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

          The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with Rule 3-14 of Securities and Exchange Commission Regulation S-X and, as described in Note 1, is not intended to be a complete presentation of the Property’s revenues and expenses.

          In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain expenses of the Property for the year ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

June 5, 2006

132  |  Prospectus  TIAA Real Estate Account

City Center, Washington, DC

STATEMENTS OF REVENUES AND CERTAIN EXPENSES

	Year Ended December 31, 2005 (Audited)	Three Months Ended March 31, 2006 (Unaudited)

REVENUES
Rental income	$13,138,258	$3,432,414
FASB Statement No. 13 accrual	485,767	14,155
Recoveries	1,127,357	167,333
Parking income	194,422	92,160
Storage	98,779	24,158
Other income	131,727	26,411

	15,176,310	3,756,631

CERTAIN EXPENSES
Operating expenses	2,972,614	726,925
Management fees	440,999	112,127
Insurance	97,717	27,003
Real estate taxes	2,042,959	798,888

	5,554,289	1,664,943

Excess of revenues over certain expenses	$9,622,021	$2,091,688

See notes to statements of revenues and certain expenses.

NOTES TO STATEMENTS OF REVENUES AND CERTAIN EXPENSES

1 — Organizaton and Basis of Presentation

          The Property, located in Washington, DC, contains approximately 499,000 square feet of commercial space and is currently 90% leased to 16 tenants. The tenant leases contain provisions for additional rent based on increases in operating expenses and real estate taxes over base period amounts.

          The accompanying financial statement for 2005 is presented in conformity with Rule 3-14 of Securities and Exchange Commission Regulation S-X. Accordingly, the financial statement is not representative of actual operations for the periods presented, as certain expenses, which may not be comparable to the expenses expected to be incurred in the future operations of the Property, have been excluded. Expenses excluded consist of interest, depreciation and amortization and certain other expenses not directly related to the future operations of the Property.

          The statement of revenues and certain expenses for the three months ended March 31, 2006 is unaudited. However, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for the fair presentation of this statement of revenues and certain expenses for the interim period on the basis described above have been included. The results for such an interim period are not necessarily indicative of the results for the entire year.

TIAA Real Estate Account  Prospectus  |  133

2 — Summary of Significant Accounting Policies

          Use of Estimates

          The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

          Revenue Recognition

          Rental income from leases with scheduled rent increases is recognized on a straight-line basis over the lease term. Recoveries, based on payments for real estate taxes and operating expenses, are estimated and accrued.

3 — Major Tenants

          Two tenants lease approximately 55% of the Property’s square footage. Rent from these tenants represented approximately 70% of total revenues for the year ended December 31, 2005.

4 — Operating Leases

          Space in the Property is rented to tenants under various noncancelable operating leases. Approximate minimum future rents required under leases in effect at December 31, 2005 are as follows:

Year Ending December 31,

2006	$13,350,000
2007	12,784,000
2008	11,539,000
2009	6,676,000
2010	6,107,000
Thereafter	16,991,000

$67,447,000

5 — Related Party Transaction

          The Property is managed by George Comfort & Sons Inc., an affiliate of the Property’s owner. Management fees of approximately $441,000 were incurred for the year ended December 31, 2005. Management fees for the three months ended March 31, 2006 were approximately $112,000 (unaudited).

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WellPoint Office Campus, Westlake, California

INDEPENDENT AUDITORS’ REPORT

To the Management of Teachers’ Insurance and Annuity Association

          We have audited the accompanying statement of revenues and certain expenses of WellPoint Office Campus, Westlake Village, California, located at 4553 La Tienda Drive and 120 Via Merida (the “Property”), as described in Note 1, for the year ended December 31, 2005. This financial statement is the responsibility of the Property’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

          We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Property’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

          The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with Rule 3-14 of Securities and Exchange Commission Regulation S-X and, as described in Note 1, is not intended to be a complete presentation of the Property’s revenues and expenses.

          In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain expenses of the Property for the year ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

June 9, 2006

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WellPoint Office Campus, Westlake, California

STATEMENTS OF REVENUES AND CERTAIN EXPENSES

	Year Ended December 31, 2005 (Audited)	Four Months Ended April 30, 2006 (Unaudited)

REVENUES
Rental income
La Tienda	$1,223,411	$432,370
Via Merida	1,469,135	477,250

	2,692,546	909,620

CERTAIN EXPENSES
Property management fees, general partner
La Tienda	41,463	13,428
Via Merida	40,228	13,409
Insurance	7,941	—
Professional services	15,832	21,921
Miscellaneous	2,102	1,796

	107,566	50,554

Excess of revenues over certain expenses	$2,584,980	$859,066

See notes to statements of revenues and certain expenses.

NOTES TO STATEMENTS OF REVENUES AND CERTAIN EXPENSES

1 — Organizaton and Basis of Presentation

          The Property, located in Westlake Village, California, contains approximately 208,000 square feet of commercial space. At April 30, 2006, the Property was 100% “triple net leased” under two leases to WellPoint Health Networks, Inc. Under both leases, the lessee is responsible for utilities, taxes, insurance and other operating costs.

          The accompanying financial statement for 2005 is presented in conformity with Rule 3-14 of Securities and Exchange Commission Regulation S-X. Accordingly, the financial statement is not representative of actual operations for the period presented, as certain expenses, which may not be comparable to the expenses expected to be incurred in the future operations of the Property, have been excluded. Expenses excluded consist of interest, depreciation and amortization and certain other expenses not directly related to the future operations of the Property.

          The statement of revenues and certain expenses for the four months ended April 30, 2006 is unaudited. However, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for the fair presentation of this statement of revenues and certain expenses for the interim

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period on the basis described above have been included. The results for such an interim period are not necessarily indicative of the results for the entire year.

2 — Summary of Significant Accounting Policies

          Use of Estimates

          The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

          Revenue Recognition

          Rental income is recognized as earned in accordance with lease agreements.

3 — Operating Leases

          Space in the Property is rented to tenants under various noncancelable operating leases. Approximate minimum future rents required under leases in effect at December 31, 2005 are as follows:

Year Ending December 31,

2006	$2,634,000
2007	2,673,000
2008	2,673,000
2009	2,739,000
2010	2,745,000
Thereafter	18,665,000

$32,129,000

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DLF Multifamily Portfolio, Houston, Texas and Phoenix, Arizona

INDEPENDENT AUDITORS’ REPORT

To the Management of Teachers Insurance and Annuity Association

          We have audited the accompanying statement of revenues and certain expenses of the DLF Multi-family Portfolio - Houston, Texas and Phoenix, Arizona (the “Property”), as described in Note 1, for the year ended December 31, 2005. This financial statement is the responsibility of the Property’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

          We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Property’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

          The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with Rule 3-14 of Securities and Exchange Commission Regulation S-X and, as described in Note 1, is not intended to be a complete presentation of the Property’s revenues and expenses.

          In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain expenses of the Property for the year ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

June 12, 2006

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DLF Multifamily Portfolio, Houston, Texas and Phoenix, Arizona

STATEMENTS OF REVENUES AND CERTAIN EXPENSES

	Year Ended December 31, 2005 (Audited)	Four Months Ended April 30, 2006 (Unaudited)

REVENUES
Rental income	$49,956,301	$17,439,303
Parking	104,963	39,226
Storage	21,083	8,672
Lease termination fees	385,169	75,389
Other income	1,321,579	470,960

	51,789,095	18,033,550

CERTAIN EXPENSES
Operating expenses	13,977,143	4,569,654
Management fees	1,798,251	629,253
Insurance	807,542	327,072
Real estate taxes	6,051,196	2,039,755
Other taxes and licenses	186,421	35,007

	22,820,553	7,600,741

Excess of revenues over certain expenses	$28,968,542	$10,432,809

See notes to statements of revenues and certain expenses.

NOTES TO STATEMENTS OF REVENUES AND CERTAIN EXPENSES

1 — Organizaton and Basis of Presentation

          The Properties, located in Houston, Texas and Phoenix, Arizona, consist of 18 multifamily properties with a total of 4,471 units. At April 30, 2006, the Properties were approximately 93% occupied.

          The accompanying financial statement for 2005 is presented in conformity with Rule 3-14 of Securities and Exchange Commission Regulation S-X. Accordingly, the financial statement is not representative of actual operations for the periods presented, as certain expenses, which may not be comparable to the expenses expected to be incurred in the future operations of the Property, have been excluded. Expenses excluded consist of interest, depreciation and amortization and certain other expenses not directly related to the future operations of the Property.

          The statement of revenues and certain expenses for the four months ended April 30, 2006 is unaudited. However, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for the fair presentation of this statement of revenues and certain expenses for the interim period on the basis described above have been included. The results for such an interim period are not necessarily indicative of the results for the entire year.

TIAA Real Estate Account  Prospectus  |  139

2 — Summary of Significant Accounting Policies

          Use of Estimates

          The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

          Rental Income

          Rental income is recognized as earned in accordance with lease agreements.

140  |  Prospectus  TIAA Real Estate Account

The Creeksides at CenterPoint, Kent, Washington

INDEPENDENT AUDITORS’ REPORT

To the Management of Teachers Insurance and Annuity Association

          We have audited the accompanying statement of revenues and certain expenses of The Creeksides at CenterPoint, located in Kent, Washington (the “Property”), as described in Note 1, for the year ended December 31, 2005. This financial statement is the responsibility of the Property’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

          We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Property’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

          The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with Rule 3-14 of Securities and Exchange Commission Regulation S-X and, as described in Note 1, is not intended to be a complete presentation of the Property’s revenues and expenses.

          In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain expenses of the Property for the year ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

June 14, 2006

TIAA Real Estate Account  Prospectus  |  141

The Creeksides at CenterPoint, Kent, Washington

STATEMENTS OF REVENUES AND CERTAIN EXPENSES

	Year Ended December 31, 2005 (Audited)	Four Months Ended April 30, 2006 (Unaudited)

REVENUES
Rental income	$3,506,542	$988,093
Recoveries - operating	1,464,889	421,621
Recoveries - direct tenant	78,074	32,882
Other income	14,914	780

	5,064,419	1,443,376

CERTAIN EXPENSES
Repairs and maintenance	303,687	76,529
Utilities	498,774	153,692
Security	44,336	16,444
Cleaning	245,300	73,638
General and administrative	211,275	65,983
Management fees	64,139	18,747
Real estate taxes	333,709	119,967
Insurance	80,886	31,304
Other	6,789	4,371

	1,788,895	560,675

Excess of revenues over certain expenses	$3,275,524	$882,701

See notes to statements of revenues and certain expenses.

NOTES TO STATEMENTS OF REVENUES AND CERTAIN EXPENSES

1 — Organizaton and Basis of Presentation

          The Property, located in Kent, Washington, contains approximately 219,000 square feet of commercial space. At April 30, 2006, the Property was 90% leased to 15 tenants. Tenant leases contain provisions for operating expense recoveries and direct tenant expenses.

          The accompanying financial statements are presented in conformity with Rule 3-14 of Securities and Exchange Commission Regulation S-X. Accordingly, the financial statements are not representative of actual operations for the periods presented, as certain expenses, which may not be comparable to the expenses expected to be incurred in the future operations of the Property, have been excluded. Expenses excluded consist of interest, depreciation and amortization and certain other expenses not directly related to the future operations of the Property.

142  |  Prospectus  TIAA Real Estate Account

          The statement of revenues and certain expenses for the four months ended April 30, 2006 is unaudited. However, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for the fair presentation of this statement of revenues and certain expenses for the interim period on the basis described above have been included. The results for such an interim period are not necessarily indicative of the results for the entire year.

2 — Summary of Significant Accounting Policies

          Use of Estimates

          The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

          Revenue Recognition

          Rental income from leases with scheduled rent increases is recognized on a straight-line basis over the lease term. Recoveries, based on payments for real estate taxes and operating expenses, are estimated and accrued.

3 — Major Tenants

          Two tenants lease approximately 30% of the Property’s square footage. Rent from these tenants represented approximately 35% of rental income for the year ended December 31, 2005 and the four months ended April 30, 2006.

4 — Operating Leases

          Space in the Property is rented to tenants under various noncancelable operating leases. Approximate minimum future rents required under leases in effect at December 31, 2005 are as follows:

Year Ending December 31,

2006	$2,949,000
2007	2,543,000
2008	2,411,000
2009	2,018,000
2010	887,000

$10,808,000

TIAA Real Estate Account  Prospectus  |  143

Park Place on Turtle Creek, Dallas, Texas

INDEPENDENT AUDITORS’ REPORT

To the Management of Teachers Insurance and Annuity Association

          We have audited the accompanying statement of revenues and certain expenses of Park Place on Turtle Creek, Dallas, Texas (the “Property”), as described in Note 1, for the year ended December 31, 2005. This financial statement is the responsibility of the Property’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

          We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the owner’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

          The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with Rule 3-14 of Securities and Exchange Commission Regulation S-X and, as described in Note 1, is not intended to be a complete presentation of the Property’s revenues and expenses.

          In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain expenses of the Property for the year ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

June 23, 2006

144  |  Prospectus  TIAA Real Estate Account

Park Place on Turtle Creek, Dallas, Texas

STATEMENTS OF REVENUES AND CERTAIN EXPENSES

	Year Ended December 31, 2005 (Audited)	Four Months Ended April 30, 2006 (Unaudited)

REVENUES
Rental income	$3,894,240	$1,377,382
FASB Statement No. 13 accrual	334,914	(8,544)
Recoveries	550,947	137,181
Parking income	49,900	17,500
Other income	14,449	13,745

	4,844,450	1,537,264

CERTAIN EXPENSES
Operating expenses	1,169,448	358,913
Management fees	88,351	29,221
Insurance	57,049	28,258
Real estate taxes	761,940	253,980

	2,076,788	670,372

Excess of revenues over certain expenses	$2,767,662	$866,892

See notes to statements of revenues and certain expenses.

NOTES TO STATEMENTS OF REVENUES AND CERTAIN EXPENSES

1 — Organizaton and Basis of Presentation

          The Property, located in Dallas, Texas, contains approximately 177,000 square feet of commercial space. At April 30, 2006, the Property was 95% leased to 22 tenants. The tenant leases contain provisions for additional rent based on increases in operating expenses and real estate taxes over base period amounts.

          The accompanying financial statements are presented in conformity with Rule 3-14 of Securities and Exchange Commission Regulation S-X. Accordingly, the financial statements are not representative of actual operations for the periods presented, as certain expenses, which may not be comparable to the expenses expected to be incurred in the future operations of the Property, have been excluded. Expenses excluded consist of interest, depreciation and amortization and certain other expenses not directly related to the future operations of the Property.

          The statement of revenues and certain expenses for the four months ended April 30, 2006 is unaudited. However, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for the fair presentation of this statement of revenues and certain expenses for the interim period on the basis described above have been included. The results for such an interim period are not necessarily indicative of the results for the entire year.

TIAA Real Estate Account   Prospectus   |   145

2 — Summary of Significant Accounting Policies

          Use of Estimates

          The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

          Revenue Recognition

          Rental income from leases with scheduled rent increases is recognized on a straight-line basis over the lease term. Recoveries, based on payments for real estate taxes and operating expenses, are estimated and accrued.

3 — Major Tenants

          Four tenants lease approximately 52% of the Property’s square footage. Rent from these tenants represented approximately 55% of total revenues for the year ended December 31, 2005 and for the four months ended April 30, 2006.

4 — Operating Leases

          Space in the Property is rented to tenants under various noncancelable operating leases. Approximate minimum future rents required under leases in effect at December 31, 2005 are as follows:

Year Ending December 31,

2006	$4,247,000
2007	4,081,000
2008	2,859,000
2009	2,340,000
2010	2,170,000
Thereafter	4,559,000

$20,256,000

146  |   Prospectus   TIAA Real Estate Account

Marketfair, Princeton, New Jersey

INDEPENDENT AUDITORS’ REPORT

To the Management of Teachers Insurance and Annuity Association

          We have audited the accompanying statement of revenues and certain expenses of Marketfair, located in Princeton, New Jersey (the “Property”), as described in Note 1, for the year ended December 31, 2005. This financial statement is the responsibility of the Property’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

          We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Property’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

          The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with Rule 3-14 of Securities and Exchange Commission Regulation S-X and, as described in Note 1, is not intended to be a complete presentation of the Property’s revenues and expenses.

          In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain expenses of the Property for the year ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

June 30, 2006

TIAA Real Estate Account   Prospectus   |   147

Marketfair, Princeton, New Jersey

STATEMENTS OF REVENUES AND CERTAIN EXPENSES

	Year Ended December 31, 2005 (Audited)	Four Months Ended April 30, 2006 (Unaudited)

REVENUES
Rental income	$5,313,514	$1,818,882
Percentage rent	297,784	161,939
Recoveries	3,414,532	1,251,486
Other income	172,748	51,885

	9,198,578	3,284,192

CERTAIN EXPENSES
Operating expenses	2,799,421	621,821
Management fees	231,752	78,993
Insurance	33,864	11,108
Real estate taxes	1,110,322	369,646

	4,175,359	1,081,568

Excess of revenues over certain expenses	$5,023,219	$2,202,624

See notes to statements of revenues and certain expenses.

NOTES TO STATEMENTS OF REVENUES AND CERTAIN EXPENSES

1 — Organizaton and Basis of Presentation

          The Property, located in Princeton, New Jersey, contains approximately 235,000 square feet of retail and restaurant space. Tenant leases include provisions for additional rent based on tenant sales and the pro-rata share of common area maintenance expenses and real estate taxes.

          The accompanying financial statement for 2005 is presented in conformity with Rule 3-14 of Securities and Exchange Commission Regulation S-X. Accordingly, the financial statement is not representative of actual operations for the periods presented, as certain expenses, which may not be comparable to the expenses expected to be incurred in the future operations of the Property, have been excluded. Expenses excluded consist of interest, depreciation and amortization and certain other expenses not directly related to the future operations of the Property.

          The statement of revenues and certain expenses for the four months ended April 30, 2006 is unaudited. However, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for the fair presentation of this statement of revenues and certain expenses for the interim period on the basis described above have been included. The results for such an interim period are not necessarily indicative of the results for the entire year.

148  |  Prospectus  TIAA Real Estate Account

2 — Summary of Significant Accounting Policies

         Use of Estimates

          The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

         Revenue Recognition

          Rental income from leases with scheduled rent increases is recognized on a straight-line basis over the lease term. Recoveries, based on payments for real estate taxes and operating expenses, are estimated and accrued.

3 — Major Tenants

          Two tenants lease approximately 29% of the Property’s square footage. Rent from these tenants represented approximately 21% of total revenues for the year ended December 31, 2005 and the four months ended April 30, 2006.

4 — Operating Leases

          Space in the Property is rented to tenants under various noncancelable operating leases. Approximate minimum future rents required under leases in effect at June 30, 2006 are as follows:

Year Ending December 31,

2006	$5,114,000
2007	5,074,000
2008	4,946,000
2009	4,648,000
2010	3,541,000
Thereafter	9,119,000

$32,442,000

TIAA Real Estate Account   Prospectus   |   149

5 — Related Party Transaction

          The current owner of the Property is affiliated, through common ownership, with Madison Marquette Realty Services, LP, Madison Marquette Retail Services, Inc. and Madison Marquette Development Company LLC (collectively referred to as “MMR”). MMR is paid a management fee of 2.5% of gross revenue and leasing commissions, as defined in the agreement, and is reimbursed for costs related to on-site management. Amounts incurred under this arrangement were as follows:

	Year Ended December 31, 2005	Four Months Ended April 30, 2006

Management fees	$231,752	$78,993
Leasing commissions	13,622	68,919
On-site reimbursement costs	274,780	103,389

	$520,154	$251,301

150   |   Prospectus   TIAA Real Estate Account

South Frisco Village, Frisco, Texas

INDEPENDENT AUDITORS’ REPORT

To the Management of Teachers Insurance and Annuity Association

          We have audited the accompanying statement of revenues and certain expenses of the property located at South Frisco Village, Frisco, Texas (the “Property”), as described in Note 1, for the year ended December 31, 2005. This financial statement is the responsibility of the Property’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

          We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Property’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

          The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with Rule 3-14 of Securities and Exchange Commission Regulation S-X and, as described in Note 1, is not intended to be a complete presentation of the Property’s revenues and expenses.

          In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain expenses of the Property for the year ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

August 16, 2006

TIAA Real Estate Account  Prospectus  |  151

South Frisco Village, Frisco, Texas

STATEMENTS OF REVENUES AND CERTAIN EXPENSES

	Year Ended December 31, 2005 (Audited)	Five Months Ended May 31, 2006 (Unaudited)

REVENUES
Rental income	$3,232,326	$1,358,113
Recoveries	1,164,693	509,722
Other income	12,021	4,500

	4,409,040	1,872,335

CERTAIN EXPENSES
Operating expenses	253,692	110,403
Management fees	76,525	32,173
Administrative fees	9,000	3,750
Insurance	101,251	36,500
Real estate taxes	864,116	360,000

	1,304,584	542,826

Excess of revenues over certain expenses	$3,104,456	$1,329,509

See notes to statements of revenues and certain expenses.

NOTES TO STATEMENTS OF REVENUES AND CERTAIN EXPENSES

1 — Organizaton and Basis of Presentation

          The Property, located in South Frisco Village, Frisco, Texas, contains approximately 227,000 square feet of commercial space. At May 31, 2006, the Property was 99% leased to 27 tenants. The tenant leases contain provisions for additional rent based on increases in operating expenses and real estate taxes over base period amounts.

          The accompanying financial statement is presented in conformity with Rule 3-14 of Securities and Exchange Commission Regulation S-X. Accordingly, the financial statement is not representative of actual operations for the periods presented, as certain expenses, which may not be comparable to the expenses expected to be incurred in the future operations of the Property, have been excluded. Expenses excluded consist of interest, depreciation and amortization and certain other expenses not directly related to the future operations of the Property.

          The statement of revenues and certain expenses for the five months ended May 31, 2006 is unaudited. However, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for the fair presentation of this statement of revenues and certain expenses for the interim period on the basis described above have been included. The results for such an interim period are not necessarily indicative of the results for the entire year.

152  |   Prospectus  TIAA Real Estate Account

2 — Summary of Significant Accounting Policies

          Use of Estimates

          The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

          Revenue Recognition

          Rental income from leases with scheduled rent increases is recognized on a straight-line basis over the lease term. Recoveries, based on payments for real estate taxes and operating expenses, are estimated and accrued.

3 — Major Tenants

          Five tenants lease approximately 72% of the Property’s square footage. Rent from these tenants represented approximately 58% of total revenues for the year ended December 31, 2005 and for the five months ended May 31, 2006.

4 — Operating Leases

          Space in the Property is rented to tenants under noncancelable operating leases. Approximate minimum future rents required under leases in effect at December 31, 2005 are as follows:

Year Ending December 31,

2006	$3,144,000
2007	3,036,000
2008	2,792,000
2009	2,788,000
2010	2,643,000
Thereafter	14,623,000

$29,026,000

5 — Related Party Transactions

          Amounts paid to an affiliated company for management fees and administrative fees were $76,525 and $9,000, respectively, for the year ended December 31, 2005.

          Amounts paid to an affiliated company for management fees and administrative fees were $32,173 and $3,750, respectively, for the five months ended May 31, 2005.

TIAA Real Estate Account  Prospectus  |  153

IDI National Industrial Portfolio, Atlanta, Chicago, Dallas, Memphis

INDEPENDENT AUDITORS’ REPORT

To the Management of Teachers Insurance and Annuity Association

          We have audited the accompanying statement of revenues and certain expenses of the IDI National Industrial Portfolio (the “Property”), as described in Note 1, for the year ended December 31, 2005. This financial statement is the responsibility of the Property’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

          We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Property’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

          The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with Rule 3-14 of Securities and Exchange Commission Regulation S-X and, as described in Note 1, is not intended to be a complete presentation of the Property’s revenues and expenses.

          In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain expenses of the Property for the year ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

August 30, 2006

154  |  Prospectus   TIAA Real Estate Account

IDI National Industrial Portfolio, Atlanta, Chicago, Dallas, Memphis

STATEMENTS OF REVENUES AND CERTAIN EXPENSES

	Year Ended December 31, 2005 (Audited)	Six Months Ended June 30, 2006 (Unaudited)

REVENUES
Rental income	$2,233,055	$2,361,025
Recoveries	344,900	567,926

	2,577,955	2,928,951

CERTAIN EXPENSES
Operating expenses	377,130	258,651
Management fees	68,696	73,043
Insurance	64,170	64,418
Real estate taxes	521,548	576,482

	1,031,544	972,594

Excess of revenues over certain expenses	$1,546,411	$1,956,357

See notes to financial statements.

NOTES TO STATEMENTS OF REVENUES AND CERTAIN EXPENSES

1 — Organizaton and Basis of Presentation

          The Property, a portfolio of industrial distribution buildings located in Atlanta, Chicago, Dallas and Memphis, contains approximately 2,228,000 square feet of commercial space. At June 30, 2006, the Property was 92% leased. The leases contain provisions for additional rent based on increases in operating expenses and real estate taxes.

          The accompanying financial statement is presented in conformity with Rule 3-14 of Securities and Exchange Commission Regulation S-X. Accordingly, the financial statement is not representative of actual operations for the periods presented, as certain expenses, which may not be comparable to the expenses expected to be incurred in the future operations of the Property, have been excluded. Expenses excluded consist of interest, depreciation and amortization and certain other expenses not directly related to the future operations of the Property.

          The statement of revenues and certain expenses for the six months ended June 30, 2006 is unaudited. However, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for the fair presentation of this statement of revenues and certain expenses for the interim period on the basis described above have been included. The results for such an interim period are not necessarily indicative of the results for the entire year.

TIAA Real Estate Account  Prospectus  |  155

2 — Summary of Significant Accounting Policies

          Use of Estimates

          The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

          Revenue Recognition

          Rental income from leases with scheduled rent increases is recognized on a straight-line basis over the lease term. Recoveries, based on payments for real estate taxes and operating expenses, are estimated and accrued.

3 — Major Tenant

          One tenant leases approximately 18% of the Property’s square footage. Rent from this tenant represented approximately 35% and 30% of total revenues for the year ended December 31, 2005 and the six months ended June 30, 2006, respectively.

4 — Operating Leases

          Space in the Property is rented to tenants under various noncancelable operating leases. Approximate minimum future rents required under leases in effect at December 31, 2005 are as follows:

Year Ending December 31,

2006	$4,378,000
2007	7,258,000
2008	7,420,000
2009	6,543,000
2010	5,273,000
Thereafter	31,121,000

$61,993,000

5 — Related Party Transaction

          An affiliate of the owner of the Property manages the buildings. Management fees of $68,696 and $73,042 were incurred for the year ended December 31, 2005 and the six months ended June 30, 2006, respectively.

156  |   Prospectus  TIAA Real Estate Account

Millennium Corporate Park, Redmond, Washington

INDEPENDENT AUDITORS’ REPORT

To the Management of Teachers Insurance and Annuity Association

          We have audited the accompanying statement of revenues and certain expenses of Millennium Corporate Park, Redmond, Washington (the “Property”), as described in Note 1, for the year ended December 31, 2005. This financial statement is the responsibility of the Property’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

          We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Property’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

          The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with Rule 3-14 of Securities and Exchange Commission Regulation S-X and, as described in Note 1, is not intended to be a complete presentation of the Property’s revenues and expenses.

          In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain expenses of the Property for the year ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

September 22, 2006

TIAA Real Estate Account  Prospectus  |  157

Millennium Corporate Park, Redmond, Washington

STATEMENTS OF REVENUES AND CERTAIN EXPENSES

	Year Ended December 31, 2005 (Audited)	Eight Months Ended August 31, 2006 (Unaudited)

REVENUES
Rent	$7,900,666	$5,161,202
Operating cost recovery	2,827,006	2,302,335
Other property revenue	13,442	935

	10,741,114	7,464,472

CERTAIN EXPENSES
Property recoverable
Janitorial	631,345	455,361
Security	37,001	35,619
Utilities	467,463	358,562
Mechanical and electrical	79,546	71,893
Parking lot/garage	132,436	37,826
Exterior grounds	344,980	249,679
Repairs and maintenance	32,312	24,741
Property general and administrative expenses	368,606	234,573
Insurance	116,602	87,835
Management fees	301,722	221,504
Taxes	832,379	534,848

	3,344,392	2,312,441

Property non-recoverable
Leasing and marketing	20,142	3,997
Legal and other professional fees	21,098	9,332
Other landlord costs	68,729	6,327

	109,969	19,656

	3,454,361	2,332,097

Excess of revenues over certain expenses	$7,286,753	$5,132,375

See notes to statements of revenues and certain expenses.

NOTES TO STATEMENTS OF REVENUES AND CERTAIN EXPENSES

1 — Organizaton and Basis of Presentation

          Millennium Corporate Park, Redmond, Washington, contains approximately 537,000 square feet of commercial space. At August 31, 2006, the Property was 100% leased to 8 tenants. The tenant leases contain provisions for additional rent based on increases in operating expenses and real estate taxes over base period amounts.

158  |Prospectus  TIAA Real Estate Account

          The accompanying financial statement is presented in conformity with Rule 3-14 of Securities and Exchange Commission Regulation S-X. Accordingly, the financial statement is not representative of actual operations for the periods presented, as certain expenses, which may not be comparable to the expenses expected to be incurred in the future operations of the Property, have been excluded. Expenses excluded consist of interest, depreciation and amortization and certain other expenses not directly related to the future operations of the Property.

          The statement of revenues and certain expenses for the eight months ended August 31, 2006 is unaudited. However, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for the fair presentation of this statement of revenues and certain expenses for the interim period on the basis described above have been included. The results for such an interim period are not necessarily indicative of the results for the entire year.

2 — Summary of Significant Accounting Policies

          Use of Estimates

          The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

          Revenue Recognition

          Rental income from leases with scheduled rent increases is recognized on a straight-line basis over the lease term. Recoveries, based on payments for real estate taxes and operating expenses, are estimated and accrued.

3 — Major Tenant

          One tenant leases approximately 67% of the Property’s square footage. Rent from this tenant represented approximately 75% of total revenues for the year ended December 31, 2005 and for the eight months ended August 31, 2006.

4 — Operating Leases

          Space in the Property is rented to tenants under various noncancelable operating leases. Approximate minimum future rents required under leases in effect at December 31, 2005 are as follows:

Year Ending December 31,

2006	$7,663,000
2007	7,962,000
2008	7,271,000
2009	5,230,000
2010	3,973,000
Thereafter	5,859,000

$37,958,000

TIAA Real Estate Account  Prospectus|  159

5 — Related Party Transactions

          Amounts paid to an affiliated company for management fees, leasing commissions and allocated payroll expenses were $301,720, $89,401 and $413,081, respectively, for the year ended December 31, 2005.

          Amounts paid to an affiliated company for management fees, leasing commissions and allocated payroll expenses were $221,504, $85,223 and $264,912, respectively, for the eight months ended August 31, 2006.

160  |Prospectus  TIAA Real Estate Account

Alafaya Square, Oviedo, Florida

INDEPENDENT AUDITORS’ REPORT

To the Management of Teachers Insurance and Annuity Association

          We have audited the accompanying statement of revenues and certain expenses of the property located at Alafaya Square, Oviedo, Florida (the “Property”), as described in Note 1, for the year ended December 31, 2005. This financial statement is the responsibility of the Property’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

          We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Property’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

          The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with Rule 3-14 of Securities and Exchange Commission Regulation S-X and, as described in Note 1, is not intended to be a complete presentation of the Property’s revenues and expenses.

          In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain expenses of the Property for the year ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

October 17, 2006

TIAA Real Estate Account  Prospectus|  161

Alafaya Square, Oviedo, Florida

STATEMENTS OF REVENUES AND CERTAIN EXPENSES

	Year Ended December 31, 2005 (Audited)	Eight Months Ended August 31, 2006 (Unaudited)

REVENUES
Rental income	$1,482,821	$1,296,530
Recoveries	451,350	434,537
Lease cancellation fee	—	45,000
Other income	3,670	3,331

	1,937,841	1,779,398

CERTAIN EXPENSES
Operating expenses	227,437	158,413
Management fees	113,791	110,124
Insurance	84,154	74,691
Real estate taxes	275,228	192,594
General and administrative expenses	36,162	46,990

	736,772	582,812

Excess of revenues over certain expenses	$1,201,069	$1,196,586

See notes to statements of revenues and certain expenses.

NOTES TO STATEMENTS OF REVENUES AND CERTAIN EXPENSES

1 — Organization and Basis of Presentation

          The Property, located in Oviedo, Florida, contains approximately 177,000 square feet of commercial space. At August 31, 2006, the Property was 100% leased. The tenant leases contain provisions for additional rent based on increases in operating expenses and real estate taxes over base period amounts.

          The accompanying financial statements are presented in conformity with Rule 3-14 of Securities and Exchange Commission Regulation S-X. Accordingly, the financial statements are not representative of actual operations for the periods presented, as certain expenses, which may not be comparable to the expenses expected to be incurred in the future operations of the Property, have been excluded. Expenses excluded consist of interest, depreciation and amortization and certain other expenses not directly related to the future operations of the Property.

          The statement of revenues and certain expenses for the eight months ended August 31, 2006 is unaudited. However, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for the fair presentation of this statement of revenues and certain expenses for the interim period on the basis described above have been included. The results for such an interim period are not necessarily indicative of the results for the entire year.

162  |Prospectus  TIAA Real Estate Account

2 — Summary of Significant Accounting Policies

          Use of Estimates

          The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

          Revenue Recognition

          Rental income from leases with scheduled rent increases is recognized on a straight-line basis over the lease term. Recoveries, based on payments for real estate taxes and operating expenses, are estimated and accrued.

3 — Major Tenant

          One tenant leases approximately 32% of the Property’s square footage. Rent from this tenant represented approximately 24% of rental income for the year ended December 31, 2005 and 19% for the eight months ended August 31, 2006.

4 — Operating Leases

          Space in the Property is rented to tenants under various noncancelable operating leases. Approximate minimum future rents required under leases in effect at December 31, 2005 are as follows:

Year Ending December 31,

2006	$2,138,000
2007	2,177,000
2008	2,030,000
2009	1,823,000
2010	1,560,000
Thereafter	3,374,000

$13,102,000

5 — Related Party Transactions

          An affiliate of the owner received management fees and certain salary and marketing cost reimbursements of $154,927 for the year ended December 31, 2005 and $135,837 for the eight months ended August 31, 2006.

TIAA Real Estate Account  Prospectus  |  163

East Lake Woodlands, Palm Harbor, Florida

INDEPENDENT AUDITORS’ REPORT

To the Management of Teachers Insurance and Annuity Association

          We have audited the accompanying statement of revenues and certain expenses of the property located at East Lake Woodlands, Palm Harbor, Florida (the “Property”), as described in Note 1, for the period August 5, 2005 (commencement of operations) to December 31, 2005. This financial statement is the responsibility of the Property’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

          We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Property’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

          The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with Rule 3-14 of Securities and Exchange Commission Regulation S-X and, as described in Note 1, is not intended to be a complete presentation of the Property’s revenues and expenses.

          In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain expenses of the Property for the period August 5, 2005 (commencement of operations) to December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

October 17, 2006

164  |  Prospectus  TIAA Real Estate Account

East Lake Woodlands, Palm Harbor, Florida

STATEMENTS OF REVENUES AND CERTAIN EXPENSES

	August 5, 2005 to December 31, 2005 (Audited)	Eight Months Ended August 31, 2006 (Unaudited)

REVENUES
Rental income	$613,338	$1,076,616
Recoveries	233,758	429,121
Other income	135	3,524

	847,231	1,509,261

CERTAIN EXPENSES
Operating expenses	133,296	249,001
Management fees	28,100	59,488
Insurance	56,205	63,306
Real estate taxes	123,483	219,437
General and administrative	23,798	31,000

	364,882	622,232

Excess of revenues over certain expenses	$482,349	$887,029

See notes to statements of revenues and certain expenses.

NOTES TO STATEMENTS OF REVENUES AND CERTAIN EXPENSES

1 — Organization and Basis of Presentation

          The Property, located in Palm Harbor, Florida, was acquired on August 5, 2005 and contains approximately 140,000 square feet of commercial space. At August 31, 2006, the Property was 91% leased. The tenant leases contain provisions for additional rent based on increases in operating expenses and real estate taxes over base period amounts.

          The accompanying financial statements are presented in conformity with Rule 3-14 of Securities and Exchange Commission Regulation S-X. Accordingly, the financial statements are not representative of actual operations for the periods presented, as certain expenses, which may not be comparable to the expenses expected to be incurred in the future operations of the Property, have been excluded. Expenses excluded consist of interest, depreciation and amortization and certain other expenses not directly related to the future operations of the Property.

          The statement of revenues and certain expenses for the eight months ended August 31, 2006 is unaudited. However, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for the fair presentation of this statement of revenues and certain expenses for the interim period on the basis described above have been included. The results for such an interim period are not necessarily indicative of the results for the entire year.

TIAA Real Estate Account  Prospectus  |  165

2 — Summary of Significant Accounting Policies

          Use of Estimates

          The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

          Revenue Recognition

          Rental income from leases with scheduled rent increases is recognized on a straight-line basis over the lease term. Recoveries, based on payments for real estate taxes and operating expenses, are estimated and accrued.

3 — Major Tenant

          One tenant leases approximately 32% of the Property’s square footage. Rent from this tenant represented approximately 17% of rental income for the period August 5, 2005 to December 31, 2005 and 15% for the eight months ended August 31, 2006.

4 — Operating Leases

          Space in the Property is rented to tenants under various noncancelable operating leases. Approximate minimum future rents required under leases in effect at December 31, 2005 are as follows:

Year Ending December 31,

2006	$1,396,000
2007	1,289,000
2008	1,116,000
2009	878,000
2010	653,000
Thereafter	1,221,000

$6,553,000

5 — Related Party Transactions

          An affiliate of the owner received management fees and certain salary and marketing cost reimbursements of $38,999 for the period August 5, 2005 to December 31, 2005 and $76,702 for the eight months ended August 31, 2006.

166  |  Prospectus  TIAA Real Estate Account

Kendall Corners, Miami, Florida

INDEPENDENT AUDITORS’ REPORT

To the Management of Teachers Insurance and Annuity Association

          We have audited the accompanying statement of revenues and certain expenses of the property located at Kendall Corners, Miami, Florida (the “Property”), as described in Note 1, for the year ended December 31, 2005. This financial statement is the responsibility of the Property’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

          We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Property’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

          The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with Rule 3-14 of Securities and Exchange Commission Regulation S-X and, as described in Note 1, is not intended to be a complete presentation of the Property’s revenues and expenses.

          In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain expenses of the Property for the year ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

October 17, 2006

TIAA Real Estate Account  Prospectus  |  167

Kendall Corners, Miami, Florida

STATEMENTS OF REVENUES AND CERTAIN EXPENSES

	Year Ended December 31, 2005 (Audited)	Eight Months Ended August 31, 2006 (Unaudited)

REVENUES
Rental income	$1,954,457	$1,397,183
Recoveries	688,584	454,937
Lease cancellation fee	27,678	—
Other income	6,110	8,761

	2,676,829	1,860,881

CERTAIN EXPENSES
Operating expenses	249,015	189,425
Management fees	90,054	69,832
Insurance	65,043	58,475
Real estate taxes	397,220	275,400
General and administrative	27,279	18,701

	828,611	611,833

Excess of revenues over certain expenses	$1,848,218	$1,249,048

See notes to statements of revenues and certain expenses.

NOTES TO STATEMENTS OF REVENUES AND CERTAIN EXPENSES

1 — Organization and Basis of Presentation

          The Property, located in Miami, Florida, contains approximately 97,000 square feet of commercial space. At August 31, 2006, the Property was 100% leased. The tenant leases contain provisions for additional rent based on increases in operating expenses and real estate taxes over base period amounts.

          The accompanying financial statements are presented in conformity with Rule 3-14 of Securities and Exchange Commission Regulation S-X. Accordingly, the financial statements are not representative of actual operations for the periods presented, as certain expenses, which may not be comparable to the expenses expected to be incurred in the future operations of the Property, have been excluded. Expenses excluded consist of interest, depreciation and amortization and certain other expenses not directly related to the future operations of the Property.

          The statement of revenues and certain expenses for the eight months ended August 31, 2006 is unaudited. However, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for the fair presentation of this statement of revenues and certain expenses for the interim period on the basis described above have been included. The results for such an interim period are not necessarily indicative of the results for the entire year.

168  |  Prospectus  TIAA Real Estate Account

2 — Summary of Significant Accounting Policies

          Use of Estimates

          The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

          Revenue Recognition

          Rental income from leases with scheduled rent increases is recognized on a straight-line basis over the lease term. Recoveries, based on payments for real estate taxes and operating expenses, are estimated and accrued.

3 — Major Tenant

          One tenant leases approximately 34% of the Property’s square footage. Rent from this tenant represented approximately 30% of rental income for the year ended December 31, 2005 and the eight months ended August 31, 2006.

4 — Operating Leases

          Space in the Property is rented to tenants under various noncancelable operating leases. Approximate minimum future rents required under leases in effect at December 31, 2005 are as follows:

Year Ending December 31,

2006	$2,103,000
2007	1,884,000
2008	1,778,000
2009	1,595,000
2010	1,401,000
Thereafter	7,850,000

$16,611,000

5 — Related Party Transactions

          An affiliate of the owner received management fees totaling $90,054 for the year ended December 31, 2005 and $69,832 for the eight months ended August 31, 2006.

TIAA Real Estate Account  Prospectus  |  169

International Drive Value Center, Orlando, Florida

INDEPENDENT AUDITORS’ REPORT

To the Management of Teachers Insurance and Annuity Association

          We have audited the accompanying statement of revenues and certain expenses of the property located at International Drive Value Center, Orlando, Florida (the “Property”), as described in Note 1, for the period January 18, 2005 (commencement of operations) to December 31, 2005. This financial statement is the responsibility of the Property’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

          We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Property’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

          The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with Rule 3-14 of Securities and Exchange Commission Regulation S-X and, as described in Note 1, is not intended to be a complete presentation of the Property’s revenues and expenses.

          In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain expenses of the Property for the period January 18, 2005 (commencement of operations) to December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

October 17, 2006

170  |  Prospectus  TIAA Real Estate Account

International Drive Value Center, Orlando, Florida

STATEMENTS OF REVENUES AND CERTAIN EXPENSES

	January 18, 2005 to December 31, 2005 (Audited)	Eight Months Ended August 31, 2006 (Unaudited)

REVENUES
Rental income	$1,757,371	$1,497,443
Recoveries	458,169	391,320
Other income	250	803

	2,215,790	1,889,566

CERTAIN EXPENSES
Operating	211,500	137,787
Management fees	74,495	84,781
Insurance	107,479	77,797
Real estate taxes	319,053	218,400
General and administrative	10,600	57,386

	723,127	576,151

Excess of revenues over certain expenses	$1,492,663	$1,313,415

See notes to statements of revenues and certain expenses.

NOTES TO STATEMENTS OF REVENUES AND CERTAIN EXPENSES

1 — Organization and Basis of Presentation

          The Property, located in Orlando, Florida, was acquired on January 18, 2005 and contains approximately 186,000 square feet of commercial space. At August 31, 2006, the Property was 100% leased. The tenant leases contain provisions for additional rent based on increases in operating expenses and real estate taxes over base period amounts.

          The accompanying financial statements are presented in conformity with Rule 3-14 of Securities and Exchange Commission Regulation S-X. Accordingly, the financial statements are not representative of actual operations for the periods presented, as certain expenses, which may not be comparable to the expenses expected to be incurred in the future operations of the Property, have been excluded. Expenses excluded consist of interest, depreciation and amortization and certain other expenses not directly related to the future operations of the Property.

          The statement of revenues and certain expenses for the eight months ended August 31, 2006 is unaudited. However, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for the fair presentation of this statement of revenues and certain expenses for the interim period on the basis described above have been included. The results for such an interim period are not necessarily indicative of the results for the entire year.

TIAA Real Estate Account  Prospectus  |  171

2 — Summary of Significant Accounting Policies

          Use of Estimates

          The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

          Revenue Recognition

          Rental income from leases with scheduled rent increases is recognized on a straight-line basis over the lease term. Recoveries, based on payments for real estate taxes and operating expenses, are estimated and accrued.

3 — Major Tenants

          Four tenants lease approximately 65% of the Property’s square footage. Rent from these tenants represented approximately 81% of rental income for the period January 18, 2005 to December 31, 2005 and 69% for the eight months ended August 31, 2006.

4 — Operating Leases

          Space in the Property is rented to tenants under various noncancelable operating leases. Approximate minimum future rents required under leases in effect at December 31, 2005 are as follows:

Year Ending December 31,

2006	$2,179,000
2007	2,319,000
2008	2,106,000
2009	1,917,000
2010	1,759,000
Thereafter	902,000

$11,182,000

5 — Related Party Transactions

          An affiliate of the owner received management fees and certain salary and other cost reimbursements of $110,658 for the year ended December 31, 2005 and $116,025 for the eight months ended August 31, 2006.

172  |  Prospectus  TIAA Real Estate Account

The Marketplace at Dr. Phillips, Orlando, Florida

INDEPENDENT AUDITORS’ REPORT

To the Management of Teachers Insurance and Annuity Association

          We have audited the accompanying statement of revenues and certain expenses of the property located at The Marketplace at Dr. Phillips, Orlando, Florida (the “Property”), as described in Note 1, for the year ended December 31, 2005. This financial statement is the responsibility of the Property’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

          We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Property’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

          The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with Rule 3-14 of Securities and Exchange Commission Regulation S-X and, as described in Note 1, is not intended to be a complete presentation of the Property’s revenues and expenses.

          In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain expenses of the Property for the year ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

October 17, 2006

TIAA Real Estate Account  Prospectus  |  173

The Marketplace at Dr. Phillips, Orlando, Florida

STATEMENTS OF REVENUES AND CERTAIN EXPENSES

	Year Ended December 31, 2005 (Audited)	Eight Months Ended August 31, 2006 (Unaudited)

REVENUES
Rental income	$5,266,968	$4,316,033
Recoveries	1,323,065	1,114,479
Lease cancellation fee	8,305	—
Other income	997	844

	6,599,335	5,431,356

CERTAIN EXPENSES
Operating expenses	657,888	466,954
Management fees	281,582	278,779
Insurance	201,500	121,218
Real estate taxes	862,628	605,616
General and administrative expenses	74,943	55,819

	2,078,541	1,528,386

Excess of revenues over certain expenses	$4,520,794	$3,902,970

See notes to statements of revenues and certain expenses.

NOTES TO STATEMENTS OF REVENUES AND CERTAIN EXPENSES

1 — Organization and Basis of Presentation

          The Property, located in Orlando, Florida, contains approximately 328,000 square feet of commercial space. At August 31, 2006, the Property was 99% leased. The tenant leases contain provisions for additional rent based on increases in operating expenses and real estate taxes over base period amounts.

          The accompanying financial statements are presented in conformity with Rule 3-14 of Securities and Exchange Commission Regulation S-X. Accordingly, the financial statements are not representative of actual operations for the periods presented, as certain expenses, which may not be comparable to the expenses expected to be incurred in the future operations of the Property, have been excluded. Expenses excluded consist of interest, depreciation and amortization and certain other expenses not directly related to the future operations of the Property.

          The statement of revenues and certain expenses for the eight months ended August 31, 2006 is unaudited. However, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for the fair presentation of this statement of revenues and certain expenses for the interim period on the basis described above have been included. The results for such an interim period are not necessarily indicative of the results for the entire year.

174  |  Prospectus  TIAA Real Estate Account

2 — Summary of Significant Accounting Policies

          Use of Estimates

          The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

          Revenue Recognition

          Rental income from leases with scheduled rent increases is recognized on a straight-line basis over the lease term. Recoveries, based on payments for real estate taxes and operating expenses, are estimated and accrued.

3 — Major Tenants

          Two tenants lease approximately 31% of the Property’s square footage. Rent from these tenants represented approximately 17% of rental income for the year ended December 31, 2005 and 14% for the eight months ended August 31, 2006.

4 — Operating Leases

          Space in the Property is rented to tenants under various noncancelable operating leases. Approximate minimum future rents required under leases in effect at December 31, 2005 are as follows:

Year Ending December 31,

2006	$5,754,000
2007	5,465,000
2008	5,166,000
2009	4,087,000
2010	3,308,000
Thereafter	7,236,000

$31,016,000

5 — Related Party Transactions

          An affiliate of the owner received management fees and certain salary and other expense reimbursements of $325,878 for the year ended December 31, 2005 and $306,727 for the eight months ended August 31, 2006.

          The affiliate occupies 3,455 square feet of space in the Property and was charged rents of $79,465 for the year ended December 31, 2005 and $59,598 for the eight months ended August 31, 2006.

TIAA Real Estate Account  Prospectus  |  175

Palm Lakes Plaza, Margate, Florida

INDEPENDENT AUDITORS’ REPORT

To the Management of Teachers Insurance and Annuity Association

          We have audited the accompanying statement of revenues and certain expenses of the property located at Palm Lakes Plaza, Margate, Florida (the “Property”), as described in Note 1, for the year ended December 31, 2005. This financial statement is the responsibility of the Property’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

          We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Property’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

          The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with Rule 3-14 of Securities and Exchange Commission Regulation S-X and, as described in Note 1, is not intended to be a complete presentation of the Property’s revenues and expenses.

          In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain expenses of the Property for the year ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

October 17, 2006

176  |  Prospectus  TIAA Real Estate Account

Palm Lakes Plaza, Margate, Florida

STATEMENTS OF REVENUES AND CERTAIN EXPENSES

	Year Ended December 31, 2005 (Audited)	Eight Months Ended August 31, 2006 (Unaudited)

REVENUES
Rental income	$771,477	$872,076
Recoveries	323,125	264,859
Other income	3,115	19,901

	1,097,717	1,156,836

CERTAIN EXPENSES
Operating expenses	329,142	245,242
Management fees	39,793	46,679
Insurance	67,083	56,123
Real estate taxes	191,970	134,379
General and administrative expenses	50,653	25,531

	678,641	507,954

Excess of revenues over certain expenses	$419,076	$648,882

See notes to statements of revenues and certain expenses.

NOTES TO STATEMENTS OF REVENUES AND CERTAIN EXPENSES

1 — Organization and Basis of Presentation

          The Property, located in Margate, Florida, contains approximately 114,000 square feet of commercial space. At August 31, 2006, the Property was 91% leased. The tenant leases contain provisions for additional rent based on increases in operating expenses and real estate taxes over base period amounts.

          The accompanying financial statements are presented in conformity with Rule 3-14 of Securities and Exchange Commission Regulation S-X. Accordingly, the financial statements are not representative of actual operations for the periods presented, as certain expenses, which may not be comparable to the expenses expected to be incurred in the future operations of the Property, have been excluded. Expenses excluded consist of interest, depreciation and amortization and certain other expenses not directly related to the future operations of the Property.

          The statement of revenues and certain expenses for the eight months ended August 31, 2006 is unaudited. However, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for the fair presentation of this statement of revenues and certain expenses for the interim period on the basis described above have been included. The results for such an interim period are not necessarily indicative of the results for the entire year.

TIAA Real Estate Account  Prospectus  |  177

2 — Summary of Significant Accounting Policies

          Use of Estimates

          The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

          Revenue Recognition

          Rental income from leases with scheduled rent increases is recognized on a straight-line basis over the lease term. Recoveries, based on payments for real estate taxes and operating expenses, are estimated and accrued.

3 — Major Tenants

          Three tenants lease approximately 45% of the Property’s square footage. Rent from these tenants represented approximately 43% of rental income for the year ended December 31, 2005 and 25% for the eight months ended August 31, 2006.

4 — Operating Leases

          Space in the Property is rented to tenants under various noncancelable operating leases. Approximate minimum future rents required under leases in effect at December 31, 2005 are as follows:

Year Ending December 31,

2006	$1,346,000
2007	1,457,000
2008	1,475,000
2009	1,452,000
2010	1,199,000
Thereafter	5,404,000

$12,333,000

5 — Related Party Transactions

          An affiliate of the owner received management fees totaling $39,793 for the year ended December 31, 2005 and $46,679 for the eight months ended August 31, 2006.

178  |  Prospectus  TIAA Real Estate Account

South Dade Shopping Center, Miami, Florida

INDEPENDENT AUDITORS’ REPORT

To the Management of Teachers Insurance and Annuity Association

          We have audited the accompanying statement of revenues and certain expenses of the property located at South Dade Shopping Center, Miami, Florida (the “Property”), as described in Note 1, for the year ended December 31, 2005. This financial statement is the responsibility of the Property’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

          We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Property’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

          The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with Rule 3-14 of Securities and Exchange Commission Regulation S-X and, as described in Note 1, is not intended to be a complete presentation of the Property’s revenues and expenses.

          In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain expenses of the Property for the year ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

October 17, 2006

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South Dade Shopping Center, Miami, Florida

STATEMENTS OF REVENUES AND CERTAIN EXPENSES

	Year Ended December 31, 2005 (Audited)	Eight Months Ended August 31, 2006 (Unaudited)

REVENUES
Rental income	$2,004,440	$2,139,392
Recoveries	912,206	570,656
Other income	2,364	623

	2,919,010	2,710,671

CERTAIN EXPENSES
Operating expenses	566,716	417,869
Management fees	139,973	115,103
Insurance	167,598	159,463
Real estate taxes	451,300	401,938
General and administrative expenses	50,483	46,735

	1,376,070	1,141,108

Excess of revenues over certain expenses	$1,542,940	$1,569,563

See notes to statements of revenues and certain expenses.

NOTES TO STATEMENTS OF REVENUES AND CERTAIN EXPENSES

1 — Organization and Basis of Presentation

          The Property, located in Miami, Florida, contains approximately 219,000 square feet of commercial space. At August 31, 2006, the Property was 99% leased. The tenant leases contain provisions for additional rent based on increases in operating expenses and real estate taxes over base period amounts.

          The accompanying financial statements are presented in conformity with Rule 3-14 of Securities and Exchange Commission Regulation S-X. Accordingly, the financial statements are not representative of actual operations for the periods presented, as certain expenses, which may not be comparable to the expenses expected to be incurred in the future operations of the Property, have been excluded. Expenses excluded consist of interest, depreciation and amortization and certain other expenses not directly related to the future operations of the Property.

          The statement of revenues and certain expenses for the eight months ended August 31, 2006 is unaudited. However, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for the fair presentation of this statement of revenues and certain expenses for the interim period on the basis described above have been included. The results for such an interim period are not necessarily indicative of the results for the entire year.

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2 — Summary of Significant Accounting Policies

          Use of Estimates

          The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

          Revenue Recognition

          Rental income from leases with scheduled rent increases is recognized on a straight-line basis over the lease term. Recoveries, based on payments for real estate taxes and operating expenses, are estimated and accrued.

3 — Major Tenants

          Two tenants lease approximately 30% of the Property’s square footage. Rent from these tenants represented approximately 18% of rental income for the year ended December 31, 2005 and 14% for the eight months ended August 31, 2006.

4 — Operating Leases

          Space in the Property is rented to tenants under various noncancelable operating leases. Approximate minimum future rents required under leases in effect at December 31, 2005 are as follows:

Year Ending December 31,

2006	$3,010,000
2007	3,099,000
2008	3,034,000
2009	2,793,000
2010	2,057,000
Thereafter	6,510,000

$20,503,000

5 — Related Party Transactions

          An affiliate of the owner received management fees and certain salary and marketing cost reimbursements of $186,898 for the year ended December 31, 2005 and $161,759 for the eight months ended August 31, 2006.

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The Ellipse at Ballston, Arlington, Virginia

INDEPENDENT AUDITORS’ REPORT

          To the Management of Teachers Insurance and Annuity Association

          We have audited the accompanying statement of revenues and certain expenses of the property located at The Ellipse at Ballston, Arlington, Virginia (the “Property”), as described in Note 1, for the year ended December 31, 2005. This financial statement is the responsibility of the Property’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

          We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Property’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

          The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with Rule 3-14 of Securities and Exchange Commission Regulation S-X and, as described in Note 1, is not intended to be a complete presentation of the Property’s revenues and expenses.

          In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain expenses of the Property for the year ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

October 30, 2006

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The Ellipse at Ballston, Arlington, Virginia

STATEMENTS OF REVENUES AND CERTAIN EXPENSES

	Year Ended December 31, 2005 (Audited)	Nine Months Ended September 30, 2006 (Unaudited)

REVENUES
Rental income	$5,249,995	$4,367,328
Parking garage income	269,243	202,455
Recoveries	243,335	244,189
Other income	3,093	6,763

	5,765,666	4,820,735

CERTAIN EXPENSES
Operating expenses	988,642	758,854
Insurance	56,926	45,348
Real estate taxes	421,335	354,104
General and administrative expenses	298,469	307,075

	1,765,372	1,465,381

Excess of revenues over certain expenses	$4,000,294	$3,355,354

See notes to statements of revenues and certain expenses.

NOTES TO STATEMENTS OF REVENUES AND CERTAIN EXPENSES

1 — Organization and Basis of Presentation

          The Property, located in Arlington, Virginia, contains approximately 197,000 square feet of commercial space. At September 30, 2006, the Property was 97% leased. The tenant leases contain provisions for additional rent based on increases in operating expenses and real estate taxes over base period amounts.

          The accompanying financial statements are presented in conformity with Rule 3-14 of Securities and Exchange Commission Regulation S-X. Accordingly, the financial statements are not representative of actual operations for the periods presented, as certain expenses, which may not be comparable to the expenses expected to be incurred in the future operations of the Property, have been excluded. Expenses excluded consist of interest, depreciation and amortization and certain other expenses not directly related to the future operations of the Property.

          The statement of revenues and certain expenses for the nine months ended September 30, 2006 is unaudited. However, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for the fair presentation of this statement of revenues and certain expenses for the interim period on the basis described above have been included. The results for such an interim period are not necessarily indicative of the results for the entire year.

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2 — Summary of Significant Accounting Policies

          Use of Estimates

          The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

          Revenue Recognition

          Rental income from leases with scheduled rent increases is recognized on a straight-line basis over the lease term. Recoveries, based on payments for real estate taxes and operating expenses, are estimated and accrued.

3 — Major Tenants

          Three tenants currently lease approximately 31% of the Property’s square footage. Rent from these tenants represented approximately 42% of revenues for the year ended December 31, 2005 and 34% for the nine months ended September 30, 2006.

4 — Operating Leases

          Space in the Property is rented to tenants under various noncancelable operating leases. Approximate minimum future rents based on leases in effect at October 30, 2006 are as follows:

Year Ending December 31,

2006	$5,465,000
2007	6,220,000
2008	6,335,000
2009	6,076,000
2010	5,164,000
Thereafter	9,497,000

$38,757,000

5 — Related Party Transaction

          Amounts paid to an affiliated company for management fees were $161,451 and $136,019 for the year ended December 31, 2005 and the nine months ended September 30, 2006, respectively.

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Developers Diversified Realty Corp., Joint Venture Portfolio

INDEPENDENT AUDITORS’ REPORT

To the Management of Teachers Insurance and Annuity Association

          We have audited the accompanying statement of revenues and certain expenses of the Teachers Insurance and Annuity Association/Developers Diversified Realty Corp. Joint Venture Portfolio (the “Portfolio”), as described in Note 1, for the year ended December 31, 2005. This financial statement is the responsibility of the Portfolio’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

          We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Portfolio’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

          The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with Rule 3-14 of Securities and Exchange Commission Regulation S-X and, as described in Note 1, is not intended to be a complete presentation of the Portfolio’s revenues and expenses.

          In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain expenses of the Portfolio for the year ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

December 6, 2006

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Developers Diversified Realty Corp., Joint Venture Portfolio

STATEMENTS OF REVENUES AND CERTAIN EXPENSES

	Year Ended December 31, 2005 (Audited)	Nine Months Ended September 30, 2006 (Unaudited)

REVENUES
Rental income	$201,195,384	$151,177,708
Recoveries	46,774,911	36,116,240
Lease termination fees	387,706	4,775,876
Other income	229,847	452,315

	248,587,848	192,522,139

CERTAIN EXPENSES
Common area maintenance	21,220,085	16,338,417
Operating expenses	4,539,528	4,196,920
Real estate taxes	29,201,010	22,614,759
Management fees	11,065,183	8,415,742
Ground rent	1,330,669	998,002
Insurance	1,902,789	1,472,102
General and administrative	183,442	166,530

	69,442,706	54,202,472

Excess of revenues over certain expenses	$179,145,142	$138,319,667

See notes to statements of revenues and certain expenses.

NOTES TO STATEMENTS OF REVENUES AND CERTAIN EXPENSES

1 — Organizaton and Basis of Presentation

          The Portfolio consists of 67 community retail centers, comprised of 97 individual properties, predominately located in the Southeastern region of the United States. The Portfolio contains approximately 16.7 million square feet of commercial space, and was 97% leased at September 30, 2006. The tenant leases contain provisions for additional rent based on increases in operating expenses and real estate taxes.

          The accompanying financial statements are presented in conformity with Rule 3-14 of Securities and Exchange Commission Regulation S-X. Accordingly, the financial statements are not representative of actual operations for the periods presented, as certain expenses, which may not be comparable to the expenses expected to be incurred in the future operations of the Portfolio, have been excluded. Expenses excluded consist of interest, depreciation and amortization and certain other expenses not directly related to the future operations of the Portfolio.

          The statement of revenues and certain expenses for the nine months ended September 30, 2006 is unaudited. However, in the opinion of management, all

186  |  Prospectus  TIAA Real Estate Account

adjustments (consisting solely of normal recurring adjustments) necessary for the fair presentation of this statement of revenues and certain expenses for the interim period on the basis described above have been included. The results for such an interim period are not necessarily indicative of the results for the entire year.

2 — Summary of Significant Accounting Policies

          Use of Estimates

          The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

          Revenue Recognition

          Rental income from leases with scheduled rent increases is recognized on a straight-line basis over the lease term. Included in rental income for the year ended December 31, 2005 and the nine months ended September 30, 2006 are accruals of $6,441,351 and $3,117,126, respectively, representing the revenue recognized in excess of rents due under the lease agreements. Recoveries, based on payments for real estate taxes and operating expenses, are estimated and accrued.

3 — Operating Leases

          Space in the Portfolio is rented to tenants under various noncancelable operating leases. Approximate minimum future rents required under leases in effect at December 31, 2005 are as follows:

Year Ending December 31,

2006	$191,171,000
2007	189,242,000
2008	169,754,000
2009	158,037,000
2010	144,599,000
Thereafter	676,827,000

$1,529,630,000

4 — Related Party Transactions

          The owner of the properties in the Portfolio also owns the companies which provide property management services. Management fees of $11,065,183 and $8,415,742 were incurred for the year ended December 31, 2005 and the nine months ended September 30, 2006, respectively.

          Metropolitan Construction Services, an affiliate of a stockholder of the properties’ owner, provides construction services, including general contracting services and ongoing repairs and maintenance. Costs of $1,491,974 and $757,799

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were incurred for the year ended December 31, 2005 and the nine months ended September 30, 2006, respectively.

5 — Ground Lease Commitments

          The Portfolio holds ground leases for certain properties. Rent expense is recognized on a straight-line basis over the lease term. The lease terms expire through February 28, 2051. Total rent expense was $1,330,669 and $998,002 for the year ended December 31, 2005 and the nine months ended September 30, 2006, respectively. Included in rent expense are accruals of $685,669 and $514,252 for the year ended December 31, 2005 and the nine months ended September 30, 2006, respectively.

          Minimum future annual payments required under the leases are approximately as follows:

Year Ending December 31,

2006	$645,000
2007	645,000
2008	646,000
2009	647,000
2010	647,000
Thereafter	57,908,000

$61,138,000

188  |  Prospectus  TIAA Real Estate Account

Printemps de L’Homme, 110 Rue de Provence, Paris, France

INDEPENDENT AUDITORS’ REPORT

To the Management of Teachers Insurance and Annuity Association

          We have audited the accompanying statement of revenues and certain expenses of the property known as Printemps de l’Homme, located at 110 Rue de Provence, Paris, France (the “Property”), as described in Note 1, for the year ended December 31, 2005. This financial statement is the responsibility of the Property’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

          We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Property’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

          The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with Rule 3-14 of Securities and Exchange Commission Regulation S-X and, as described in Note 1, is not intended to be a complete presentation of the Property’s revenues and expenses.

          In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain expenses of the Property for the year ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

December 22, 2006

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Printemps de L’Homme, 110 Rue de Provence, Paris, France

STATEMENTS OF REVENUES AND CERTAIN EXPENSES

(In thousands)	Year Ended December 31, 2005 (Audited)	Nine Months Ended September 30, 2006 (Unaudited)

REVENUES
Rental income	$9,126	$7,168
Property tax	253	198
Office tax	33	25
Cleaning tax	8	6

	9,420	7,397

CERTAIN EXPENSES
Property tax	253	198
Management fee	68	36
Office tax	33	25
Cleaning tax	8	6
Building insurance	7	5

	369	270

Excess of revenues over certain expenses	$9,051	$7,127

See notes to statements of revenues and certain expenses.

NOTES TO STATEMENTS OF REVENUES AND CERTAIN EXPENSES

1 — Organizaton and Basis of Presentation

          The Property consists of a building located at 110 Rue de Provence, Paris, France, which contains approximately 142,000 square feet of commercial space. The building is located in the “Grands Magasins” district, which was created at the end of the 19th century. The Property is leased to one tenant under a lease which expires on September 30, 2010, and which contains a provision for annual increases based on the increase in the National Institute for Statistics and Economic Studies (“INSEE”) index for the cost of construction. In addition, the tenant pays all property expenses, including property, office and cleaning taxes, but excluding management fees.

          The accompanying financial statements are presented in conformity with Rule 3-14 of Securities and Exchange Commission Regulation S-X. Accordingly, the financial statements are not representative of actual operations for the periods presented, as certain expenses, which may not be comparable to the expenses expected to be incurred in the future operations of the Property, have been excluded. Expenses excluded consist of interest, depreciation and amortization and certain other expenses not directly related to the future operations of the Property.

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          The accompanying financial statements have been converted from Euros to U.S. dollars using the Federal Reserve Board’s average exchange rates for the year ended December 31, 2005 and the nine months ended September 30, 2006 of 1.2400 and 1.2522, respectively. The conversion rate used for minimum future rents in Note 3 is 1.1842.

          The statement of revenues and certain expenses for the nine months ended September 30, 2006 is unaudited. However, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for the fair presentation of this statement of revenues and certain expenses for the interim period on the basis described above have been included. The results for such an interim period are not necessarily indicative of the results for the entire year.

2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

          Use of Estimates

          The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

          Revenue Recognition

          Rental income from the lease is recognized as earned over the lease term. Service charges for taxes and insurance are billed as incurred or on an estimated basis as set forth in the lease agreement.

3 — OPERATING LEASES

          Space in the Property is rented to the tenant under a noncancelable operating lease. Approximate minimum future rents required as of December 31, 2005 are as follows:

Year Ending December 31,	(Amount in thousands)

2006	$8,959
2007	8,959
2008	8,959
2009	8,959
2010	6,719

$42,555

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501 Boylston Street

INDEPENDENT AUDITORS’ REPORT

To the Stockholders of Teachers Insurance and
Annuity Association of America for the Benefit of the Real Estate Account

          We have audited the accompanying statement of revenues and certain expenses of 501 Boylston Street (the “Property”) for the year ended December 31, 2005. The financial statement is the responsibility of the Property’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

          We conducted our audit in accordance with the auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenue and certain expenses is free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of revenues and certain expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

          The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with Rule 3-14 of Regulation S-X of the Securities and Exchange Commission and is not intended to be a complete presentation of the Property’s revenues and certain expenses.

          In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain expenses of the Property as described in Note 1, for the year ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

Certified Public Accountants

New York, New York
December 28, 2006

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501 Boylston Street

STATEMENT OF REVENUES AND CERTAIN EXPENSES

	Nine Months Ended September 30, 2006 (Unaudited)	Year Ended December 31, 2005

REVENUES:
Office rent	$7,568,822	$9,008,100
Retail rent	2,255,347	979,688
Parking income	1,271,884	1,306,883
Tenant reimbursements	2,256,424	1,293,529
Tenant service charge income	74,239	160,652
Miscellaneous	—	10,648

TOTAL REVENUES	13,426,716	12,759,500

CERTAIN EXPENSES:
Operating expenses	5,755,057	6,286,779
Real estate taxes	1,767,184	2,231,549
General and administrative	387,995	534,664
Management fees	427,101	355,529
Insurance	116,550	131,420

TOTAL CERTAIN EXPENSES	8,453,887	9,539,941

REVENUES IN EXCESS OF CERTAIN EXPENSES	$4,972,829	$3,219,559

The accompanying notes to the statement of revenues and certain expenses are an integral part of this statement.

1 — Summary of Accounting Policies

          (a) Basis of Presentation

          Presented herein is the statement of revenues and certain expenses related to the operation of a commercial condominium building located at 501 Boylston Street (the “Property”) in Boston, Massachusetts.

          Teachers Insurance and Annuity Association of America for the Benefit of the Real Estate Account (“Account”) purchased the Property on December 28, 2006.

          The accompanying financial statement has been prepared in accordance with the applicable rules and regulations of the Securities and Exchange Commission for the acquisition of real estate properties. Accordingly, the financial statement excludes certain expenses that may not be comparable to those expected to be incurred by Account in the proposed future operations of the aforementioned property. Items excluded consist of depreciation and amortization, interest expense and other financing costs, and general and administrative expenses not directly related to the future operations.

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          (b) Use of Estimates

          The preparation of the statement of revenues and certain expenses in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the statement of revenues and certain expenses and accompanying notes. Actual results could differ from those estimates.

          (c) Revenue Recognition

          Minimum rental income is recognized on a straight-line basis over the term of the lease. Tenant reimbursements and service charge income are recognized as the related expenses are incurred or as services are rendered, respectively.

2 — Significant Tenant and Future Minimum Rents Schedule

          During 2005, one tenant accounted for approximately 70% of total revenues.

          Future minimum lease payments to be received as of December 31, 2005 under noncancelable operating leases, after giving effect to leases executed through December 14, 2006, are as follows:

2006	$15,617,000
2007	24,135,000
2008	24,957,000
2009	23,175,000
2010	23,736,000
Thereafter	162,295,000

$273,915,000

          Some of these leases contain renewal options and increases in minimum rent based on increases in certain consumer price indexes or increases in sales over base amounts. The leases also provide for reimbursements of certain utility, real estate and operating expenses (“Tenant Reimbursements”).

3 — Related Party Transactions

          (a) For the year ended December 31, 2005, management fees of approximately $153,000 were paid to an affiliate of the Property owner.

          (b) For the year ended December 31, 2005, rental revenue received from an affiliate of the Property owner was approximately $1,867,000.

4 — Interim Unaudited Financial Information

          The statement of revenues and certain expenses for the nine months ended September 30, 2006 is unaudited; however, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the statement of revenues and certain expenses for the interim period have been included. The results of interim periods are not necessarily indicative of the results to be obtained for a full fiscal year.

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Camelback Center, Phoenix, Arizona

INDEPENDENT AUDITORS’ REPORT

To the Management of Teachers Insurance and Annuity Association

          We have audited the accompanying statement of revenues and certain expenses of Camelback Center – Phoenix, Arizona (the “Property”), as described in Note A, for the year ended December 31, 2005. This financial statement is the responsibility of the Property’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

          We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Property’s internal control over financial reporting. Accordingly we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

          The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with Rule 3-14 of Securities and Exchange Commission Regulation S-X and, as described in Note A, is not intended to be a complete presentation of the Property’s revenues and expenses.

          In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenue and certain expenses of the Property for the year ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America.

Aarons Grant & Habif, LLC
December 28, 2006

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Camelback Center, Phoenix, Arizona

STATEMENT OF REVENUES AND CERTAIN EXPENSES

	For the Year Ended December 31, 2005 (Audited)	For the Eleven Months Ended November 30, 2006 (Unaudited)

REVENUES
Rental income	$2,556,012	$3,367,516
Recoveries	3,323	105,779
Other income	40,905	171,921

Total Revenues	2,600,240	3,645,216

CERTAIN EXPENSES
Utilities	251,587	317,633
Repairs and maintenance	496,282	623,743
Management Fees	164,529	193,022
Real estate taxes	647,707	754,428
Insurance	34,978	37,121

Total certain expenses	1,595,083	1,925,947

Revenues in excess of certain expenses	$1,005,157	$1,719,269

See Independent Auditors’ Report

Note A — Basis of Presentation

          The statement of revenue and certain expenses (the financial statement) for the year ended December 31, 2005 and the eleven months ended November 30, 2006 (unaudited) relate to the operations of Camelback Center (the Property), which will be acquired by Teachers Insurance and Annuity Association (the Company). The Property located in Phoenix, Arizona, contains 231,345 square feet of rentable commercial space.

          The accompanying financial statement is presented in conformity with Rule 3-14 of Securities and Exchange Commission Regulation S-X. Accordingly, the financial statement is not representative of the actual operations for the periods presented, as certain expenses, which may not be comparable to the expenses expected to be incurred in the future operations of the Property, have been excluded. Expenses excluded consist of interest, depreciation and amortization and certain other expenses not directly related to the future operations of the Property.

Note B — Summary of Significant Accounting Policies

          This summary of significant accounting policies of the Property is presented to assist in understanding the Property’s financial statement. The financial statement and notes are representations of the Property’s management who is responsible for their integrity and objectivity. These accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the consolidated financial statements.

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          Use of estimates

          The preparation of financial statements requires management to make estimates and assumptions that affect the reporting and disclosure of revenue and certain expenses during the reporting period to prepare the statement in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

           Revenue recognition

          Revenue from operating leases, which includes scheduled increases over the lease term, is recognized on a straight-line basis.

          Unaudited interim statement

          The statement of revenue and certain expenses for the eleven months ended November 30, 2006 is unaudited. However, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for the fair presentation of this statement of revenues and certain expenses for the interim period on the basis described above have been included. The results for such an interim period are not necessarily indicative of the results for the entire year.

Note C — Future Rent Payments

          Space in the Property is rented to tenants under various noncancelable operating leases. Approximate minimum future rents required under these leases in effect at December 31, 2005 are as follows:

December 31,

2006	$3,012,321
2007	3,699,562
2008	3,465,692
2009	2,850,714
2010	1,512,778
2011 and thereafter	2,275,662

$16,816,729

Note D — Concentrations

          One tenant leases approximately 11% of the Property’s square footage. Income from this tenant represented approximately 18% of total revenue for the year ended December 31, 2005.

Note E — Property Management Fees

          Property management expense has been included in the financial statement for the Property, with the property management fee on the property ranging from 5 – 6% of cash receipts.

TIAA Real Estate Account  Prospectus  |  197

9345 Santa Anita Avenue

INDEPENDENT AUDITORS’ REPORT

To the Stockholders of Teachers Insurance and
Annuity Association of America for the Benefit of the Real Estate Account

          We have audited the accompanying statement of revenues and certain expenses of 9345 Santa Anita Avenue (the “Property”) for the year ended December 31, 2005. The financial statement is the responsibility of the Property’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

          We conducted our audit in accordance with the auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenue and certain expenses is free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of revenues and certain expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

          The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with Rule
3-14 of Regulation S-X of the Securities and Exchange Commission and is not intended to be a complete presentation of the Property’s revenues and certain expenses.

          In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain expenses of the Property as described in Note 1, for the year ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

Certified Public Accountants
New York, New York
September 26, 2006

198  |  Prospectus  TIAA Real Estate Account

9345 Santa Anita Avenue

STATEMENT OF REVENUES AND CERTAIN EXPENSES

	Six Months Ended June 30, 2006 (Unaudited)	Year Ended December 31, 2005

REVENUES:
Base rents	$455,389	$910,778
Tenant reimbursements (insurance)	26,885	52,326

TOTAL REVENUES	482,274	963,104

CERTAIN EXPENSES:
Insurance expense	26,885	52,326

TOTAL CERTAIN EXPENSES	26,885	52,326

REVENUES IN EXCESS OF CERTAIN EXPENSES	$455,389	$910,778

The accompanying notes to the statement of revenues and certain expenses are an integral part of this statement.

1 — Summary of Accounting Policies

          (a) Basis of Presentation

          Presented herein is the statement of revenues and certain expenses related to the operation of an industrial building located at 9345 Santa Anita Ave. (the “Property”) in Rancho Cucamonga, California.

          Teachers Insurance and Annuity Association of America for the Benefit of the Real Estate Account (“Account”) purchased the Property on September 26, 2006.

          The accompanying financial statement has been prepared in accordance with the applicable rules and regulations of the Securities and Exchange Commission for the acquisition of real estate properties. Accordingly, the financial statement excludes certain expenses that may not be comparable to those expected to be incurred by Account in the proposed future operations of the aforementioned property. Items excluded consist of depreciation and amortization, and general and administrative expenses not directly related to the future operations.

          (b) Use of Estimates

          The preparation of the statement of revenues and certain expenses in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the statement of revenues and certain expenses and accompanying notes. Actual results could differ from those estimates.

          (c) Revenue Recognition

          Minimum rental income is recognized on a straight-line basis over the term of the lease. Accordingly, the amount of rent recognized in the accompanying financial statement for the (unaudited) six months ended June 30, 2006 and for

TIAA Real Estate Account  Prospectus  |  199

the year ended December 31, 2005 is $74,069 and $148,138, respectively, less than the amounts required to be paid under the terms of the lease.

2 — Significant Tenant and Future Minimum Rents Schedule

          The entire Property is being leased to one tenant, a distributor, under a noncancelable triple net lease (the “Lease”). Under the terms of the Lease, the lessee will operate, manage and pay substantially all costs associated with operating the Property. Pursuant to the Lease, the landlord has the option of either paying for real estate taxes on the Property and obtaining reimbursement for the same from the tenant, or directing the tenant to make payments for real estate taxes directly to the taxing jurisdiction. Real estate taxes paid directly by the tenant to the taxing jurisdiction for the (unaudited) six months ended June 30, 2006 and for the year ended December 31, 2005 amounted to $69,180 and $137,813, respectively. Such amounts are not included in the accompanying financial statement.

          Future minimum lease payments to be received as of December 31, 2005 under this noncancelable operating lease are as follows:

2006	$1,058,916
2007	1,114,066
2008	1,125,096
2009	750,064

$4,048,142

          The tenant has three options to extend the Lease with each such extension being for a term of five years. The first extended term would commence on the last day of the initial term of the lease.

3 — Interim Unaudited Financial Information

          The statement of revenues and certain expenses for the six months ended June 30, 2006 is unaudited; however, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the statement of revenues and certain expenses for the interim period has been included. The results of interim periods are not necessarily indicative of the results to be obtained for a full fiscal year.

200  |  Prospectus  TIAA Real Estate Account

1900 South Burgundy, Ontario, California

INDEPENDENT AUDITORS’ REPORT

To the Management of Teachers Insurance and Annuity Association

          We have audited the accompanying statement of revenues and certain expenses of 1900 South Burgundy Place, Ontario, California (the “Property”), as described in Note 1, for the year ended December 31, 2005. This financial statement is the responsibility of the Property’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

          We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Property’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

          The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with Rule
3-14 of Securities and Exchange Commission Regulation S-X and, as described in Note 1, is not intended to be a complete presentation of the Property’s revenues and expenses.

          In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain expenses of the Property for the year ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

December 13, 2006

TIAA Real Estate Account  Prospectus  |  201

1900 South Burgundy, Ontario, California

STATEMENTS OF REVENUES AND CERTAIN EXPENSES

	Year Ended December 31, 2005 (Audited)	Nine Months Ended September 30, 2006 (Unaudited)

REVENUES
Rental income	$1,550,326	$1,156,326
Recoveries	287,443	216,084

	1,837,769	1,372,410

CERTAIN EXPENSES
Real estate taxes	254,660	190,127
Management fees	36,000	27,000
Insurance	33,269	32,798
Professional fees	3,363	—
Administrative	938	3,035
Miscellaneous	758	—

	328,988	252,960

Excess of revenues over certain expenses	$1,508,781	$1,119,450

See notes to statements of revenues and certain expenses.

NOTES TO STATEMENTS OF REVENUES AND CERTAIN EXPENSES

1 — Organizaton and Basis of Presentation

          The Property, located in Ontario, California, contains approximately 397,000 square feet of commercial space, and is 100% “triple net leased” to subsidiaries of, and guaranteed by, Test-Rite International Co., Ltd. The lessee is responsible for utilities, taxes, insurance and other operating costs.

          The accompanying financial statements are presented in conformity with Rule 3-14 of Securities and Exchange Commission Regulation S-X. Accordingly, the financial statements are not representative of actual operations for the period presented, as certain expenses, which may not be comparable to the expenses expected to be incurred in the future operations of the Property, have been excluded. Expenses excluded consist of interest, depreciation and amortization and certain other expenses not directly related to the future operations of the Property.

          The statement of revenues and certain expenses for the nine months ended September 30, 2006 is unaudited. However, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for the fair presentation of this statement of revenues and certain expenses for the interim period on the basis described above have been included. The results for such an interim period are not necessarily indicative of the results for the entire year.

202  |  Prospectus  TIAA Real Estate Account

2 — Summary of Significant Accounting Policies

          Use of Estimates

          The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

          Revenue Recognition

          Rental income from the lease is recognized on a straight-line basis over the lease term. Included in rental income for the year ended December 31, 2005 and the nine months ended September 30, 2006 are accruals of $131,400 and $78,700, respectively, representing revenue recognized in excess of rents due under the lease agreement. Recoveries, based on payments for real estate taxes and certain operating expenses, are accrued.

3 — Operating Leases

          Space in the Property is rented to the tenant under a noncancelable operating lease. Approximate minimum future rents required under the lease in effect at December 31, 2005 are as follows:

Year Ending December 31,

2006	$1,437,000
2007	1,464,000
2008	1,547,000
2009	1,547,000
2010	1,636,000
Thereafter	2,916,000

$10,547,000

TIAA Real Estate Account  Prospectus  |  203

Wilshire Rodeo Plaza, Beverly Hills, California

INDEPENDENT AUDITORS’ REPORT

To the Management of Teachers Insurance and Annuity Association

          We have audited the accompanying statement of revenues and certain expenses of the property known as Wilshire Rodeo Plaza, located in Beverly Hills, California (the “Property”), as described in Note 1, for the nine months ended September 30, 2005. This financial statement is the responsibility of the Property’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

          We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Property’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

          The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with Rule
3-14 of Securities and Exchange Commission Regulation S-X and, as described in Note 1, is not intended to be a complete presentation of the Property’s revenues and expenses.

          In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain expenses of the Property for the nine months ended September 30, 2005, in conformity with accounting principles generally accepted in the United States of America.

January 10, 2006

204  |  Prospectus  TIAA Real Estate Account

Wilshire Rodeo Plaza, Beverly Hills, California

STATEMENT OF REVENUES AND CERTAIN EXPENSES

Nine Months Ended September 30, 2005

REVENUES
Rental income	$7,304,909
FASB Statement No. 13 accrual	1,616,500
Recoveries	1,880,033
Parking income	696,860
Storage	466,423
Lease termination fees	750,000
Other income	102,350

12,817,075

CERTAIN EXPENSES
Operating expenses	1,783,092
Management fees	306,779
Insurance	213,280
Real estate taxes	1,281,066
Garage expense	3,529
Other taxes and licenses	82,877

3,670,623

Excess of revenues over certain expenses	$9,146,452

The accompanying notes are an integral part of this financial statement.

1 — Organizaton and Basis of Presentation

          The Property, located in Beverly Hills, California, contains approximately 262,000 square feet square feet comprised of office and retail space. At September 30, 2005, the Property was 100% leased to eleven tenants. The tenant leases contain provisions for additional rent based on increases in operating expenses and real estate taxes over base period amounts.

          The accompanying financial statement is presented in conformity with Rule 3-14 of Securities and Exchange Commission Regulation S-X. Accordingly, the financial statement is not representative of actual operations for the period presented, as certain expenses, which may not be comparable to the expenses expected to be incurred in the future operations of the Property, have been excluded. Expenses excluded consist of interest, depreciation and amortization and certain other expenses not directly related to the future operations of the Property.

TIAA Real Estate Account  Prospectus  |  205

2 — Summary of Significant Accounting Policies

          Use of Estimates

          The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

          Revenue Recognition

          Rental income from leases with scheduled rent increases is recognized on a straight-line basis over the lease term. Recoveries, based on payments for real estate taxes and operating expenses, are estimated and accrued.

3 — Major Tenants

          Four tenants lease approximately 13%, 14%, 27% and 28%, respectively, for an aggregate of 82% of the Property’s total square footage. Rental income derived from these tenants is approximately the same percentages of total rental income.

4 — Operating Leases

          Space in the Property is leased to tenants under various operating leases. Approximate minimum future rents required under leases in effect at December 31, 2005 are as follows:

Year Ending December 31,

2006	$12,283,000
2007	12,504,000
2008	12,676,000
2009	12,887,000
2010	13,438,000
Thereafter	62,828,000

$126,616,000

5 — Related Party Transactions

          The Property is managed by Broadway Real Estate Services, LLC, an affiliate of the owner of the Property. Management fees of approximately $307,000 were incurred for the nine months ended September 30, 2005.

206  |  Prospectus  TIAA Real Estate Account

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

CONDENSED STATUTORY-BASIS FINANCIAL STATEMENTS INFORMATION

          (The following condensed statutory-basis financial statements information has been derived from audited statutory-basis financial statements which are available upon request.)

TIAA CONDENSED STATUTORY-BASIS BALANCE SHEETS
(Dollars in millions, except share data)*

	December 31, 2006 (Unaudited)	December 31, 2005 (Unaudited)

ASSETS
Bonds	$121,775	$121,863
Mortgages	23,756	24,353
Real estate	1,455	1,618
Preferred stocks	4,554	1,295
Common stocks	4,050	3,813
Other long-term investments	7,372	6,700
Cash, cash equivalents and short-term investments	2,464	824
Investment income due and accrued	1,480	1,458
Separate account assets	15,384	11,651
Deferred federal income tax asset	964	963
Other assets	390	395

TOTAL ASSETS	$183,644	$174,933

LIABILITIES, CAPITAL AND CONTINGENCY RESERVES

LIABILITIES
Reserves for life and health insurance, annuities and deposit-type funds	$141,990	$137,038
Liability for deposit-type contracts	428	416
Contract claims	315	295
Dividends due to policyholders	2,229	2,180
Federal income taxes	682	1,215
Asset valuation reserve	3,738	3,049
Interest maintenance reserve	682	796
Separate account liabilities	15,384	11,651
Securities lending collateral	—	3,460
Other liabilities	1,846	1,641

TOTAL LIABILITIES	$167,294	$161,741

Capital (2,500 shares of $1,000 par value common stock issued and outstanding and $550,000 paid-in capital)	3	3
Contingency Reserves:
For investment losses, annuity and insurance mortality, and other risks	16,347	13,189

TOTAL CAPITAL AND CONTINGENCY RESERVES	16,350	13,192

TOTAL LIABILITIES, CAPITAL AND CONTINGENCY RESERVES	$183,644	$174,933

TIAA Real Estate Account  Prospectus  |  207

Teachers Insurance and Annuity Association of America (continued)

CONDENSED STATUTORY-BASIS FINANCIAL STATEMENTS INFORMATION

          (The following condensed statutory-basis financial statements information has been derived from statutory-basis financial statements which are available upon request.)

TIAA CONDENSED STATUTORY-BASIS STATEMENTS OF OPERATIONS
(Dollars in millions)*

	December 31, 2006 (Unaudited)	December 31, 2005 (Unaudited)

REVENUES
Insurance and annuity premiums and other considerations	$11,154	$10,863
Annuity dividend additions	2,089	2,065
Net investment income	10,313	9,985

TOTAL REVENUES	$23,556	$22,913

EXPENSES
Policy and contract benefits	$9,812	$7,962
Dividends to policyholders	3,986	3,860
Increase in policy and contract reserves	4,949	6,243
Operating expenses	581	458
Transfers to separate accounts, net	1,903	2,072
Other, net	71	117

TOTAL EXPENSES	$21,302	$20,712

Income before federal income tax and net realized capital (losses)	2,254	2,201
Federal income tax (benefit) expense	(594)	526
Net realized capital (losses) less capital gains taxes, after transfers to the interest maintanance reserve	608	297

NET INCOME	$3,456	$1,972

208  |  Prospectus  TIAA Real Estate Account

Teachers Insurance and Annuity Association of America (continued)

BASIS OF PRESENTATION:

          The accompanying financial statements have been prepared on the basis of statutory accounting principles prescribed or permitted by the New York State Insurance Department, a comprehensive basis of accounting that differs from accounting principles generally accepted in the United States.

          Valuation of Investments: Short-term investments (debt securities with maturities of one year or less at the time of acquisition) that are not in default are stated at amortized cost using the interest method. Short-term investments in default are stated at the lower of amortized cost or market value. Cash and cash equivalents include cash on hand, amounts due from banks, and short term highly liquid investments with original maturity of three months or less. Bonds not backed by loans and not in default are stated at amortized cost using the interest method. Bonds not backed by loans that are in default are valued at the lower of amortized cost or fair value determined by quoted market prices or an independent pricing service. For other-than-temporary impairments, the cost basis of bonds is written down to fair value, with the resulting change recognized as a realized loss. Loan-backed securities and structured securities not in default, are stated at amortized cost. The prospective approach is used in determining the carrying amount of interest-only securities, securities for which an other-than-temporary impairment has been recognized or securities whose expected future cash flows are lower than the expected cash flows estimated at the time of acquisition. The retrospective approach, which uses actual and expected future cash flows, is applied when determining amount of all other loan-backed and structured securities. Estimated future cash flows and expected repayment periods are used in calculating amortization/accretion of premium/discount for loan-backed and structured securities. Loan-backed and structured securities in default are valued at the lower of amortized cost or undiscounted estimated future cash flows. Unaffiliated common stocks are stated at fair value. Preferred stocks of relatively high quality in NAIC designations 1, 2 and 3 are stated at amortized cost. Lower quality preferred stocks in NAIC designations 4, 5 and 6 are carried at the lower of amortized cost or fair value. Mortgages are stated at amortized cost, net of valuation allowances, except that purchase money mortgages are stated at the lower of amortized cost or ninety percent of appraised value. A mortgage is evaluated for impairment when it is probable that the receipt of contractual payments of principal and interest may not occur when scheduled. If the impairment is considered to be temporary, a valuation reserve is established for the excess of the carrying value of the mortgage over its estimated fair value. Real estate occupied by the Company and real estate held for the production of income is carried at depreciated cost, less encumbrances. Real estate held for sale is carried at the lower of depreciated cost or fair value, less encumbrances and estimated costs to sell. Depreciation is generally computed over a forty-year period. A real estate property may be considered impaired when events or circumstances indicate that the carrying value may not be recoverable. When TIAA determines that an investment in real estate is impaired, a direct write-

TIAA Real Estate Account  Prospectus    |   209

Teachers Insurance and Annuity Association of America (continued)

down is made to reduce the carrying value of the property to its estimated fair value based on an external appraisal, net of encumbrances and a realized loss is recorded. Investments in wholly-owned subsidiaries are stated at the value of their underlying net assets as follows: (1) domestic insurance subsidiaries are stated at the value of their underlying statutory net assets; (2) non-insurance subsidiaries are stated at the value of their underlying audited GAAP equity. Investments in limited partnerships and limited liability companies are carried at the underlying GAAP equity of the respective entity’s audited financial statements. Separate Accounts are established in conformity with insurance laws and are segregated from the Company’s general account and are maintained for the benefit of separate account contract holders and are stated at fair value.

          Reclassifications: These financial statements report asset classes and related income in the same categories as prescribed for the NAIC annual statement. Certain prior year amounts in the financial statements have been reclassified to conform to the 2006 presentation. These reclassifications did not affect the total assets, liabilities, net income or contingency reserves previously reported.

Additional Asset Information:

          (The following condensed statutory-basis financial statements information has been derived from statutory-basis financial statements which are available upon request.)

	December 31, 2006	December 31, 2005

As a percentage of total bond investments:
Below investment grade bonds	5.5%	6.2%
As a percentage of total mortgage investments:
Total mortgage investments in California	22.0%	21.8%
Total mortgage investments in office buildings	33.8%	38.0%
Total mortgage investments in shopping centers	34.8%	32.0%
As a percentage of total real estate investments:
Total real estate investments in Florida	19.0%	19.1%
Total real estate investments in office buildings	60.5%	63.7%

          Derivative Instruments: TIAA has filed a Derivatives Use Plan with the New York State Insurance Department (the “Department”). This plan details TIAA’s derivative policy objectives, strategies, controls, and restrictions. TIAA uses derivative instruments for hedging, income generation, and asset replication purposes. TIAA enters into derivatives directly with counterparties of high credit quality. At December 31, 2006 and 2005, TIAA held derivative contracts with a total notional value of approximately $6,182 and $5,894, respectively.

          Policy and Contract Reserves: Policy and contract reserves are determined in accordance with standard valuation methods approved by the Department and are computed in accordance with standard actuarial formulae. The reserves are based on assumptions for interest, mortality and other risks insured and establish a sufficient provision for all benefits guaranteed under policy and contract provisions. For retained assets, an accumulation account issued from the proceeds of life insurance policies reserves held are equal to the total current account balances of all account holders.

210   |    Prospectus  TIAA Real Estate Account

Teachers Insurance and Annuity Association of America (concluded)

          At December 31, TIAA’s general account annuity reserves had the following characteristics (in millions):

	Amount	2006 Percent	Amount	2005 Percent

Subject to discretionary withdrawal:
At book value without adjustment	25,194	17.8%	24,536	17.9%
At fair value	—	0%	—	0%
Not subject to discretionary withdrawal	116,660	82.2%	112,379	82.1%

Total annuity reserves and deposit liabilities	141,854	100.0%	136,915	100.0%

Reconciliation to total policy & contract reserves shown on the balance sheet:
Reserves on other life policies & contracts	548		527
Reserves on accident & health policies	16		12

Total policy and contract reserves	142,418		137,454

          Federal income taxes: By charter, TIAA is a Stock Life Company that operates on a non-profit basis and was largely exempt from federal income taxation under the Internal Revenue Code until 1998 when federal legislation changed its taxable status.

          TIAA’s 1998 and 1999 tax returns representing the first years for which TIAA’s entries business operations were subject to federal income taxation, have been audited by the Internal Revenue Service (“IRS”). In April 2004, the IRS completed its audit and presented TIAA with a Revenue Agent Report asserting certain adjustments to TIAA’s taxable income that would result in additional tax due of $1.1 billion for the 1998 and 1999 tax years. These adjustments would disallow the deductions for certain intangible assets and would adjust certain of TIAA’s tax-basis annuity reserves.

          TIAA’s management has filed a protest to the IRS’ adjustments and believes that its tax positions are supported by substantial authority. Although the final resolution of the IRS’ asserted adjustments is uncertain, management’s current best estimate of the probable loss from this dispute with the IRS, given the current status of the tax claim, requires TIAA to hold a contingent tax provision of $659 million as of December 31, 2006, which is a reduction from the reserve of $1.2 billion established as of December 31, 2005. This reduction in the reserve resulted in a net benefit of $594 million, which is reflected in TIAA’s 2006 operations.

TIAA Real Estate Account  Prospectus   |   211

APPENDIX A — MANAGEMENT OF TIAA

The Real Estate Account has no officers or directors. The Trustees and principal executive officers of TIAA as of April 20, 2007, their ages, and their principal occupations, are as follows:

TRUSTEES

Name	Age	Principal Occupations During Past 5 Years

Elizabeth E. Bailey	68

John C. Hower Professor of Public Policy and Management, Wharton School, University of Pennsylvania. Director, CSX Corporation and Altria Group, Inc., Chair, National Bureau of Economic Research. Honorary Trustee, the Brookings Institution.

Robert C. Clark	63

Harvard University Distinguished Service Professor and Austin Wakeman Scott Professor of Law, Harvard Law School, Harvard University. Formerly Dean and Royall Professor of Law, Harvard Law School from 1989 to 2003. Director, Collins & Aikman Corporation, Time Warner, Inc. and Omnicom Group.

Edward M. Hundert, M.D.	50

Visiting lecturer in Medical Ethics, Harvard Medical School. President, Case Western Reserve University from 2002 to 2006. Formerly, Dean, 2000-2002, University of Rochester School of Medicine and Dentistry, Professor of Medical Humanities and Psychiatry, 1997-2002. Board Member, Rock and Roll Hall of Fame.

Marjorie Fine Knowles	67	Professor of Law, Georgia State University College of Law.

Donald K. Peterson	57

Former Chairman and Chief Executive Officer, Avaya Inc. from 2002 to 2006. Formerly, Executive Vice President and Chief Financial Officer, Lucent Technologies. Chairman, Board of Trustees, Worcester Polytechnic Institute. Director, Opti-Scrip.

Sidney A. Ribeau	59	President, Bowling Green University. Director, The Andersons, Convergys and Worthington Industries.

Dorothy K. Robinson	56	Vice President and General Counsel, Yale University since 1986. Director, Newark Public Radio Inc., Youth Rights Media and Friends of New Haven Legal Assistance.

David L. Shedlarz	59

Vice Chairman of Pfizer Inc. Executive Vice President of Pfizer Inc. from 1999 to 2005 and Chief Financial Officer from 1995 to 2005. Director, Pitney Bowes Inc. Trustee of the International Accounting Standards Committee Foundation and a member of the J. P. Morgan Chase & Co. National Advisory Board. Director of the Board of Overseers, Leonard N. Stern School of Business, New York University; Chairman of the Board of the Multiple Sclerosis Society of New York and Director of the National Multiple Sclerosis Society; Director of Junior Achievement of New York.

Leonard S. Simon	70

Former Vice Chairman, Charter One Financial, Inc. Formerly, Chairman, President and Chief Executive Officer, RCSB Financial, Inc. and Chairman and Chief Executive Officer, Rochester Community Savings Bank. Director, Landmark Technology Partners, Inc., Integrated Nano-Technologies, LLC and I3T Corporation.

David F. Swensen	53	Chief Investment Officer, Yale University. Trustee, Brookings Institution, Wesleyan University; Member, University of Cambridge Investment Board.

212  |  Prospectus  TIAA Real Estate Account

TRUSTEES

Name	Age	Principal Occupations During Past 5 Years

Ronald L. Thompson	57	Former Chairman and Chief Executive Officer, Midwest Stamping and Manufacturing Company through 2005. Director, Washington University in St. Louis.

Marta Tienda	56

Maurice P. During ‘22 Professor of Demographic Studies, Princeton University. Director, Office of Population Research, Princeton University, 1998-2002. Director, Corporation of Brown University, Sloan Foundation, Jacobs Foundation and RAND Corporation.

Paul R. Tregurtha	71

Chairman and Chief Executive Officer, Mormac Marine Group, Inc. and Moran Transportation Company, Inc.; Vice Chairman, Interlake Steamship Company and Lakes Shipping Company; Formerly, Chairman, Meridian Aggregates, L.P. Director, FPL Group, Inc.

Rosalie J. Wolf	65

Managing Partner, Botanica Capital Partners LLC. Formerly, Senior Advisor and Managing Director, Offit Hall Capital Management LLC and its predecessor company, Laurel Management Company LLC from 2001 to 2003; formerly, Treasurer and Chief Investment Officer, The Rockefeller Foundation. Director, North European Oil Royalty Trust; Chairman, Sanford C. Bernstein Fund, Inc.

OFFICER-TRUSTEES

Name	Age	Principal Occupations During Past 5 Years

Herbert M. Allison, Jr.	63

Chairman, President and Chief Executive Officer, TIAA. President and Chief Executive Officer, CREF. Formerly, President, Chief Operating Officer and Member of the Board of Directors of Merrill Lynch & Co., Inc., 1997-1999 and President and Chief Executive Officer of Alliance for LifeLong Learning, Inc., 2000-2002. Advisory Board, Stanford Business School and Yale School of Management; Chair, Business-Higher Education Forum; Director, The Conference Board; Member, Business Roundtable and Financial Services Roundtable.

OTHER OFFICERS

Name	Age	Principal Occupations During Past 5 Years

Georganne C. Proctor	50	Executive Vice President and Chief Financial Officer, TIAA and CREF.

Scott C. Evans	47	Executive Vice President and Head of Asset Management, TIAA and CREF.

Gary Chinery	57	Vice President and Treasurer, TIAA and CREF.

E. Laverne Jones	58	Vice President and Corporate Secretary, TIAA and CREF.

PORTFOLIO MANAGEMENT TEAM

Name	Age	Principal Occupations During Past 5 Years

Margaret A. Brandwein	60	Managing Director — Portfolio Manager, TIAA Real Estate Account since 2004. From 2001 to 2004, Head of Commercial Mortgages — West Coast for TIAA.

Thomas Garbutt	48	Managing Director — Head of Global Real Estate Equities, TIAA.

Philip J. McAndrews	48

Managing Director — Head of Real Estate Portfolio Management, TIAA since 2005. Between 2003 and 2005, portfolio manager for the Real Estate Account. Between 1997 and 2003, Head of the Real Estate Acquisitions and Joint Ventures group for TIAA.

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APPENDIX B — SPECIAL TERMS

Accumulation: The total value of your accumulation units in the Real Estate Account.

Accumulation Period: The period that begins with your first premium and continues until the entire accumulation has been applied to purchase annuity income, transferred from the Account, or paid to you or a beneficiary.

Accumulation Unit: A share of participation in the Real Estate Account for someone in the accumulation period. The Account’s accumulation unit value changes daily.

Annuity Unit: A measure used to calculate the amount of annuity payments due a participant.

Beneficiary: Any person or institution named to receive benefits if you die during the accumulation period or if you (and your annuity partner, if you have one) die before the guaranteed period of your annuity ends.

Business Day: Any day the New York Stock Exchange (NYSE) is open for trading. A business day ends at 4 p.m. Eastern time, or when trading closes on the NYSE, if earlier.

Calendar Day: Any day of the year. Calendar days end at the same time as business days.

Commuted Value: The present value of annuity payments due under an income option or method of payment not based on life contingencies. Present value is adjusted for investment gains or losses since the annuity unit value was last calculated.

Eligible Institution: A nonprofit institution, including any governmental institution, organized in the United States.

ERISA: The Employee Retirement Income Security Act of 1974, as amended.

General Account: All of TIAA’s assets other than those allocated to the Real Estate Account or to other existing or future TIAA separate accounts.

Income Change Method: The method under which you choose to have your annuity payments revalued. Under the annual income change method, your payments are revalued once each year. Under the monthly income change method, your payments are revalued every month.

Separate Account: An investment account legally separated from the general assets of TIAA, whose income and investment gains and losses are credited to or charged against its own assets, without regard to TIAA’s other income, gains or losses.

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Valuation Day: Any day the NYSE is open for trading, as well as, for certain contracts, the last calendar day of each month. Valuation days end as of the close of all U.S. national exchanges where securities or other investments of the Account are principally traded. Valuation days that aren’t business days will end at 4 p.m. eastern time.

Valuation Period: The time from the end of one valuation day to the end of the next.

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HOW TO REACH US

BY MAIL

Send all notices, forms, requests or payments to this address

TIAA-CREF
P.O. Box 1259
Charlotte, NC 28201

TIAA-CREF WEBSITE

Account performance, personal account information and transactions, product descriptions, and information about investment choices and income options

www.tiaa-cref.org
24 hours a day, 7 days a week

AUTOMATED TELEPHONE SERVICE

Check account performance and accumulation balances, change allocations, transfer funds and verify credited premiums

800 842-2252
24 hours a day, 7 days a week

TELEPHONE COUNSELING CENTER

Retirement saving and planning, income options and payments, and tax reporting

800 842-2776
8 a.m. to 10 p.m. ET, Monday–Friday
9 a.m. to 6 p.m. ET, Saturday

PLANNING AND SERVICE CENTER

TIAA-CREF mutual funds, after-tax annuities and life insurance

800 223-1200
8 a.m. to 10 p.m. ET, Monday–Friday

FOR HEARING- OR SPEECH-IMPAIRED PARTICIPANTS

800 842-2755
8 a.m. to 10 p.m. ET, Monday–Friday
9 a.m. to 6 p.m. ET, Saturday

TIAA-CREF BROKERAGE SERVICES

Self-directed brokerage accounts for investing in stocks, bonds and mutual funds

800 927-3059
8 a.m. to 7 p.m. ET, Monday–Friday

TIAA-CREF TRUST COMPANY, FSB

Asset management, trust administration, estate planning, planned giving and endowment management

888 842-9001
9 a.m. to 6 p.m. ET, Monday–Friday

TIAA-CREF TUITION FINANCING, INC.

Tuition financing programs

888 381-8283
8 a.m. to 10 p.m. ET, Monday–Friday

ADVISOR SERVICES

888 842-0318
8 a.m. to 7:30 p.m. ET, Monday–Friday

©2007 Teachers Insurance and Annuity Association– College Retirement Equities Fund (TIAA-CREF), New York, NY 10017

Printed on recycled paper	A10989 5/07